UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The TJX Companies, Inc.

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770 Cochituate Road

Framingham, Massachusetts 01701

April 27, 2017

Dear Fellow Shareholder:

We cordially invite you to attend our 2017 Annual Meeting on Tuesday, June 6, 2017, at 8:00 a.m. (local time), to be held at the Courtyard Marriott, 342 Speen Street, Natick, Massachusetts 01760.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed pre-paid return envelope.

We hope that you will be able to join us on June 6th.

Sincerely,

Carol Meyrowitz Executive Chairman of the Board	Ernie Herrman Chief Executive Officer and President

Printed on Recycled Paper

The TJX Companies, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 6, 2017

The Annual Meeting of Shareholders of The TJX Companies, Inc. will be held at the Courtyard Marriott, 342 Speen Street, Natick, Massachusetts 01760 on Tuesday, June 6, 2017, at 8:00 a.m. (local time) to vote on:

●	Election of the directors named in this proxy statement

●	Ratification of appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2018

●	Reapproval of material terms of performance goals under the stock incentive plan

●	Reapproval of material terms of performance goals under the cash incentive plans

●	Advisory approval of TJX’s executive compensation (the say-on-pay vote)

●	Advisory approval of the frequency of TJX’s say-on-pay votes

●	Shareholder proposal for inclusion of diversity as a CEO performance measure

●	Shareholder proposal for a review and summary report on executive compensation policies

●	Shareholder proposal for a report on compensation disparities based on race, gender, or ethnicity

●	Shareholder proposal for a report on net-zero greenhouse gas emissions

●	Any other business properly brought before the meeting

Shareholders of record at the close of business on April 10, 2017 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a TJX shareholder at the close of business on April 10, 2017 or hold a valid proxy for the Annual Meeting from such a shareholder. If you are not a shareholder of record but hold shares through a broker, trustee or nominee, you will need to bring proof of your beneficial ownership as of April 10, 2017, such as a brokerage account statement showing your ownership on that date or similar evidence of ownership. All shareholders will need to check in upon arrival and receive attendee badges for security purposes. Please allow additional time for these procedures.

By Order of the Board of Directors

Alicia C. Kelly
Secretary

Framingham, Massachusetts

April 27, 2017

YOUR VOTE IS IMPORTANT.

PLEASE VOTE OVER THE INTERNET, BY TELEPHONE OR BY MAIL.

BRINGING PROPOSALS AND DIRECTOR NOMINATIONS	71

OTHER MATTERS	71

APPENDIX A NOTES AND RECONCILIATIONS

APPENDIX B STOCK INCENTIVE PLAN

APPENDIX C CASH INCENTIVE PLANS (MIP AND LRPIP)

DIRECTIONS TO THE TJX ANNUAL MEETING

THE TJX COMPANIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

JUNE 6, 2017

OVERVIEW

Fiscal 2017

Fiscal 2017 was another strong year for TJX and marked our 40th year operating our off-price business. At the beginning of the year, Ernie Herrman, who had served as President since 2011, became Chief Executive Officer and President, and Carol Meyrowitz, who had been Chief Executive Officer and Chairman of the Board, became Executive Chairman, continuing to serve as an executive officer. Our executives successfully executed our business model, pursuing our growth strategy while managing expenses and reinvesting in the business, leading us to exceed our financial targets under our performance-based incentive programs. During the fiscal year, we also added a new Board member, Jackwyn L. Nemerov, who brings years of experience in retail and in managing large complex operations, as described in more detail in Election of Directors, below.

Select Fiscal 2017 Business Highlights

Financial Results	Shareholder Value Creation	Business/Strategic Accomplishments

●   $33.2 billion net sales

●   Exceeded $20 billion in sales in Marmaxx, our largest division

●   5% increase in comparable store sales, driven by customer traffic, over a 5% increase in fiscal 2016*

●   Total segment profit of $4.3 billion, compared to $4.1 billion in fiscal 2016*

●   5.6% total shareholder return

●   Returned $2.4 billion to shareholders through our share repurchase and dividend programs

●   Increased dividend by 24% during fiscal year

●   $48.0 billion market cap at fiscal year-end

●   Successful CEO leadership transition

●   198 new stores without a store closure

●   Opened 400th store in Canada and 500th T.K. Maxx store in Europe, including 100th store in Germany

●   3,812 total stores at fiscal year end

●   Invested in our infrastructure and growth, including opening two new distribution centers to support our North American businesses

* See Appendix A for definitions of comparable store sales, customer traffic and total segment profit.

Voting Items for 2017 Annual Meeting of Shareholders

The Board of Directors of The TJX Companies, Inc. (TJX or the company), is sending this proxy statement to you as a shareholder of TJX to solicit your proxy for the 2017 Annual Meeting, to be held on June 6, 2017, to vote on the following items:

●	Election of the directors named in this proxy statement (see p. 14)

●	Ratification of appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2018 (see p. 54)

●	Reapproval of material terms of performance goals under the stock incentive plan (see p. 54)

●	Reapproval of material terms of performance goals under the cash incentive plans (see p. 58)

●	Advisory approval of TJX’s executive compensation (the say-on-pay vote) (see p. 60)

●	Advisory approval of the frequency of TJX’s say-on-pay votes (see p. 60)

●	Shareholder proposal for inclusion of diversity as a CEO performance measure (see p. 61)

●	Shareholder proposal for a review and summary report on executive compensation policies (see p. 63)

●	Shareholder proposal for a report on compensation disparities based on race, gender, or ethnicity (see p. 65)

●	Shareholder proposal for a report on net-zero greenhouse gas emissions (see p. 67)

●	Any other business properly brought before the meeting

This proxy statement, the proxy card and the Annual Report to Shareholders for our fiscal year ended January 28, 2017 (fiscal 2017) are being first mailed to shareholders on or about the date of the notice of meeting, April 27, 2017.

Voting your Shares

Shareholders of record at the close of business on April 10, 2017 are entitled to vote at the meeting. Each of the 644,552,972 shares of common stock outstanding on the record date is entitled to one vote. If you are a shareholder of record, to vote your shares you can sign and return the enclosed proxy card by mail or use the procedures described on the proxy card to vote over the Internet or by telephone (using the toll-free telephone number provided). You may also vote in person at the meeting. If you own shares through a bank or broker (referred to as a street name holder), you also have a choice of how to vote your shares. Please see Voting Requirements and Practices on p. 70 for more information.

If you hold shares through one of our retirement plans (the TJX General Savings/Profit Sharing Plan, our U.S. 401(k) plan, or the TJX General Savings/Profit Sharing Plan (P.R.), our Puerto Rico savings plan), you may vote these shares (plan shares) by mail, over the Internet or by telephone by following the instructions provided. Please note that in order to allow sufficient time for the plan shares to be voted by the plan trustee in accordance with your directions, your voting directions for your plan shares must be received no later than 11:59 p.m., Eastern Daylight Time, on Thursday, June 1, 2017. If you do not timely submit voting directions, your plan shares will not be voted.

Changing or Revoking your Proxy

If you are a shareholder of record, you may change or revoke your proxy at any time before it is voted at the Annual Meeting by voting later by Internet or telephone, returning a later-dated proxy card by mail, or delivering a written revocation to the Secretary of TJX at our corporate offices at 770 Cochituate Road, Framingham, Massachusetts 01701. If you are a street name holder, you should refer to the voting instruction card you received with this proxy statement or contact your broker, bank or other holder of record for instructions on how to change or revoke your vote. If you hold plan shares, please refer to the voting instruction card you received with this proxy statement or contact the plan trustee for instructions on how to change or revoke your vote. Please note that your new instructions for the trustee must be received no later than 11:59 p.m., Eastern Daylight Time, on Thursday, June 1, 2017 to allow time for your shares to be voted.

Other Information

Please note below other topics included in this proxy statement that may be of interest. This list does not cover all information included in this proxy statement that you should consider. You should review the entire proxy statement carefully before voting your shares.

●	Board’s Role and Responsibilities (see p. 3)	●	Compensation Discussion and Analysis (see p. 21)

●	Board Service at TJX (see p. 5)	●	Corporate Responsibility and Sustainability (see p. 10)

●	Board Committees and Meetings (see p. 6)	●	Communicating with Our Board (see p. 11)

●	Nominees and Their Qualifications (see p. 14)	●	Voting Requirements and Practices (see p. 70)

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON JUNE 6, 2017: THIS PROXY STATEMENT AND ANNUAL

REPORT AND FORM 10-K FOR FISCAL 2017 ARE AVAILABLE AT

HTTP://WWW.ENVISIONREPORTS.COM/TJX

CORPORATE GOVERNANCE

Integrity has been a core tenet of TJX since our inception. We seek to perform with the highest standards of ethical conduct and in compliance with all laws and regulations that relate to our businesses. We have Corporate Governance Principles, an Associate Global Code of Conduct, a Code of Ethics for TJX Executives, written charters for each of our Board committees, and a Director Code of Business Conduct and Ethics.  The current versions of these documents and other items relating to our governance can be found on our corporate website, www.tjx.com, as described below in Online Availability of Information.

Board’s Role and Responsibilities

Our Board of Directors is responsible for overseeing the business and affairs of the company. The Board has the responsibility to monitor regularly the effectiveness of management’s implementation of strategy, policies, and decisions. The Board and management believe that responsibly considering the interests of our customers, Associates, suppliers, service providers, communities where we operate, and others will enhance the interests of our shareholders. During the year, our Board reviews with management our corporate strategy, including our goals to drive profitable sales and increase market share, and our capital allocation. The Board oversees management succession planning, including the transition that was effective at the beginning of this fiscal year from Carol Meyrowitz to Ernie Herrman as CEO. The Board also has oversight responsibility for our enterprise risk management, discussed below in Board’s Role in Risk Oversight, and considers Board composition and refreshment, discussed below in Board Service at TJX.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to TJX. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to TJX. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular communications with the full Board. In general terms:

●	The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans; any major litigation and other matters that may present material risk to our operations, plans, prospects, or reputation; significant acquisitions and divestitures; and senior management succession planning and receives regular reports from our Chief Risk and Compliance Officer.

●	The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, compliance with orders, and data security and receives regular reports from our Chief Risk and Compliance Officer.

●	The Executive Compensation Committee (ECC) reviews risks related to executive compensation and the design of compensation programs, plans, and arrangements.

●	The Corporate Governance Committee reviews risks related to Board and CEO evaluations and management succession.

●

The Finance Committee reviews risks related to financing plans, investment policies, capital structure and liquidity; foreign currency exchange and commodity hedging policies; and investment performance, asset allocation strategies and funding of our pension and retirement benefit plans.

Board Independence

Independence Determination.  As provided in our Corporate Governance Principles, at least two-thirds of the members of our Board should be independent directors. A board member is considered independent if the Corporate Governance Committee has recommended to the Board that the director is free of any relationship that, in the Corporate Governance Committee’s opinion, would interfere with the exercise of independent judgment as a director and the Board has affirmatively determined that the director has no material relationship with TJX. To assist it in making its independence determination, the Board has adopted categorical independence standards in our Corporate Governance Principles that are based on the independence standards required by the New York

Stock Exchange (NYSE) for its listed companies. As part of the Board’s annual review of director independence, the Board considers the Corporate Governance Committee’s independence assessment and recommendation and reviews any transactions and relationships between each director or any member of his or her immediate family and TJX, in accordance with our Corporate Governance Principles (see Transactions with Related Persons, p. 11). To the extent there were any such relationships or transactions, the Board considers whether they are inconsistent with a determination that the director was independent.

As a result of this review, our Board unanimously determined that 9 directors of our current 11-member Board (82%) are independent: Zein Abdalla, José B. Alvarez, Alan M. Bennett, David T. Ching, Michael F. Hines, Amy B. Lane, Jackwyn L. Nemerov, John F. O’Brien, and Willow B. Shire. Similarly, the Board unanimously determined that William H. Swanson, who served on the Board until June 2016, was independent. None of these directors had any relationship with TJX that implicated our categorical standards of independence. Carol Meyrowitz, as Executive Chairman, and Ernie Herrman, as Chief Executive Officer and President, are executive officers of TJX and are therefore not independent.

Board Leadership Structure. Our Board annually elects a director to serve as Chairman of the Board of Directors. Carol Meyrowitz was elected Chairman of the Board during fiscal 2016 and Executive Chairman at the beginning of fiscal 2017 when Ernie Herrman was elected Chief Executive Officer. Consistent with our Corporate Governance Principles, because our current Chairman is not independent, our independent directors have elected an independent Lead Director, John F. O’Brien.

The Board believes that the separate roles of Chairman, Chief Executive Officer and Lead Director are in the best interests of TJX and its shareholders. Ms. Meyrowitz, as Executive Chairman, has wide-ranging, in-depth knowledge of our business arising from her many years of service to TJX, and as a result has provided, and we believe will continue to provide, effective leadership to the Board and support for management as an active and integral member of the executive team. Mr. O’Brien, as Lead Director, provides independence in TJX’s Board leadership, as provided in the Corporate Governance Principles, through his review and approval of Board meeting agendas, his participation in management business review meetings and his leadership of the independent directors.

Independent Lead Director

The role of Lead Director, includes, among other duties:

●     meeting at least quarterly with our Chief Executive Officer and Executive Chairman, and with other senior officers as necessary;

●     attending regular management business review meetings;

●     scheduling meetings of the independent directors;

●     presiding at meetings of the Board at which the Executive Chairman is not present, including meetings of the independent directors;

●     serving as a liaison between the independent directors and the Executive Chairman and management and approving Board meeting schedules and agendas;

●     attending the meetings of each Board committee; and

●     undertaking other responsibilities designated by the independent directors.

Board Service at TJX

Director Qualifications and Nominations. The Corporate Governance Committee recommends to the Board individuals to be director nominees who, in the opinion of the Corporate Governance Committee, have high personal and professional ethics, integrity, and values; have demonstrated ability and judgment and will be committed to collectively serving the long-term best interests of our shareholders. As described below in Board Expertise and Diversity, the Corporate Governance Committee considers a range of factors when considering individual candidates, including professional experience, personal integrity and potential contributions to the Board as a whole. The Corporate Governance Committee considers each director nominee’s experience, qualifications, attributes and skills in light of our business, including those that are identified in the biographical information contained below under Nominees and Their Qualifications.

The Corporate Governance Committee’s process for identifying and evaluating candidates, including candidates recommended by shareholders, includes actively seeking to identify qualified individuals by various means that may include reviewing lists of possible candidates, such as chief executive officers of public companies or leaders of finance or other industries; considering recommendations from a range of sources, such as the Board of Directors, management or other Associates, shareholders and industry contacts; and engaging a third-party search firm to expand our search and assist in compiling information about possible candidates. Ms. Nemerov was nominated to be a director by our Corporate Governance Committee after being initially recommended by an executive officer and then was elected by the full Board in November 2016.

The Corporate Governance Committee has a policy for shareholder recommendations of candidates for director nominees, which is available on our website. Any shareholder may submit, in writing, one candidate for consideration for each shareholder meeting at which directors are to be elected. Shareholders wishing to recommend a candidate must submit the recommendation by a date not later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to shareholders in connection with the previous year’s Annual Meeting. Recommendations should be sent to the Secretary of TJX, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. As described in the policy, a recommendation must provide specified information about, certifications from and consents and agreements of, the candidate. The Corporate Governance Committee evaluates candidates for the position of director recommended by shareholders in the same manner as candidates from other sources. The Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Board Expertise and Diversity. As a global company with approximately 235,000 Associates at our fiscal year end, we consider diversity among our Associates, customers and vendors to be part of who we are and core to our culture. At the Board level and throughout our organization, we strive to promote the benefits of leveraging differences, inclusion and promoting a talented and diverse workforce. We seek to have a Board that represents diversity as to experience, gender and ethnicity/race and that reflects a range of talents, ages, skills, viewpoints, professional experiences, educational backgrounds, and expertise to provide sound and prudent guidance on our operations, strategy and interests. In evaluating the suitability of individual Board nominees, the Corporate Governance Committee does not have a formal policy with respect to diversity, but takes into account many factors, including general understanding of disciplines relevant to the success of a large, global and complex publicly traded company in today’s business environment; understanding of our business and industry; professional background and leadership experience; experience on the boards of other large publicly traded companies; personal accomplishments; ethics, integrity and values; independence; and geographic, gender, age, ethnic and racial diversity. The Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that the Committee believes can best continue the success of our business and represent shareholder interests through the exercise of sound judgment using its collective diversity of experience. We value the many kinds of diversity reflected in our Board and nominees.

Board Self-Assessment. The Board believes it is important that the Board be composed of highly engaged directors and that the Board’s composition be aligned with the changing needs of the company in current and future business environments. We have a comprehensive review process for regularly evaluating the performance and composition of our Board. Our Corporate Governance Committee oversees the annual performance evaluation of the Board as a whole, our Chairman, our independent Lead Director, each of our committees and their respective chairs, and each of our individual directors. Currently, our process, which we review annually, includes opportunities for individual assessments as well as collective discussion. In addition, each of our independent committees conducts an annual self-assessment.

Majority Voting. Our by-laws provide for the election of directors in an uncontested election by a majority of the shares properly cast at the meeting. Our Corporate Governance Principles require any incumbent nominee for director to provide an irrevocable contingent resignation to the Secretary of TJX at least 14 days in advance of the distribution date for proxy solicitation materials for the shareholder meeting at which such director is expected to be nominated to stand for election. This resignation would be effective only if (a) the director fails to receive the requisite majority vote in an uncontested election and (b) the Board accepts the resignation. Our Corporate Governance Principles provide procedures for the consideration of this kind of resignation by the Board. Within 90 days of the date of the annual meeting of shareholders, the Board, with the recommendation of the Corporate Governance Committee, will act upon such resignation. In making its decision, the Board will consider the best interests of TJX and its shareholders and will take what it deems to be appropriate action, which may include accepting or rejecting the resignation or taking further measures to address those concerns that were the basis for the underlying shareholder vote.

Board Service Policies. Under our Corporate Governance Principles, directors who are CEOs of public companies should not serve on more than two boards of public companies besides their own and no director should serve on more than five boards of public companies, including the TJX Board. Under our Audit Committee Charter, members of the Audit Committee should not serve on more than two audit committees of other companies. When a director’s principal occupation or business association changes during his or her tenure as a director, our Corporate Governance Principles provide that the director is required to tender his or her resignation from the Board, and the Corporate Governance Committee will recommend to the Board any action to be taken with respect to the resignation.

Board Attendance. During fiscal 2017, our Board met six times. The independent directors also met separately at regularly scheduled executive sessions. It is our policy, included in our Corporate Governance Principles, that all directors standing for reelection are expected to attend the annual meeting of shareholders. All directors who stood for reelection at the 2016 Annual Meeting were in attendance.

Board Committees and Meetings

The Board of Directors has five standing committees: Audit, Corporate Governance, Executive, Executive Compensation, and Finance, described in more detail below. All members of the Audit, Corporate Governance, Executive Compensation, and Finance Committees are independent directors. Each of our directors attended at least 75% of all meetings of the Board and committees of which he or she was then a member. While each committee has designated responsibilities, each committee may act on behalf of the entire Board to the extent designated by the respective charter or otherwise by the Board. The committees typically invite other Board members to join their meetings and report on their activities to the entire Board. The table below provides information about membership and meetings of these committees during fiscal 2017:

Name	Audit	Corporate Governance	Executive	Executive Compensation	Finance
Zein Abdalla		+			+
José B. Alvarez	+			+
Alan M. Bennett				*	+
David T. Ching	+	+
Ernie Herrman
Michael F. Hines	*				+
Amy B. Lane	+		+		*
Carol Meyrowitz			*
Jackwyn L. Nemerov(1)				+
John F. O’Brien			+
Willow B. Shire		*		+
William H. Swanson(2)				+
Number of meetings during fiscal 2017	10	4	—	6	5

  * Committee Chairman

     (1) Ms. Nemerov joined the Executive Compensation Committee in November 2016.

     (2) Mr. Swanson served on the Executive Compensation Committee until June 2016.

Audit Committee:  Mr. Hines, Chairman; Mr. Alvarez; Mr. Ching; Ms. Lane

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the company’s financial statements and oversight of the financial reporting process. Each member of the Audit Committee is a non-employee director and meets the independence standards adopted by the Board in compliance with NYSE listing standards. The Audit Committee operates under the terms of a written charter which is reviewed by members of the committee annually. The Audit Committee’s responsibilities include, among other things:

●	reviewing and discussing with management, internal auditors and the independent registered public accounting firm our quarterly and annual financial statements, including the accounting principles and procedures applied in their preparation and any changes in accounting policies;

●	monitoring our system of internal financial controls and accounting practices;

●	overseeing the internal and external audit process, including the scope and implementation of the annual audit;

●	overseeing our compliance and ethics programs;

●	selecting, retaining, negotiating and approving the compensation of, overseeing, and if necessary, replacing the independent registered public accounting firm;

●	establishing and maintaining procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of complaints by employees, regarding accounting, internal accounting controls or auditing matters;

●	pre-approving all work by the independent registered public accounting firm; and

●	reviewing other matters as the Board deems appropriate.

As part of these responsibilities, in addition to assuring the regular rotation of the lead partner of the independent auditor, as required by law, the Audit Committee, including its Chairman, has been involved in the selection of, and reviews and evaluates the performance of, the independent auditor, including the lead audit partner, and further considers whether there should be regular rotation of the audit function among firms.

Executive Compensation Committee:  Mr. Bennett, Chairman; Mr. Alvarez; Ms. Nemerov; Ms. Shire

The Executive Compensation Committee, or the ECC, is responsible for overseeing executive compensation and benefits. Each member of the ECC is a non-employee director and meets the independence standards adopted by the Board and those required by NYSE listing standards. The ECC operates under the terms of a written charter which is reviewed by the members of the committee annually. Pursuant to its charter, the ECC may delegate its authority to a subcommittee or to such other person that the ECC determines is appropriate and is permitted by applicable law, regulations and listing standards. The ECC’s responsibilities include, among other things:

●	reviewing and approving the structure and philosophy of compensation of the Chief Executive Officer, other executive officers, and senior Associates;

●	approving the compensation and benefits, including awards of stock options, bonuses and other awards and incentives, of our executive officers and other Associates in those categories as are from time to time identified by the ECC;

●	determining the compensation of the Chief Executive Officer, including awards of stock options, bonuses and other awards and incentives, based on the evaluation by the Corporate Governance Committee of the performance of the Chief Executive Officer and such other factors as the ECC deems relevant;

●	determining the performance goals and performance criteria under our incentive plans;

●	approving the terms of employment of our executive officers, including employment and other agreements with such officers;

●	reviewing and undertaking other matters that the Board or the ECC deems appropriate, such as the review of our succession plan for the Chief Executive Officer and other executive officers; and

●	overseeing the administration of our incentive plans and other compensatory plans and funding arrangements.

The ECC also reviews our compensation policies and practices for our Associates to determine whether they give rise to risks which are reasonably likely to have a material adverse effect on the company.  See Compensation Program Risk Assessment, below.

Corporate Governance Committee:  Ms. Shire, Chairman; Mr. Abdalla; Mr. Ching

The Corporate Governance Committee is responsible for recommending nominees to serve as members of our Board and for overseeing our corporate governance practices. Each member of the Corporate Governance Committee is a non-employee director and meets the independence standards adopted by the Board in compliance with NYSE listing standards. The Corporate Governance Committee operates under the terms of a written charter which is reviewed by the members of the committee annually. The Corporate Governance Committee’s responsibilities include, among other things:

●	recommending director nominees to the Board;

●	developing, recommending to the Board and reviewing corporate governance principles;

●	in concert with the Board, reviewing our policies with respect to significant issues of corporate social and public responsibility, including political contributions and activities, environmental and sustainability activities and charitable giving;

●	reviewing practices and policies with respect to directors, including retirement policies, the size of the Board and the meeting frequency of the Board;

●	reviewing the functions, duties and composition of the committees of the Board and compensation for Board and committee members;

●	recommending processes for the annual evaluations of the performance of the Board, each individual director, the Chairman, the independent Lead Director and each committee and its chair;

●	establishing performance objectives for the Chief Executive Officer and annually evaluating the performance of the Chief Executive Officer against such objectives; and

●	overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions.

Executive Committee:  Ms. Meyrowitz, Chairman; Ms. Lane; Mr. O’Brien

The Executive Committee meets at such times as it determines to be appropriate and has the authority to act for the Board on specified matters during the intervals between meetings of the Board.

Finance Committee:  Ms. Lane, Chairman; Mr. Abdalla; Mr. Bennett; Mr. Hines

The Finance Committee is responsible for reviewing and making recommendations to the Board relating to our financial activities and condition. The Finance Committee operates under the terms of a written charter which is reviewed by the members of the committee annually. The Finance Committee’s responsibilities include, among other things:

●	reviewing and making recommendations to the Board with respect to our financing plans and strategies; financial condition; capital structure; tax strategies, liabilities and payments; dividends; stock repurchase programs; and insurance programs;

●	approving our cash investment policies, foreign exchange risk management policies, commodity hedging policies, capital investment criteria, and agreements for borrowing by us and our subsidiaries from banks and other financial institutions; and

●	reviewing investment policies as well as the performance and actuarial status of our pension and other retirement benefit plans.

Compensation Program Risk Assessment. As part of our regular enterprise risk assessment process overseen by the Board and described above, we review the risks associated with our compensation plans and arrangements. In fiscal 2017, the ECC reviewed TJX’s Associate compensation policies and practices and determined that they do not give rise to risks that are reasonably likely to have a material adverse effect on TJX. The ECC’s assessment considered what risks could be created or encouraged by our executive and broad-based compensation plans and arrangements worldwide, how those potential risks are monitored, mitigated and managed and whether those potential risks are reasonably likely to have a material adverse effect on TJX.

The assessment was led by our Chief Risk and Compliance Officer, whose responsibilities include leadership of our enterprise risk management process, and included consultation with and input from, among others, executive officers, senior human resources and financial executives, the ECC’s independent compensation consultant, and internal and external legal counsel. The assessment considered, among other things, factors intended to mitigate risk at TJX, including:

● Board and committee oversight, ● the ECC’s use of an independent compensation consultant, ● market checks, ● compensation mix,	● emphasis on objective performance-based pay, ● caps on payouts, ● Associate communications and training, and ● company policies, internal controls and risk management initiatives.

The assessment also considered the balance of potential risks and rewards related to our compensation programs and the role of those programs in implementing our corporate strategy.

Codes of Conduct and Ethics and Other Policies

Global Code of Conduct for Associates. We have a Global Code of Conduct for our Associates that requires our Associates to conduct our business with integrity. Our Global Code of Conduct addresses professional conduct, including employment policies, ethical business dealings, conflicts of interest, confidentiality, intellectual property rights, and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. We have a Code of Conduct helpline to allow Associates to voice their concerns. We also have procedures for Associates to report complaints regarding accounting and auditing matters, which are available on our website, www.tjx.com.

Code of Ethics for TJX Executives and Director Code of Business Conduct and Ethics. We have a Code of Ethics for TJX Executives governing our Executive Chairman, Chief Executive Officer and President, Chief Financial Officer and other senior operating, financial and legal executives. The Code of Ethics for TJX Executives is designed to ensure integrity in our financial reports and public disclosures. We also have a Director Code of Business Conduct and Ethics that is designed to promote honest and ethical conduct; compliance with applicable laws, rules and regulations; and the avoidance of conflicts of interest for our Board members. We intend to disclose any future amendments to, or waivers from, the Code of Ethics for TJX Executives and the Director Code of Business Conduct and Ethics, as required, within four business days of the waiver or amendment through a posting on our website or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.

Stock Ownership Guidelines for Directors. Our Corporate Governance Principles provide that a non-employee director is expected to attain stock ownership with a fair market value equal to at least five times the annual retainer paid to the director within five years of initial election to the Board. New board members are also expected to acquire at least $10,000 of our common stock outright upon joining the Board. As described further on p. 36 in the Compensation Discussion and Analysis section, our executives are also subject to stock ownership guidelines. As of April 10, 2017, all of our directors and executive officers were in compliance with our ownership guidelines.

Corporate Responsibility and Sustainability

For 40 years, TJX has been focused on delivering value through our mix of brand name and high quality fashions. Similarly, we are committed to our corporate responsibility mission of bringing value to the many important stakeholders we serve – our Associates, customers, neighbors, and shareholders. With our long-held principles of integrity, ethics and fairness central to our efforts, we recognize that it is important that we operate as a responsible corporate citizen. We remain focused on continuously improving our programs and making a positive, sustainable impact on the world in which we live and conduct our business.

We categorize our global corporate responsibility efforts under four pillars:

●	Our Workplace, which reflects our commitment to our Associates worldwide, including fostering a diverse and inclusive work environment and creating opportunities through training and development.

●	Our Communities, which focuses on support through charitable giving, volunteering, establishing partnerships, and leveraging our vast store network to raise funds for organizations important to our community-giving mission to help vulnerable families and children access the resources and opportunities they need to build a better future.

●	Environmental Sustainability, which demonstrates our progress in reducing our impacts on the environment, including greenhouse gas emissions resulting from our business operations. We remain focused on managing our carbon footprint and driving towards the achievement of our emissions reduction target through initiatives like energy efficiency and supporting renewable energy.

●	Responsible Business, which reflects our approach to managing our business and to running our business responsibly, ensuring strong corporate governance and compliance, and treating people with dignity and respect through our global social compliance program.

To learn more about our efforts, please visit our Responsibility website at www.tjx.com/responsibility.

Online Availability of Information

Our Corporate Governance Principles, Global Code of Conduct, Code of Ethics for TJX Executives, Director Code of Business Conduct and Ethics, and charters for our Audit, Corporate Governance, Executive, Executive Compensation and Finance Committees are available on our website, www.tjx.com, in the Responsibility: Responsible Business: Governance section. Information appearing on www.tjx.com is not a part of, and is not incorporated by reference in, this proxy statement.

Communicating with Our Board

We are interested in hearing from our shareholders. Security holders and other interested parties may communicate directly with our Board, the non-management directors or the independent directors as a group, the Lead Director or any other specified individual director or directors. Address your correspondence to the individual or group you would like to reach and send it to us, c/o Office of the Secretary/ Legal Department:

The TJX Companies, Inc.

770 Cochituate Road,

Framingham, Massachusetts 01701

The Secretary will forward these communications to the relevant group or individual at or prior to the next Board meeting. Shareholders and others can communicate complaints regarding accounting, internal accounting controls or auditing matters by writing to the Audit Committee, c/o Corporate Internal Audit Director, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701.

Transactions with Related Persons

Under its charter, the Corporate Governance Committee is responsible for reviewing and approving or ratifying any transaction in which, in addition to TJX, any of our directors, director nominees, executive officers (or their immediate family members) or any greater than 5% shareholders (or their immediate family members) is a participant and has a direct or indirect material interest, as provided under SEC rules. In the course of reviewing potential related person transactions, the Corporate Governance Committee considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for TJX entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Corporate Governance Committee may deem relevant. Our General Counsel’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Corporate Governance Committee. During fiscal 2017, Barbara House, sister-in-law of Mr. Sherr, was employed by TJX. She received compensation from us for fiscal 2017 and the beginning of fiscal 2018 totaling approximately $282,314, consistent with other Associates at her level and responsibility. She also participated in company benefit plans generally available to similarly situated Associates. As described below in Beneficial Ownership, The Vanguard Group reported that it was the beneficial owner of more than 5% of TJX’s outstanding common stock. TJX expects to pay The Vanguard Group, Inc. and its affiliates approximately $1,747,319 for services primarily provided during fiscal 2017 and the first quarter of fiscal 2018 in connection with TJX’s retirement savings plans (including recordkeeping, trustee and related services). Our Corporate Governance Committee discussed and approved or ratified these transactions, consistent with our review process described above.

Audit Committee Report

The Audit Committee operates in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of TJX’s accounting, auditing and financial reporting practices. The Audit Committee is composed solely of members who are independent, as defined by the NYSE and TJX’s Corporate Governance Principles. Further, the Board has determined that two of our members (Mr. Hines and Ms. Lane) are audit committee financial experts as defined by the rules of the SEC.

We met 10 times during fiscal 2017, including 4 meetings held with TJX’s Chief Financial Officer, Corporate Controller, Corporate Internal Audit and PricewaterhouseCoopers LLP, or PwC, TJX’s independent registered public accounting firm, prior to the public release of TJX’s quarterly and annual earnings announcements in order to discuss the financial information contained in the announcements. Management has the responsibility for the preparation of TJX’s financial statements, and PwC has the responsibility for the audit of those statements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We reviewed and discussed the audited financial statements of TJX as of and for fiscal 2017 with management and PwC. We received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communications with the audit committee concerning independence and the potential effects of any disclosed relationships on PwC’s independence and discussed with PwC its independence. We discussed with management, the internal auditors, and PwC TJX’s internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting and the internal audit function’s organization, responsibilities, budget, and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope and identification of audit risks.

We reviewed and discussed with PwC communications required by the Standards of the PCAOB (United States), as described in PCAOB Auditing Standard 1301, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of PwC’s examination of TJX’s financial statements. We also discussed the results of the internal audit examinations with and without management present.

Based on these reviews and discussions with management and PwC, we recommended to the Board that TJX’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2017 for filing with the SEC. We also have selected PwC as the independent registered public accounting firm for fiscal 2018, subject to ratification by TJX’s shareholders.

Audit Committee

Michael F. Hines, Chairman
José B. Alvarez
David T. Ching
Amy B. Lane

Auditor Fees

The aggregate fees that TJX was billed for professional services rendered by PwC for fiscal 2017 and fiscal 2016 were:

In thousands	2017	2016
Audit	$8,262	$7,810
Audit Related	790	781
Tax	840	1,155
All Other	55	206
Total	$9,947	$9,952

●	Audit fees were for professional services rendered for the audits of TJX’s consolidated financial statements including financial statement schedules and statutory and subsidiary audits, review of documents filed with the SEC, review of and opinions on the effectiveness of internal control over financial reporting, and, in fiscal 2017, providing a comfort letter in connection with TJX’s issuance of notes.

●	Audit related fees were for consultations concerning financial accounting and reporting standards and employee benefit plan and medical claims audits and, in fiscal 2016, due diligence assistance.

●	Tax fees were for services related to tax compliance, planning and advice, including assistance with tax audits and appeals, tax services for employee benefit plans, transfer pricing and requests for rulings and technical advice from tax authorities.

●	All other fees were for services related to our environmental sustainability program and, in fiscal 2016, for services related to foreign exchange, our conflict minerals program and for training for our internal audit department.

The Audit Committee is responsible for the audit fee negotiations associated with the company’s retention of PwC. The Audit Committee of the Board pre-approves all audit services and all permitted non-audit services by PwC, including engagement fees and terms. The Audit Committee has delegated the authority to take such action between meetings to the Audit Committee chairman, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit TJX from engaging PwC to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to audit, broker-dealer, investment adviser, or investment banking services, or human resource consulting. In addition, the Audit Committee evaluates whether TJX’s use of PwC for permitted non-audit services is compatible with maintaining PwC’s independence. The Audit Committee concluded that PwC’s provision of non-audit services, which were approved in advance, was compatible with their independence.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees and Their Qualifications

We seek nominees who have established strong professional reputations and experience in the retail and consumer industries and with experience in substantive areas that are important to our business, such as international operations and growth; marketing and brand management; sales, buying and distribution; accounting, finance and capital structure; strategic planning and leadership of complex organizations; succession planning, human resources and talent development practices; risk oversight; and strategy, growth and innovation. Please see Board Service at TJX for additional information.

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2018 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Our nominees have held senior executive positions in large, complex organizations or in businesses related to substantive areas important to our business, and in these positions have gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience working with or serving on boards of directors and board committees of public companies, and each of our nominees has an understanding of corporate governance practices and trends. Each of our nominees also has prior service on our Board, which has provided them with exposure to both our business and the industry in which we compete. Other than Jackwyn L. Nemerov, who was elected by the Board in November 2016, all of our nominees were elected to the Board by our shareholders.

We believe that all our nominees possess the professional and personal qualifications necessary for board service. In addition to the attributes noted above, we have highlighted qualifications for each director in the individual biographies below.

Your Board of Directors unanimously recommends that you vote FOR the election of each of the nominees.

Zein Abdalla, 58

Director since 2012

Mr. Abdalla was the President of PepsiCo, Inc., a leading global food, snack and beverage company, from September 2012 through his retirement in December 2014, prior to which he served as CEO of PepsiCo Europe, a division of PepsiCo, starting in November 2009 and as President, PepsiCo Europe Region starting in January 2006. Mr. Abdalla previously held a variety of senior positions at PepsiCo since he joined that company in 1995, including as General Manager of PepsiCo’s European Beverage Business, General Manager of Tropicana Europe and Franchise Vice President for Pakistan and the Gulf region.

Mr. Abdalla is also a director of Cognizant Technology Solutions Corporation.

Mr. Abdalla’s executive experience with a large global company has given him expertise in corporate management, including in emerging markets, operations, brand management, distribution, and global strategy.

José B. Alvarez, 54

Director since 2007

Mr. Alvarez has been a member of the faculty of the Harvard Business School since 2009. From August 2008 through December 2008, Mr. Alvarez was the Global Executive Vice President for Business Development for Ahold, a global supermarket retail company. From 2001 to August 2008, he held various executive positions with Stop & Shop/Giant-Landover, Ahold’s U.S. subsidiary, including President and Chief Executive Officer of Stop & Shop/Giant-Landover from 2006 to 2008 and Executive Vice President, Supply Chain and Logistics from 2004 to 2006. Previously, he served in executive positions at Shaw’s Supermarkets, Inc. and began his career at the Jewel Food Stores subsidiary of American Stores Company in 1990.

Mr. Alvarez is also a director of United Rentals, Inc. and served on the board of Church & Dwight Co., Inc. from 2011 until 2013.

Mr. Alvarez’s long career in retail has given him broad experience in large retail chain management, including store management, supply chain, logistics, distribution, and strategy.

Alan M. Bennett, 66

Director since 2007

Mr. Bennett served as the President and Chief Executive Officer of H&R Block, Inc., a tax services provider, from July 2010 until his retirement in May 2011 and was previously Interim Chief Executive Officer from November 2007 through August 2008. He was Senior Vice President and Chief Financial Officer and a Member of the Office of the Chairman of Aetna Inc., a diversified healthcare benefits company, from 2001 to 2007, and previously held other senior financial management positions at Aetna after joining in 1995. Mr. Bennett held various senior management roles in finance and sales/marketing at Pirelli Armstrong Tire Corporation, formerly Armstrong Rubber Company, from 1981 to 1995 and began his career with Ernst & Ernst (now Ernst & Young LLP).

Mr. Bennett is also a director of Halliburton Company and Fluor Corporation.

Mr. Bennett’s senior leadership roles in two significant financial businesses provide him with executive experience in managing very large businesses and change management as well as financial expertise including financial management, taxes, accounting, controls, finance, and financial reporting.

David T. Ching, 64

Director since 2007

Mr. Ching was Senior Vice President and Chief Information Officer for Safeway Inc., a food and drug retailer, from 1994 to January 2013 and has consulted through DTC Associates LLC, focusing on management consulting and technology services, since 2013. Previously, Mr. Ching was the General Manager for British American Consulting Group, a software and consulting firm focusing on the distribution and retail industry. He also worked for Lucky Stores Inc., a subsidiary of American Stores Company from 1979 to 1993, including serving as the Senior Vice President of Information Systems.

Mr. Ching’s strong technological experience and related management positions in the retail industry provide him expertise including in information systems, information security and controls, technology implementation and operation, reporting, and distribution in the retail industry.

Ernie Herrman, 56

Director since 2015

Mr. Herrman has been Chief Executive Officer of TJX since January 2016, a director since October 2015, and President since January 2011. He served as Senior Executive Vice President, Group President from August 2008 to January 2011, with responsibilities for The Marmaxx Group (Marmaxx), HomeGoods and TJX Canada; President of Marmaxx from 2005 to 2008 and Senior Executive Vice President, Chief Operating Officer of Marmaxx from 2004 to 2005. From 1989 to 2004, he held various merchandising positions with TJX.

As Chief Executive Officer and President of TJX, and through the many other positions Mr. Herrman has held with the company, Mr. Herrman has a deep understanding of TJX and broad experience in all aspects of off-price retail, including merchandising, management, leadership development, strategy, international operations, marketing, real estate, buying, and distribution.

Michael F. Hines, 61

Director since 2007

Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to March 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP.

Mr. Hines is also a director of GNC Holdings, Inc., where he serves as Non-Executive Chairman, and Dunkin’ Brands Group, Inc.

Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry including accounting, controls, financial reporting, tax, finance, risk management, and financial management.

Amy B. Lane, 64

Director since 2005

Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., where she founded and led the retail industry investment banking unit.

Ms. Lane is also a director of GNC Holdings, Inc., NextEra Energy, Inc. and a member of the board of trustees of Urban Edge Properties.

Ms. Lane’s experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions and divestitures in that industry as well as management, leadership and strategy.

Carol Meyrowitz, 63

Director since 2006

Ms. Meyrowitz has been Executive Chairman of the Board since January 2016. She served as Chairman of the Board from June 2015 to January 2016, as Chief Executive Officer of TJX from January 2007 to January 2016 and a director since September 2006. In previous roles, Ms. Meyrowitz served as President of TJX from October 2005 to January 2011, Senior Executive Vice President of TJX from 2004 until January 2005, Executive Vice President of TJX from 2001 to 2004 and President of Marmaxx from 2001 to January 2005. From January 2005 until October 2005, she was employed in an advisory role for TJX and consulted for Berkshire Partners LLC, a private equity firm. From 1983 to 2001, Ms. Meyrowitz held various senior management and merchandising positions with Marmaxx and with Chadwick’s of Boston and Hit or Miss, former divisions of TJX.

Ms. Meyrowitz is also a director of Staples, Inc. and was a director of Amscan Holdings, Inc. from 2005 to 2012.

As Executive Chairman of the Board of TJX, and through the many other positions Ms. Meyrowitz has held with TJX, Ms. Meyrowitz has a deep understanding of TJX and broad experience in all aspects of off-price retail, including innovation, strategy, buying, distribution, merchandising, marketing, real estate, finance and accounting, and international operations.

Jackwyn L. Nemerov, 65

Director since November 2016

Ms. Nemerov was the President and Chief Operating Officer of Ralph Lauren Corporation, a global leader in premium lifestyle products, from November 2013 until November 2015. She served as Executive Vice President of Ralph Lauren Corporation from September 2004 until October 2013 and was a member of Ralph Lauren Corporation’s board of directors from 2007 until September 2015. Prior to her tenure there, she held multiple positions in the retail industry, including President and Chief Operating Officer of the Jones Apparel Group from 1998 to 2002.

Ms. Nemerov’s extensive retail, brand management and operations experience, as well as her related management positions in the apparel and retail industry, provide her with valuable expertise in supply chain management, manufacturing, merchandising, and licensing in the retail industry.

John F. O’Brien, 74

Director since 1996

Mr. O’Brien is the retired Chief Executive Officer and President of Allmerica Financial Corporation (now The Hanover Insurance Group, Inc.), an insurance and diversified financial services company, holding those positions from 1995 to 2002. Mr. O’Brien previously held executive positions at Fidelity Investments, an asset management firm, including Group Managing Director of FMR Corporation, Chairman of Institutional Services Company and Chairman of Brokerage Services, Inc. Mr. O’Brien serves as our Lead Director.

Mr. O’Brien is also Non-Executive Chairman and a director of Cabot Corporation, a director of LKQ Corporation and a director of a family of 95 registered mutual funds managed by BlackRock, Inc., an investment management advisory firm.

Mr. O’Brien has substantial executive experience with two financial services businesses, giving him expertise including general management and oversight with respect to strategy, financial planning, insurance, operations, finance and capital structure.

Willow B. Shire, 69

Director since 1995

Ms. Shire was an executive consultant with Orchard Consulting Group from 1994 to January 2015, specializing in leadership development and strategic problem solving. Previously, she was Chairperson for the Computer Systems Public Policy Project within the National Academy of Science. She also held various positions at Digital Equipment Corporation, a computer hardware manufacturer, for 18 years, including Vice President and Officer, Health Industries Business Unit.

Through her consulting experience and prior business experience, Ms. Shire brings expertise in leadership development, talent assessment, change management, human resources and development practices, cultural assessment, and strategic problem solving.

BENEFICIAL OWNERSHIP

The following table shows, as of April 10, 2017, the number of shares of our common stock beneficially owned by each director/ director nominee and executive officer named in the Summary Compensation Table and all directors and executive officers as a group:

Name	Number of Shares
Zein Abdalla	18,669
José B. Alvarez	41,228
Alan M. Bennett	46,999
David T. Ching	42,235
Scott Goldenberg	81,600
Ernie Herrman	401,313
Michael F. Hines	55,294
Amy B. Lane	53,871
Michael MacMillan	46,574
Carol Meyrowitz	362,438
Jackwyn L. Nemerov	1,260
John F. O’Brien	115,923
Richard Sherr	87,584
Willow B. Shire	75,888
All Directors and Executive Officers as a Group (15 Persons)	1,506,880

The total number of shares beneficially owned by each individual and by the group above constitutes, in each case, less than 1% of the outstanding shares of TJX. The amounts above reflect sole voting and investment power.

The shares listed in the table above include:

●	Vested deferred shares (including estimated deferred shares for accumulated dividends) held by the following directors: Mr. Abdalla 7,321; Mr. Alvarez 39,462; Mr. Bennett 41,933; Mr. Ching 26,597; Mr. Hines 44,228; Ms. Lane 36,339; Ms. Nemerov 530; Mr. O’Brien 54,727; Ms. Shire 57,680; and all directors and executive officers as a group 308,817.

●	1,066 deferred shares (including estimated deferred shares for accumulated dividends) that are scheduled to vest within 60 days of April 10, 2017 held by each of Mr. Abdalla, Mr. Alvarez, Mr. Bennett, Mr. Ching, Mr. Hines, Ms. Lane, Mr. O’Brien, and Ms. Shire; 530 scheduled for Ms. Nemerov; and 9,058 held by all directors and executive officers as a group.

●	Shares of common stock that the following persons had the right to acquire on April 10, 2017 or within 60 days thereafter through the exercise of options: Mr. Goldenberg 21,029; Mr. Herrman 141,313; Mr. MacMillan 6,574; Ms. Meyrowitz 122,860; Mr. Sherr 7,584; and all directors and executive officers as a group 335,493.

●	Performance-based restricted shares that were subject to forfeiture restrictions as of April 10, 2017: Mr. Goldenberg 60,000; Mr. Herrman 260,000; Ms. Meyrowitz 70,185; Mr. Sherr 80,000; and all directors and executive officers as a group 500,185.

●	40,000 performance-based deferred shares scheduled to vest within 60 days of April 10, 2017 held by Mr. MacMillan.

Shares listed do not include unvested performance-based deferred stock awards or restricted stock unit awards not scheduled to vest within 60 days of April 10, 2017.

The following table shows, as of April 10, 2017, each person known by us to be the beneficial owner of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class Outstanding
The Vanguard Group(1) 100 Vanguard Boulevard Malvern, PA 19355	44,771,769	6.9%
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	41,611,827	6.4%
FMR LLC(3) 245 Summer Street Boston, MA 02210	40,569,876	6.2%

(1)	Amounts based on ownership of The Vanguard Group at December 31, 2016 as indicated in its Schedule 13G/A filed with the SEC on February 10, 2017, which reflected sole voting power with respect to 1,025,680 of the shares, shared voting power with respect to 142,666 of the shares, sole dispositive power with respect to 43,616,519 of the shares and shared dispositive power over 1,155,250 of the shares.

(2)	Amounts based on ownership of BlackRock, Inc. and certain subsidiaries at December 31, 2016 as indicated in its Schedule 13G/A filed with the SEC on January 27, 2017, which reflected sole voting power with respect to 33,766,446 of the shares and sole dispositive power with respect to 41,611,827 shares.

(3)	Amounts based on ownership of FMR LLC at December 31, 2016 as indicated in its Schedule 13G/A filed by FMR LLC and Abigail P. Johnson with the SEC on February 14, 2017, which reflected that FMR LLC had sole voting power with respect to 3,933,000 of the shares and FMR LLC and Ms. Johnson had sole dispositive power with respect to 40,569,876 of the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires our directors and executive officers to file reports of holdings and transactions in our common stock with the SEC and the NYSE. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports for fiscal 2017 were timely filed.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

TJX is the leading off-price apparel and home fashions retailer in the United States and worldwide. In our 40-year history, we have grown to operate more than 3,800 stores in nine countries across three continents: T.J. Maxx, Marshalls, HomeGoods and Sierra Trading Post, as well as tjmaxx.com and sierratradingpost.com, in the United States; Winners, HomeSense, and Marshalls in Canada; T.K. Maxx in the United Kingdom, Ireland, Germany, Poland, Austria, and the Netherlands, as well as HomeSense and tkmaxx.com in the U.K.; and Trade Secret in Australia. We have approximately 235,000 Associates globally and work with a universe of more than 18,000 vendors to bring an exciting and eclectic merchandise mix at great value to consumers. To support our global growth and deliver value to more consumers around the world, we are making strategic investments in our business.

We believe a key component of our continued success is developing and retaining talent that can execute the fundamentals of our off-price business model throughout our complex global operations and drive our long-term strategy. To support this strategy, our overall compensation philosophy is to establish a balanced program to attract and retain top talent; motivate executives to achieve our business objectives; reward performance; emphasize variable, performance-based compensation; support succession planning and effective leadership transitions; and maintain pay practices that align the interests of our Associates and shareholders.

During fiscal 2017, our executives successfully executed our business model, pursuing our growth strategy while managing expenses and reinvesting in the business, leading us to exceed our financial targets under our performance-based incentive programs.

Select Fiscal 2017 Business Highlights

Financial Results	Shareholder Value Creation	Business/Strategic Accomplishments

●   $33.2 billion net sales

●   Exceeded $20 billion in sales in Marmaxx, our largest division

●   5% increase in comparable store sales, driven by customer traffic, over a 5% increase in fiscal 2016*

●   Total segment profit of $4.3 billion, compared to $4.1 billion in fiscal 2016*

●   5.6% total shareholder return

●   Returned $2.4 billion to shareholders through our share repurchase and dividend programs

●   Increased dividend by 24% during fiscal year

●   $48.0 billion market cap at fiscal year-end

●   Successful CEO leadership transition

●   198 new stores without a store closure

●   Opened 400th store in Canada and 500th T.K. Maxx store in Europe, including 100th store in Germany

●   3,812 total stores at fiscal year end

●   Invested in our infrastructure and growth, including opening two new distribution centers to support our North American businesses

* See Appendix A for definitions of comparable store sales, customer traffic and total segment profit.

Performance Overview

In fiscal 2017, we continued to grow our sales and add stores to our global base, without closing a store, extending our long track record of steady growth despite a challenging retail environment. Over the past several years we have shown increased strength in annual sales and annual store growth relative to our fiscal 2017 proxy peer group (detailed below).

Annual Sales Growth[1]	Annual Store Growth[2]

Our long-term total shareholder return and EPS growth rates continued to be strong, relative to our fiscal 2017 proxy peer group. Our five-year EPS growth rate was 12%, compared to 9% for our fiscal 2017 peer group (12% adjusted EPS growth rate for TJX compared to 8% adjusted EPS growth rate for our fiscal 2017 peer group).3

Total Shareholder Return	EPS and Adjusted EPS[3]

Our fiscal 2017 compensation, including for our Chief Executive Officer, Ernie Herrman, reflects this strong performance. Mr. Herrman’s fiscal 2017 compensation also reflects his transition to Chief Executive Officer at the beginning of fiscal 2017.

CEO Pay for Performance (FY13 - FY17)4

Our CEO’s compensation and that of our named executive officers is designed to be heavily weighted towards performance-based compensation and aligned with the interests of our shareholders.

Our fiscal 2017 named executive officers are:

●	Ernie Herrman, Chief Executive Officer and President;

●	Carol Meyrowitz, Executive Chairman;

●	Scott Goldenberg, Senior Executive Vice President, Chief Financial Officer;

●	Michael MacMillan, Senior Executive Vice President, Group President; and

●	Richard Sherr, Senior Executive Vice President, Group President.

Notes on charts:

1. Peer group average sales are based on the comparable period to TJX’s fiscal year end and exclude peer companies with corporate events making year-over-year results not comparable; see Appendix A for additional details. 2. Peer group store averages are based on number of stores for the comparable period to TJX’s fiscal year and exclude peer companies without a significant store base or with corporate events making year-over-year numbers not comparable; see Appendix A for additional details. TJX’s fiscal 2016 store growth includes 35 Trade Secret stores and, excluding those stores, was 5.4%. 3. Several of the peer group members also report adjusted EPS, which were used in calculating the five-year adjusted EPS growth rate for our fiscal 2017 peer group. See Appendix A for reconciliations of TJX adjusted EPS to GAAP EPS. 4. Total compensation for each fiscal year consists of the following elements: base salary, annual cash incentives (MIP) and long term incentives, consisting of equity (performance-based stock awards granted during the fiscal year for Mr. Herrman or allocated to the year of the related service and performance for Ms. Meyrowitz and stock options granted during the fiscal year and valued at grant date); and cash (LRPIP with performance periods ending in that fiscal year). See Appendix A for the definition of total segment profit. Compensation information reflected in this chart differs from, and is not a substitute for, the information presented in the Summary Compensation Table on p. 38 of this proxy statement.

Components of Our Executive Compensation Program

Key Principles

●	Our program is designed to be balanced, transparent and aligned with the core business goals that drive execution of our off-price business model.

●	Our program is heavily weighted to team-oriented incentive compensation with payout based on business performance.

●	We seek to maintain pay practices that align the interests of our executives and shareholders.

Key Elements and Objectives

Salary	● Provide a base level of compensation to reflect individual responsibilities, experience and value in the marketplace ● Recognize individual performance	Fixed
Annual Cash Incentives: Management Incentive Plan (MIP)

●     Incentivize performance to reach or exceed our annual financial objectives

●     Encourage engagement, teamwork and collaboration within divisions

●     Reward achievement of financial goals for the current fiscal year

Long Term Incentives	Equity Incentives ● Reward corporate performance reflected in stock performance ● Provide longer-term retention incentives ● Align interests with shareholders	Variable

Cash Incentives: Long Range Performance Incentive Plan (LRPIP)

●     Incentivize performance to reach or exceed our longer-term financial objectives across the company

●     Foster teamwork and collaboration across divisions

●     Reward company-wide achievement of multi-year financial goals

●     Provide longer-term retention incentives

Our program also includes health and welfare, deferred compensation and retirement benefits, as well as relocation-related benefits and limited perquisites. Our overall compensation program is intended to sustain our competitive position, promote engagement and retention and alignment with shareholder interests, and support effective leadership development, succession planning and leadership transitions, which we believe are critical to our success.

The mix of these elements is shown below for fiscal 2017 target compensation for our CEO and President, Ernie Herrman, and for our other named executive officers.

Elements of Fiscal 2017 Target Compensation

Fiscal 2017 Targets - CEO	Fiscal 2017 Targets – Other NEO Average

Values do not foot due to rounding.

Executive Compensation Practices and Processes

Our executive compensation practices are designed to implement our key principles, while mitigating excessive risk-taking, as demonstrated by the highlights below and described in more detail in this proxy statement:

What We Do and Don’t Do

    Pay for performance, directly tying incentive compensation to achievement of objective performance metrics

    Award limits on maximum plan payouts

    Performance-based vesting criteria for all stock awards to named executive officers

    Emphasis on long-term opportunities for equity and cash incentives

    Stock ownership guidelines for executive officers and non-employee directors

    Clawback policy applicable to all executive officers

    Independent compensation consultant engaged by and reporting directly to our Executive Compensation Committee (ECC)

    Annual compensation risk assessment

    Annual shareholder say-on-pay vote

    No change of control excise tax gross-ups

    No single-trigger severance benefits upon a change of control

    No single-trigger equity acceleration upon a change of control for awards granted since September 2015

    No discretionary increases to incentive plan payouts for our named executive officers

    No hedging or pledging of company stock by executive officers

    No dividends on unearned stock awards

    No repricing or exchange of underwater stock options without shareholder approval

The Executive Compensation Committee, or ECC, a committee of our Board of Directors composed entirely of independent directors, oversees the compensation of our executive officers. The ECC has used the same principle of compensation design for many years: establish a program of total compensation competitive with our peers, heavily weighted toward objective, performance-based incentives that focus on team-based execution and reward achievement of our core business goals. In determining the overall level of executive compensation and establishing the design and mix of specific elements, the ECC considers various quantitative and qualitative factors, such as:

●     company and divisional performance

●     market data and peer practices

●     recruitment and retention

●     individual executive performance and responsibilities

●     succession planning and organizational changes

●     employment terms and contractual negotiations

●     our business culture and core values

●     our experience with existing compensation programs

●     shareholder feedback, including results of our say-on-pay vote

●     risk mitigation strategies and balance of potential risks and rewards

The ECC consults with and reviews data from an independent compensation consultant, discussed further below, to assess the overall competitiveness of our executives’ individual compensation and our compensation program overall and to determine the appropriate levels and the mix of individual compensation components. Within the program, the ECC balances the overall mix of compensation elements based on the various factors described above, rather than applying a pre-set ratio for each executive.

In addition to any special actions the ECC may take throughout the year in connection with its other charter responsibilities, the ECC typically reviews and approves elements of our named executive officers’ compensation on the following annual schedule:

Executive Compensation Process: Annual Cycle

By the end of the first quarter

●     review and approve our peer group for new fiscal year

●     review market data and competitive assessments

●     establish award opportunities and goals for new MIP and LRPIP performance periods

●     grant performance-based stock awards

●     approve salary adjustments

Third quarter	● grant stock options

After the fiscal year end	● certify performance results for completed performance periods

Goal-setting

Each year, the ECC sets objective business performance targets and the amounts payable at different levels of performance under each of our incentive plans. These goals are generally intended to align with our strategic planning process, the Board-approved annual and multi-year business plans, and financial guidance we provide to investors. This rigorous process starts at our divisions and takes into account a variety of qualitative and quantitative factors at the time the goals are established, including:

●	historical performance against targets and relative to peers and the market;

●	estimated long-term trends in sales, comp sales, profitability and earnings;

●	maturity of our various businesses;

●	strategic investments to support our growth;

●	external influences (such as market competition, currency volatility, and wage pressures);

●	balance of potential business risks, performance and rewards; and

●	degree of difficulty in achieving proposed levels of performance.

As part of this process, each year, advised by its independent compensation consultant, the ECC also considers which performance measures available under our incentive plans will be the most effective performance indicators to drive results over annual and long-term periods, taking into account the close link between our incentive plan design and our strategic business planning process. This evaluation has resulted in the annual and long-term incentive plan goals discussed in detail below.

Shareholder Response

Our Board has provided shareholders a say-on-pay vote annually since 2011 and is interested in the ideas and concerns of our shareholders. Our shareholders have demonstrated strong approval of our executive compensation program over several years and the ECC considers the results of the vote each year as part of its annual review process described above. The ECC believes that this history of approval from our shareholders reflects support for our overall approach to executive compensation, including the focus on incentive components linked to our performance, and has been mindful of our shareholder support when acting on compensation matters. In fiscal 2017, we did not make any one-time or transitional equity awards to our named executive officers, we conditioned all new stock award grants upon the achievement of multi-year performance goals, and we updated our peer group for fiscal 2018 to better reflect our growth and continued global focus. We also have worked to enhance disclosure about our compensation program and its role in driving our growth and achieving our business goals.

Role of Executives

Our executive officers play a limited role in determining executive compensation. The ECC invites executive officers to attend portions of its meetings, and our executive officers participate in our strategic planning process, discuss business and organizational strategies with the Board and recommend to the Board for its review and approval the annual and multi-year plans for TJX and our divisions. These Board-approved plans form the basis for the performance targets of our short- and long-term incentive plans, and those targets are approved by the ECC. The ECC also receives individual performance evaluations, based in part on executive self-assessments, of our CEO and Executive Chairman from the Corporate Governance Committee (which does not make executive compensation recommendations). For named executive officers other than our CEO and Executive Chairman, the CEO makes recommendations to the ECC regarding compensation that are based in part on individual annual performance evaluations completed by the CEO. These evaluations from the Corporate Governance Committee and the CEO take into account each of the named executive officer’s responsibilities, individual performance and support of TJX’s cultural values. The ECC considers these executives’ performance evaluations and recommendations, among other factors, in establishing compensation for our executive officers.

Compensation Consultants

The ECC has the authority, without Board or management approval, to retain and terminate compensation consultants and advisors and to determine their fees and terms of engagement. The ECC engaged Pearl Meyer & Partners, LLC, or Pearl Meyer, to serve as the independent compensation consultant to the ECC for fiscal 2017. Pearl Meyer attended all of the ECC’s meetings during the fiscal year and was available to the ECC on an ongoing basis throughout the year. Pearl Meyer provided industry, peer and market data and advised the ECC on a variety of matters, including the design and competitive positioning of key compensation elements (base salary, annual bonus and long-term cash and equity incentives) for our named executive officers and other senior management, an analysis of short-term and long-term relationships between named executive officer pay and corporate performance relative to our peers, the establishment and evaluation of a compensation peer group, additional case studies, employment agreement terms, career compensation opportunities, aggregate equity program review, and updates on trends and regulatory developments. The ECC used this information to establish key components of the compensation programs (the design, overall level and appropriate mix of fixed and variable compensation, annual and long-term incentive opportunities, cash and equity-based opportunities, and appropriate plan metrics and formulas) and to determine individual compensation components, including benefits and perquisites. At the direction of the ECC, Pearl Meyer provided human resources consulting services to TJX during fiscal 2017 in connection with executive compensation trends and regulatory developments. Pearl Meyer did not perform any services for TJX other than work for or requested by the ECC and for the Corporate Governance Committee with respect to compensation of our directors. Pearl Meyer reported directly to the ECC, which determined the scope of Pearl Meyer’s engagement and its fees.

The ECC regularly reviews the services provided to the ECC by outside consultants. During fiscal 2017, the ECC reviewed its existing relationship with Pearl Meyer, including potential conflicts of interest, and determined that Pearl Meyer’s work for the ECC did not raise any conflicts of interest and that Pearl Meyer continued to be an independent advisor to the ECC.

Compensation Peer Group

The ECC uses a peer group to inform its compensation decision-making for our named executive officers. The ECC regularly assesses the composition of this peer group. During fiscal 2016, advised by Pearl Meyer, the ECC reviewed the composition of TJX’s peer group to be considered in establishing and evaluating fiscal 2017 compensation for our named executive officers. The ECC determined that the following group of 18 large, publicly traded consumer-oriented companies would be appropriate:

Fiscal 2017 Peer Group

Amazon.com, Inc.	Lowe’s Companies, Inc.

Bed Bath & Beyond Inc.	Macy’s, Inc.

Best Buy Co., Inc.	Nike, Inc.

eBay, Inc.	Nordstrom, Inc.

The Gap, Inc.	Ross Stores, Inc.

Home Depot, Inc.	Staples, Inc.

Kimberly-Clark Corporation	Starbucks Corporation

Kohl’s Corporation	Target Corporation

L Brands, Inc.	YUM! Brands, Inc.

The ECC determined that this was an appropriate peer group for TJX for fiscal 2017 based on criteria including:

●	industry similarity, targeting retail companies and also considering consumer product companies that met complexity criteria;

●	revenues ranging from approximately one-third to three times our annual revenue (approximately $10 billion to $90 billion at the time of the analysis);

●	market capitalization ranging from approximately one-fourth to four times our market capitalization (approximately $12 billion to $200 billion at the time of the analysis);

●	business complexity, reflected by factors such as significant global operations, brand and/or product line diversity and multiple segments and e-commerce strategy; and

●	considerations of financial performance metrics, including operating and market performance.

This group includes the same companies as our fiscal 2016 peer group with the exception of Walgreen Boots Alliance, which was removed for fiscal 2017 due to its post-merger profile, including in its relative size and industry.

During fiscal 2017, the ECC considered what would be an appropriate peer group to use to establish and evaluate fiscal 2018 compensation. With TJX’s growth and continued global focus, coupled with challenges facing smaller peers in the domestic retail industry, and advised by Pearl Meyer, the ECC approved modifications to the peer group for fiscal 2018 by removing five companies that in its judgment no longer fit our size and business focus criteria (Amazon.com, Inc.; Bed Bath & Beyond Inc.; eBay, Inc.; Staples, Inc.; and YUM! Brands, Inc.) and adding three companies that it determined are more comparable in size, scale and global focus (McDonald’s Corporation; PepsiCo, Inc.; and The Procter & Gamble Company).

Although the ECC uses peer group data to inform the competitiveness of compensation for its own determinations, it does not target any element of compensation for our named executive officers by reference to any specified level of compensation within the peer group. Further, the ECC has supplemented peer group data from time to time with additional case studies and market data to provide additional context for its compensation decisions.

Compensation Program Elements

The key elements of compensation for our named executive officers are base salary, annual incentive compensation, long-term incentive compensation and other benefits.

Base Salary

Base salaries are intended to provide competitive, fixed compensation to attract and retain our executives and to reflect individual responsibilities, performance, experience, and value in the marketplace. They are typically reviewed on an annual basis in connection with the individual performance evaluation process described above and may be reviewed in connection with new employment agreements, new positions, or other organizational changes. During fiscal 2017, the ECC approved salary increases as part of our annual individual performance and salary review process for each of our named executive officers (other than Mr. Herrman and Ms. Meyrowitz, whose fiscal 2017 salaries were reviewed and approved by the ECC during fiscal 2016 in connection with the CEO transition effective at the beginning of fiscal 2017). The salary review was based on various factors, including assessment of individual performance and responsibilities, our fiscal 2016 performance, contractual obligations and overall competitiveness of compensation within our compensation peer group.

Base Salaries at Fiscal 2017 Year End
Ernie Herrman	$1,525,000
Carol Meyrowitz	$1,000,000
Michael MacMillan	$1,060,000
Richard Sherr	$932,000
Scott Goldenberg	$825,000

Annual Cash Incentives:

Management Incentive Plan (MIP)

The objective of the annual cash incentive awards made under our MIP is to motivate our named executive officers and other key Associates to achieve or exceed a fiscal year performance target set in advance by the ECC.

Key Features of Our MIP

●	MIP is a broad-based program that extends through our global organization, emphasizing team-based execution of our business strategies.

●	Performance is tied to objective annual business goals set in advance by the ECC and developed through the strategic planning process described in the Goal-setting section above.

●	The outcome of this goal-setting process has resulted in year-over-year increases in our corporate MIP targets over the past five years.

●	Performance results must be certified by the ECC, which has the authority to reduce, but not increase, the awards to our named executive officers.

●	All awards are subject to maximum individual payout limits (for fiscal 2017, no more than $6,077,531, and no more than 200% of each individual award opportunity).

Performance conditions: For fiscal 2017, the ECC determined that annual adjusted pre-tax income was again an appropriate and effective measure under MIP to motivate, focus and reward operational performance across the company, particularly for our management.

Our named executive officers’ fiscal 2017 MIP award opportunities were tied to the aggregate of all divisional MIP goals, which we refer to as the corporate goal, to emphasize each named executive officer’s accountability to the business as a whole. MIP goals are generally intended to reflect the company’s strategic planning for the next fiscal year and are built from Board-approved annual business plans for our divisions through a process that takes into account a variety of factors at the time the goals are established, as described above in the Goal-setting section. In setting the corporate MIP goal for fiscal 2017, the ECC believed that the target was challenging but reasonably achievable (considering, among other things, anticipated continued currency volatility, wage pressures, and the incorporation of new businesses into the corporate target for fiscal 2017), and that the payout formulas reflected an appropriate pay-for-performance sensitivity based on the maturity and expected growth of each division. As a result of this process, the ECC established threshold, target, and maximum 2017 corporate MIP payout levels that were higher than the respective fiscal 2016 payout levels.

Pre-tax income is used across the company to plan, manage and evaluate our business. The ECC believes that pre-tax income:

●   is a key measure of our success, as it reflects top-line performance, effective management of expenses and profitability;

●   promotes consistency of focus across the company over short- and long-term performance periods; and

●   is objective and understandable by our participants.

The ECC also established specified rates for converting foreign income (to remove the impact of translational foreign exchange) and automatic adjustments to reflect certain contingent but objectively determinable events that may affect performance.

The fiscal 2017 MIP performance levels and corresponding payout percentages are shown below, including the performance target, threshold (the level of performance at or below which no payout would be made) and maximum (the level at or above which the award payout would be the maximum under the award terms). After the end of fiscal 2017, our actual performance was measured against the performance target and MIP performance results were certified by the ECC.

Fiscal 2017 MIP Performance Goals (Adjusted Pre-Tax Income* in 000s)					Fiscal 2017 MIP Performance Results (Adjusted Pre-Tax Income* in 000s)
Threshold (Payout % = 0%)		Target (Payout % = 100%)	Maximum (Payout % = 200%)		MIP Performance		Payout %
	(% of Target)			(% of Target)		(% of Target)
$ 3,549,583	88.89%	$ 3,993,256	$ 4,326,011	108.33%	$ 4,220,086	105.68%	168.16%

* Our Fiscal 2017 corporate MIP goal for all named executive officers consisted of a consolidated adjusted pre-tax income goal for all TJX divisions, which included all of our businesses: Marmaxx (T.J. Maxx and Marshalls), HomeGoods, our E-commerce businesses (including Sierra Trading Post), TJX International (including TJX Europe (T.K. Maxx and HomeSense) and Trade Secret in Australia) and TJX Canada. Under the terms pre-established by the ECC, MIP performance goals and results were adjusted to reflect the pre-established currency exchange rates and to exclude capitalized inventory costs, interest income and expense, and mark-to-market impact of inventory derivatives. Fiscal 2017 MIP performance results were further adjusted downward by the ECC to exclude certain transactional foreign exchange gains at TJX Europe.

Award opportunities: Each MIP award has a target award opportunity, expressed as a percentage of the individual’s base salary earned during the fiscal year. The ECC approved these individual award opportunities based on a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, contractual obligations, and individual responsibilities. The MIP award earned by each individual for fiscal 2017 was determined by applying the corporate MIP payout percentage of 168.16% to the individual’s target award opportunity, as shown below.

Fiscal 2017 MIP Target Opportunities	Fiscal 2017 MIP Actual Amounts Earned

	% of Base Salary	Target
Ernie Herrman	150%	$ 2,287,502	$ 3,846,664
Carol Meyrowitz	150%	$ 1,500,002	$ 2,522,404
Michael MacMillan	55%	$ 578,770	$ 973,260
Richard Sherr	55%	$ 506,678	$ 852,029
Scott Goldenberg	55%	$ 447,404	$ 752,355

Long-term Incentives

The objectives of our long-term incentive programs are to strengthen the retention, succession planning and stability of our leadership team, which has been a critical factor and key driver in the success of TJX. We use a diverse mix of programs to incentivize our executives, foster teamwork that drives execution of our business goals, align with shareholders and provide longer-term retention incentives.

Our Equity Grant Practices

●	All of our equity awards are made under our Stock Incentive Plan (SIP) and are subject to individual award limits under the plan.

●	All stock awards granted to our named executive officers during fiscal 2017 are conditioned on the satisfaction of performance criteria with a three-year performance period. None of our stock awards is solely time-based.

●	We did not make any one-time or transition-related equity grants to our named executive officers during fiscal 2017.

●	The exercise price of each stock option grant is the closing stock price on the NYSE on the grant date.

●	Equity awards granted since September 2015 are “double-trigger” awards that do not include automatic accelerated vesting upon a change of control of TJX.

●

All of our equity awards are generally granted at regularly scheduled ECC meetings held at approximately the same times each year and scheduled in advance. The ECC does not have any programs, plans or practices of timing these equity grants in coordination with the release of material non-public information.

Performance-Based Stock Awards

Fiscal 2017 Performance-Based Stock Award Grants

All of our performance-based stock awards include vesting conditions requiring the achievement of pre-established performance criteria linked to TJX’s financial performance. These performance-based stock awards also have service-based vesting conditions that provide important retention incentives and retirement terms that support our succession planning process.

The ECC awarded new performance-based stock awards in fiscal 2017 to our named executive officers based on factors including the executive’s responsibilities, contractual obligations, the potential value of each grant, and the overall competitiveness and mix of our executive compensation. Each of the stock award grants included a long-term performance condition—a fiscal 2017-2019 LRPIP-based goal with a three-year vesting period. Full vesting requires us to achieve at least 87% of the three-year cumulative performance target (resulting in at least a 67% payout) for the fiscal 2017-2019 LRPIP cycle, described in more detail below. Performance resulting in a payout below this target level would reduce the number of shares that would otherwise vest, pro rata, with no shares vesting if the minimum level of performance (at least 60% of the three-year cumulative performance target) is not achieved. Vesting of these awards is also subject to satisfaction of service requirements specified in the awards.

Fiscal 2017 Performance-Based Stock Awards
	Number of Shares	Grant Date Fair Value*
Ernie Herrman	114,475	$ 9,000,025
Carol Meyrowitz	63,598	$ 5,000,075
Michael MacMillan	40,000	$ 3,144,800
Richard Sherr	40,000	$ 3,144,800
Scott Goldenberg	35,000	$ 2,751,700

* Reflects the aggregate grant date fair value of March 2016 performance-based stock awards as determined for financial reporting purposes. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date. The underlying valuation assumptions for equity awards are further discussed in Note I to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2017.

Vesting of Previously Granted Performance-Based Stock Awards

Our named executive officers held performance-based stock awards granted prior to fiscal 2017 with performance-based vesting criteria that were satisfied based on fiscal 2015-2017 LRPIP performance or fiscal 2017 MIP performance as follows:

Satisfaction of Performance Vesting Criteria
	Performance Condition for Full Vesting	Performance Condition for Partial Vesting	Performance Results at Fiscal 2017 year end
LRPIP-based Stock Awards	Achievement of at least 87% of the targeted cumulative performance for the fiscal 2015-2017 LRPIP cycle,* resulting in a payout of not less than 67% for the cycle	Achievement of at least 60% of the targeted cumulative performance for the fiscal 2015-2017 LRPIP cycle,* resulting in a payout above threshold level for the cycle	Full performance vesting: Fiscal 2015-2017 LRPIP payout of 108.21%

MIP-based Stock Awards	Achievement of at least 96% of the targeted performance for fiscal 2017 corporate MIP, resulting in a payout of not less than 67% payout for the year	Achievement of at least 88.9% of the targeted performance for fiscal 2017 MIP, resulting a payout above threshold level for the year	Full performance vesting: Fiscal 2017 corporate MIP payout of 168.16%

* Reflecting the weighting of the divisions under LRPIP (described further below) and assuming that each division performed at the same level against its target.

The awards held by our named executive officers, including the performance-based stock awards granted to Ms. Meyrowitz and Mr. Herrman during fiscal 2016 in connection with the CEO transition, remained subject to service-based vesting conditions after fiscal 2017 year end, as described in footnote 3 to the Outstanding Equity Awards table. The career shares award granted to Mr. Herrman during fiscal 2016 is scheduled to vest in full at the end of fiscal 2026 with pro-rated annual vesting beginning at the end of fiscal 2020, subject to his continued employment with TJX.

Stock Options

Fiscal 2017 Stock Option Grants

As stock options only deliver value to the extent the value of our stock appreciates, stock options can serve to align the interests of our executive officers with those of our shareholders. The ECC determined the number of stock options granted to our named executive officers during fiscal 2017 by setting a fixed dollar value for each named executive officer (other than Ms. Meyrowitz) and dividing this value by the closing price of our common stock on the NYSE on the grant date ($75.04). The fixed dollar value established for each named executive officer is a function of internal compensation levels and historical practices and is reviewed by the ECC for overall market competitiveness. Stock options generally vest in equal annual installments over three years from the grant date.

Fiscal 2017 Stock Option Awards
	Number of Shares under Option	Grant Date Fair Value (1)
Ernie Herrman	42,170	$ 613,574
Carol Meyrowitz(2)	—	—
Michael MacMillan	19,060	$ 277,323
Richard Sherr	21,990	$ 319,955
Scott Goldenberg	19,060	$ 277,323

(1)	Reflects the aggregate grant date fair value of September 2016 option awards as determined for financial reporting purposes. Option awards are valued using the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed in Note I to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2017.

(2)	Under the terms of her employment agreement effective at the beginning of fiscal 2017, Ms. Meyrowitz is not eligible for new option grants.

Long Range Performance Incentive Plan (LRPIP)

LRPIP awards are designed to motivate our named executive officers and other key Associates to achieve or exceed long-term financial goals, as well as to foster teamwork and collaboration across the company and promote retention. As our LRPIP awards have overlapping three-year cycles, in each fiscal year we complete a cycle, continue our performance under an ongoing cycle and grant awards for a new cycle.

Key Features of Our LRPIP

●	LRPIP is a broad-based program that extends through our global organization, emphasizing team-based execution of our company-wide business strategies over a longer time horizon.

●	Performance is tied to objective long-term business goals set in advance by the ECC and developed through the strategic long-term planning process described in the Goal-setting section above.

●	Performance results must be certified by the ECC, which has the authority to reduce, but not increase, the awards to our named executive officers.

●	All awards are subject to maximum individual payout limits (no more than $5,512,500, and no more than 200% of each individual award opportunity, for the fiscal 2015-2017 cycle).

Fiscal 2015-2017 LRPIP – Completed Cycle

Performance conditions: LRPIP goals and awards for the fiscal 2015-2017 cycle were established by the ECC during fiscal 2015. LRPIP goals are generally intended to reflect the company’s longer-term strategic planning, which is built from Board-approved company business plans and starts with our operating divisions, taking into account a variety of factors at the time the goals are established, as described above in the Goal-setting section. In setting the fiscal 2015-2017 LRPIP goals, the ECC believed that the targets were challenging but reasonably achievable. The ECC determined that the payout formulas reflected an appropriate pay-for-performance sensitivity for a long-term incentive program; that cumulative three-year adjusted pre-tax income was an appropriate and effective metric to motivate, focus and reward operational performance across the company over a longer time horizon; and that using a weighted combination of performance of our four major divisions would promote our team-based approach to achieving our long-term goals. The fiscal 2015-2017 goals also included specified rates for converting foreign income (to remove the impact of translational foreign exchange) and automatic adjustments to reflect certain contingent but objectively determinable events that may affect performance. After the end of fiscal 2017, LRPIP performance results for the fiscal 2015-2017 cycle were certified by the ECC.

How our Fiscal 2015- 2017 LRPIP Works
Each division has a performance target (shown in column A below). Each division’s actual performance for the cycle (shown in column C below) is measured against this target.	The pre-established payout formula determines the contribution of each division to the award payout (shown in column D below).*

Each divisional contribution to the award payout (shown in column D below) is weighted according to the pre-established divisional weightings (shown in column B below) and added together to determine the overall LRPIP award payout percentage.

The maximum LRPIP payout is capped at 200%.

* Each division contributes toward the final payout without a divisional threshold or maximum to reflect aggregate company results. Because of this aggregation of divisional performance, there is no single level of performance for threshold or maximum payouts. If we assume that each division performs at the same level against its target, the minimum (threshold) level for any payout would be 60% of each divisional performance target and the maximum payout level would be achieved if performance is 140% of each divisional performance target.

Fiscal 2015-2017 LRPIP Performance Goals (Adjusted Pre-Tax Income* in 000s)				Fiscal 2015-2017 LRPIP Performance Results (Adjusted Pre-Tax Income* in 000s)
	Cumulative 3-Year Performance Target (Payout %=100%)		Divisional Weightings	Cumulative 3-Year LRPIP Performance		Unweighted Contribution to Award Payout %	Weighted Contribution to Award Payout %
	(A)		(B)	(C)		(D)	(D x B)
Marmaxx		$8,555,916	68.5%		$8,770,228	106.25%	72.78%
HomeGoods		$1,355,384	10.5%		$1,613,549	147.63%	15.50%
TJX Canada	C$	1,293,957	10.5%	C$	1,477,946	135.55%	14.23%
TJX Europe		£768,197	10.5%		£627,875	54.33%	5.70%

			100%			Total Payout	108.21%

* Fiscal 2015-2017 LRPIP performance was measured by adjusted pre-tax income goals for our four major divisions for the three-year period as shown above. (TJX Europe was renamed TJX International at the end of fiscal 2016.) Under the terms pre-established by the ECC, LRPIP performance goals and results were adjusted to reflect the pre-established currency exchange rates and to exclude capitalized inventory costs, interest income and expense, mark-to-market impact of inventory derivatives and certain new businesses (Austria, the Netherlands, U.S. e-commerce, and Trade Secret). Fiscal 2015-2017 LRPIP performance results were further adjusted downward by the ECC to exclude certain transactional foreign exchange gains at TJX Europe during fiscal 2017.

Award opportunities: At the beginning of the fiscal 2015-2017 cycle, the ECC approved individual LRPIP award opportunities based on a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, contractual obligations, and individual responsibilities at the time of the grant. The actual LRPIP award for each individual was determined by applying the overall payout percentage of 108.21% to the individual’s target opportunity for that cycle, as shown below. The actual LRPIP amounts earned by the named executive officers for these LRPIP awards are listed below.

	Fiscal 2015-2017 LRPIP Target Opportunities	Fiscal 2015-2017 LRPIP Actual Amounts Earned
Ernie Herrman	$ 1,100,000	$ 1,190,310
Carol Meyrowitz	$ 1,575,000	$ 1,704,308
Michael MacMillan	$ 700,000	$ 757,470
Richard Sherr	$ 500,000	$ 541,050
Scott Goldenberg	$ 500,000	$ 541,050

Fiscal 2017-2019 LRPIP – New Cycle

During fiscal 2017, the ECC established the LRPIP target award opportunities for the fiscal 2017-2019 cycle for our named executive officers. These opportunities were based on a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, contractual obligations, and individual responsibilities at the time of the grant and are as follows:

Fiscal 2017-2019 LRPIP: Target Opportunities
Ernie Herrman	$1,525,000
Carol Meyrowitz	$1,000,000
Michael MacMillan	$700,000
Richard Sherr	$500,000
Scott Goldenberg	$500,000

As part of the company’s long-term strategic planning process for fiscal 2017-2019, the ECC also established the LRPIP adjusted pre-tax income target for the new three-year cycle based on aggregate results for all divisions (without divisional weightings), payout formulas, and a maximum LRPIP payout percentage of 200%. The minimum (threshold) level for any payout is 60% of the performance target and the maximum payout level is achieved if performance is at or above 140% of the performance target.

Consistent with our past disclosure practice, we plan to provide additional detail about the performance goals for this cycle, which are based on business targets through fiscal 2019, once the performance cycle is complete.

Other Compensation Components

Retirement Benefits. All of our named executive officers are eligible to participate in our 401(k) plan and also participate in our broad-based pension plan for U.S. Associates under which benefits are accrued based on compensation and service. We also maintain a Supplemental Executive Retirement Plan (SERP). Ms. Meyrowitz is a vested participant in our primary SERP benefit program, a nonqualified pension benefit based on final average earnings. We have not offered primary SERP benefits to new participants for many years. Mr. Herrman, Mr. MacMillan, Mr. Sherr and Mr. Goldenberg participate in our alternative SERP benefit program, which is intended to restore pension benefits that would otherwise not be available due to Internal Revenue Code restrictions. Long term incentives are not included in pension benefit calculations, and we do not have a policy of granting extra years of credited service for purposes of our pension plans. These programs are discussed under Pension Benefits.

Deferred Compensation. During fiscal 2017, our named executive officers could defer compensation under our Executive Savings Plan (ESP), an elective deferred compensation plan, intended to help us compete for and retain talent by providing participants with additional opportunities for personal financial planning and by rewarding and encouraging retention while emphasizing performance-based pay. Participants in the ESP, other than those eligible for our primary SERP benefit, receive an employer match based in part on our performance under our MIP. Mr. Herrman, Mr. MacMillan, Mr. Sherr and Mr. Goldenberg received an ESP match for fiscal 2017.

Under his employment agreement, Mr. Herrman is eligible for additional performance-based company credits under the ESP for each of fiscal 2017, fiscal 2018 and fiscal 2019. The credits are made to Mr. Herrman’s ESP account after the end of the applicable fiscal year if he remains employed through the end of the year and to the extent applicable MIP performance goals are met for the year, with no credit provided if no MIP payout is achieved for the year. Mr. Herrman received the full additional ESP credit for fiscal 2017, which required achievement of at least 96% of the targeted corporate MIP performance (resulting in a payout of at least 67%) for the year. The additional credits (and any earnings under the ESP) are payable to Mr. Herrman following his separation from service with the company if he complies with applicable post-employment non-competition, non-solicitation and other covenants intended to protect the company. In determining the magnitude, duration and conditions of the additional credits under ESP, the ECC undertook a holistic look at Mr. Herrman’s career compensation opportunities at the time of his transition to CEO, with the objective of ensuring the long-term retention of Mr. Herrman for the duration of his career as CEO while emphasizing performance-based pay. The additional performance-based ESP credits for Mr. Herrman are not intended to continue beyond fiscal 2019.

Ms. Meyrowitz has amounts previously deferred under our General Deferred Compensation Plan (GDCP), now closed to new deferrals, which earn notional interest at an annually adjusted rate based on U.S. Treasury securities. Mr. MacMillan also has amounts previously saved under our Canadian Executive Savings Plan (CESP) and after the end of fiscal 2017 became eligible to participate in CESP again following his move to Canada.  Our deferred compensation plans for named executive officers are discussed with the compensation tables under Nonqualified Deferred Compensation Plans. Company-provided amounts under these programs are included below as All Other Compensation and detailed in footnote 5 to the Summary Compensation Table.

Expatriate-Related Expenses. As part of our global mobility program, our policies provide that executive officers and other eligible Associates who relocate at our request are eligible for certain relocation and expatriate benefits to facilitate the transition and international assignment, including tax assistance. These policies are intended to recognize and compensate Associates for the costs associated with living and working outside the Associates’ home countries, with the goal that Associates are not financially advantaged or disadvantaged as a result of their international assignment and related taxes. During fiscal 2017, Mr. MacMillan continued to be eligible for benefits under this program in connection with his prior assignments in the U.K. and Canada. These expenses are detailed in footnote 5 to the Summary Compensation Table.

Perquisites. We provide limited perquisites and other personal benefits to our named executive officers, which are reviewed every year by the ECC. These benefits consist generally of automobile allowances, financial and tax planning services, and payment of life insurance premiums, none of which is grossed up for taxes. The amounts are included below as All Other Compensation and detailed in footnote 5 to the Summary Compensation Table.

Related Policies and Considerations

Stock Ownership Guidelines. We have stock ownership guidelines that apply to all of our executive officers. Our Chief Executive Officer and President and our Executive Chairman are expected to attain stock ownership with a fair market value equal to at least five times annual base compensation. Our Chief Financial Officer and each Senior Executive Vice President are expected to attain stock ownership with a fair market value of at least three times annual base compensation. At age 62, the ownership guidelines are reduced by fifty percent. These guidelines are designed to align our executives’ interests with those of our shareholders and to encourage a long-term focus. As of April 10, 2017, each of our executive officers was in compliance with our stock ownership guidelines and policies. Our policies also prohibit our executive officers from engaging in pledging or hedging transactions with respect to TJX stock.

Employment Agreements. The ECC has reviewed and approved, after consultation with Pearl Meyer, individual employment agreements for our named executive officers that set their terms of employment, including compensation, benefits and termination and change of control provisions discussed under Severance, Retirement, and Change of Control Provisions. We believe that these employment agreements help retain our executives and support our succession planning process, including our CEO transition at the start of fiscal 2017. The ECC takes the terms of these agreements into account when approving compensation for our named executive officers.

We entered into new employment agreements with Mr. Herrman and Ms. Meyrowitz during fiscal 2016 that took effect at the start of fiscal 2017 in connection with Mr. Herrman’s and Ms. Meyrowitz’s transitions to Chief Executive Officer and Executive Chairman, respectively. Unless terminated earlier in accordance with their terms, these agreements continue until February 2, 2019. After the end of fiscal 2017, we entered into a new employment agreement with Mr. MacMillan which, unless terminated earlier in accordance with its terms, continues until February 1, 2020. The existing three-year employment agreements with Mr. Goldenberg and Mr. Sherr, unless terminated earlier in accordance with their terms, continue until February 3, 2018.

The agreements with our named executive officers establish a minimum level of base salary and provide for participation in the SIP (Ms. Meyrowitz is not eligible for new option grants), MIP and LRPIP, at levels commensurate with the executive’s position and responsibilities and subject to terms established by the ECC, and also entitle the executives to participate in TJX’s fringe benefit and deferred compensation plans, including, in the case of Mr. Herrman and Ms. Meyrowitz, an automobile allowance commensurate with their respective positions and, in the case of Mr. MacMillan, the company’s executive life insurance program. Mr. Herrman’s and Ms. Meyrowitz’s agreements also provide for minimum MIP and LRPIP target award levels during the term of the agreements. Mr. Herrman’s agreement provides for enhanced benefits to him under our ESP, including an increased company match and the additional performance-based company credits described above in Deferred Compensation. Ms. Meyrowitz’s agreement provides for annual performance-based stock awards with a grant date value of $5 million that will be subject to satisfaction of LRPIP-based performance criteria with a three-year performance vesting period and also specifies interest rate assumptions for determining her SERP benefit. Mr. MacMillan’s agreement includes provisions related to his move to Canada after the end of fiscal 2017 and his prior international assignments.

Severance, Retirement, and Change of Control Provisions. We provide benefits to our executive officers, in connection with certain terminations of employment and in connection with a change of control of TJX, under the terms of our employment agreements and plans. Each named executive officer has agreed to post-employment non-competition, non-solicitation and other covenants intended to protect our business. We believe that severance, retirement and change of control protections assist in attracting and retaining high quality executives and in keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending and that, more generally, it is important to define the relative obligations of TJX and our named executive officers, including obtaining protection against competition and solicitation. We seek to achieve these objectives in a manner consistent with our shareholder-friendly pay practices, taking into account contractual obligations and current market practice, among other considerations. These provisions are described in more detail under Potential Payments upon Termination or Change of Control.

Clawback Policy. We have a clawback policy that, in the event of a material restatement of financial results, allows the Board, based on available remedies, to seek recovery or forfeiture from any executive officer of the portion of incentive compensation that was received by or vested in the executive officer during the three-year period prior to the determination that a restatement was required and that would not have been earned had performance been measured on the basis of the restated results where the Board reasonably determines that the executive engaged in knowing or intentional fraudulent or illegal conduct that materially contributed to the need for the restatement.

Annual Compensation Risk Assessment. As discussed in Compensation Program Risk Assessment on p. 9, we consider our compensation policies and practices, including our executive officers’ compensation program, as part of our annual enterprise risk assessment process. The ECC considers, among other things, what risks could be created or encouraged by our executive compensation plans and arrangements and how those potential risks are monitored, mitigated and managed. In fiscal 2017, the ECC determined that our overall compensation policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on TJX.

Tax and Accounting Considerations. We generally structure incentive compensation arrangements with a view towards qualifying them as performance-based compensation exempt from the deduction limitations under Section 162(m) of the Internal Revenue Code (Section 162(m)), and our annual and long-term incentives granted to our named executive officers during fiscal 2017 were intended to qualify for this exemption, but we view the availability of a tax deduction as only one relevant consideration. Further, the ECC believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the ECC authorizes compensation in excess of $1 million that is not exempt from the deduction limitations under Section 162(m).

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

Executive Compensation Committee

Alan M. Bennett, Chairman
José B. Alvarez
Jackwyn L. Nemerov*
Willow B. Shire

* Ms. Nemerov was appointed to the ECC in November 2016.

Summary Compensation Table

The following table provides information concerning compensation for our principal executive officer, our principal financial officer and our three other most highly paid executive officers during fiscal 2017 (collectively, our named executive officers):

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compen- sation(5)	Total
Ernie Herrman(6)	2017	$ 1,525,001	—	$ 9,000,025	$ 613,574	$ 5,036,974	$ 793,306	$ 1,567,986	$ 18,536,866
Chief Executive	2016	1,382,309	—	14,106,551	527,072	3,614,627	160,103	390,093	20,180,755
Officer and President	2015	1,327,693	—	7,954,700	530,760	2,968,577	963,397	361,869	14,106,996
Carol Meyrowitz(7)	2017	1,000,002	—	5,000,075	—	4,226,712	4,232,666	43,514	14,502,969
Executive	2016	1,575,002	—	10,000,030	631,618	5,706,608	1,597,465	48,974	19,559,697
Chairman	2015	1,575,002	—	16,485,000	636,000	4,582,886	5,369,489	44,014	28,692,391
Michael MacMillan(8)	2017	1,052,309	—	3,144,800	277,323	1,730,730	413,079	562,149	7,180,390
SEVP, Group	2016	1,003,847	—	2,802,000	285,546	1,613,318	185,561	1,182,833	7,073,105
President	2015	962,308	—	2,447,600	287,520	1,352,483	470,719	1,980,244	7,500,874
Richard Sherr	2017	921,232	—	3,144,800	319,955	1,393,079	410,892	272,812	6,462,770
SEVP, Group	2016	855,540	—	3,511,600	329,420	1,313,292	90,222	256,620	6,356,694
President	2015	812,309	—	2,141,650	331,680	1,003,716	514,560	237,658	5,041,573
Scott Goldenberg	2017	813,462	—	2,751,700	277,323	1,293,405	374,162	245,798	5,755,850
SEVP, Chief	2016	738,463	—	2,101,500	285,546	1,151,396	131,427	226,875	4,635,207
Financial Officer	2015	663,463	—	1,835,700	287,520	812,969	371,148	178,764	4,149,564

(1)	Reflects salary earned during the fiscal year, including any salary adjustments made during the fiscal year.

(2)	Reflects the aggregate grant date fair value of stock and option awards. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date. Option awards are valued using the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed in Note I to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2017.

(3)	Reflects amounts earned under both MIP and LRPIP. For fiscal 2017, MIP amounts were: Mr. Herrman, $3,846,664; Ms. Meyrowitz, $2,522,404; Mr. MacMillan, $973,260; Mr. Sherr, $852,029 and Mr. Goldenberg, $752,355. For the fiscal 2015-2017 LRPIP cycle, the amounts were: Mr. Herrman, $1,190,310; Ms. Meyrowitz, $1,704,308; Mr. MacMillan, $757,470; Mr. Sherr, $541,050 and Mr. Goldenberg, $541,050. Amounts earned were paid in calendar 2017 following the ECC’s certification of performance results.

(4)	Reflects the change in the actuarial present value of accumulated benefit obligations under our broad-based pension plan and our SERP. Under SEC rules, these pension values reflect actuarial assumptions described under Pension Benefits, below. For fiscal 2017, the change in our named executive officers’ pension values over fiscal 2016 was partially driven by lower interest rate assumptions (due to the low interest rate environment at the end of fiscal 2017). Our named executive officers did not receive above-market or preferential earnings on non-tax qualified deferred compensation.

(5)	The table below provides additional details about the amounts listed under All Other Compensation for fiscal 2017. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the company.

Name	Automobile Benefit	Reimbursement for Financial Planning Services	Employer Contributions or Credits Under Savings Plans(a)	Company Paid Amounts for Life Insurance(b)	Expatriate- Related Expenses(c)	Tax Equalization(c)	Total All Other Compensation
Ernie Herrman	$ 35,904	$ 1,500	$ 1,529,541	$ 1,041	—	—	$ 1,567,986
Carol Meyrowitz	35,904	1,500	5,069	1,041	—	—	43,514
Michael MacMillan	35,904	—	267,425	1,041	$ 37,343	$ 220,436	562,149
Richard Sherr	35,904	1,500	234,367	1,041	—	—	272,812
Scott Goldenberg	35,904	1,500	207,353	1,041	—	—	245,798

(a)	Reflects matching contributions under our 401(k) plan for each named executive officer, matching credits under our ESP for each named executive officer (other than Ms. Meyrowitz), and additional performance-based company credits under our ESP for Mr. Herrman. More information about ESP company credits can be found above in the Deferred Compensation section of the Compensation Discussion and Analysis and under Nonqualified Deferred Compensation Plans below.

(b)	Reflects company-paid amounts under our management life insurance program.

(c)	Reflects expenses pursuant to our global mobility program in connection with Mr. MacMillan’s prior international assignments. Amounts listed under Expatriate-Related Expenses reflect administrative costs under our global mobility program, including the cost of tax assistance services. Amounts listed under Tax Equalization reflect estimated net amounts payable under our tax equalization policy arising from additional taxes payable in respect of Mr. MacMillan’s compensation as a result of his prior international assignments. The policies in our global mobility program are designed to enable us to relocate talent where needed throughout our global business.

(6)	Mr. Herrman has served as Chief Executive Officer and President since the beginning of fiscal 2017 and served as President during fiscal 2016 and fiscal 2015. Mr. Herrman’s stock awards and total compensation reported above for fiscal 2016 include the grant date value of a performance-based restricted stock unit (career shares) award of 70,186 shares granted in connection with Mr. Herrman’s transition to CEO and scheduled to vest in full at the end of fiscal 2026 with pro-rated annual vesting beginning at the end of fiscal 2020, subject to continued employment with the company.

(7)	Ms. Meyrowitz served as Chief Executive Officer during fiscal 2016 and fiscal 2015. Since the beginning of fiscal 2017, Ms. Meyrowitz has served as Executive Chairman of the Board and has remained an active and integral member of our executive management team.

(8)	Amounts received by Mr. MacMillan that were paid in U.K. pounds sterling were converted to U.S. dollars at the average annual exchange rate of $1.3391 per pound for fiscal 2017; $1.5225 per pound for fiscal 2016; and $1.6364 per pound for fiscal 2015.

Our named executive officers were entitled under their employment agreements to participate in SIP, MIP and LRPIP and received cash incentives and equity incentives only pursuant to these plans during fiscal 2017. The employment agreements with Ms. Meyrowitz and Mr. Herrman provide for target award opportunities during the term of the agreement of at least 150% of their respective base salary for MIP and at least 100% of their respective base salary for LRPIP, payment of reasonable fees of legal and financial advisors incurred in negotiating their agreements and an automobile allowance commensurate with their positions. These employment agreements also provided for performance-based stock awards during fiscal 2016 for each executive in connection with our CEO transition and, starting in fiscal 2017, annual performance-based stock awards for Ms. Meyrowitz during the term of the agreement as described on p. 36 of the Compensation Discussion and Analysis. Mr. MacMillan also remains eligible for the company’s executive life insurance program and for benefits in connection with his prior international assignments, including applicable tax equalization benefits. Under his new employment agreement that became effective after the end of fiscal 2017, Mr. MacMillan is eligible to receive certain cash benefits (otherwise denominated in U.S. dollars) in Canadian dollars.

All of our named executive officers participated in our tax-qualified defined benefit plan and were eligible to make deferrals to our 401(k) plan and our ESP. All of our named executive officers except Ms. Meyrowitz received matching credits under the ESP and participated in our alternative SERP benefit during fiscal 2017. Mr. Herrman received additional performance-based company credits for fiscal 2017 under our ESP under connection with his new employment agreement that became effective at the time of his transition to CEO, as described on p. 35 of the Compensation Discussion and Analysis. Ms. Meyrowitz participated in our primary SERP benefit. Our named executive officers were also entitled to receive an automobile benefit and to participate in fringe benefit plans and programs made available to executives generally.

Grants of Plan-Based Awards in Fiscal 2017

The following table reports potential payouts under our cash incentive plans and all other stock and option awards that were granted during fiscal 2017 to our named executive officers:

Name and Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Under- lying Options(#)	Exercise or Base Price of Option Awards ($)(2)	Grant Date Fair Value of Stock and Option Awards($)(3)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Ernie Herrman
MIP(4)		—	$ 2,287,502	$ 4,575,004
LRPIP(5)		—	1,525,000	3,050,000
Stock Options	9/15/16								42,170	$ 75.04	$613,574
Stock Awards(6)	3/29/16				—	114,475	—				9,000,025
Carol Meyrowitz
MIP(4)		—	1,500,002	3,000,005
LRPIP(5)		—	1,000,000	2,000,000
Stock Options	—								—
Stock Awards(6)	3/29/16				—	63,598	—				5,000,075
Michael MacMillan
MIP(4)		—	578,770	1,157,540
LRPIP(5)		—	700,000	1,400,000
Stock Options	9/15/16								19,060	75.04	277,323
Stock Awards(6)	3/29/16				—	40,000	—				3,144,800
Richard Sherr
MIP(4)		—	506,678	1,013,356
LRPIP(5)		—	500,000	1,000,000
Stock Options	9/15/16								21,990	75.04	319,955
Stock Awards(6)	3/29/16				—	40,000	—				3,144,800
Scott Goldenberg
MIP(4)		—	447,404	894,808
LRPIP(5)		—	500,000	1,000,000
Stock Options	9/15/16								19,060	75.04	277,323
Stock Awards(6)	3/29/16				—	35,000	—				2,751,700

(1)	Non-Equity Incentive Plan amounts above reflect short-term cash incentives granted under our MIP and long-term cash incentives granted under LRPIP. Our MIP and LRPIP are discussed above in Compensation Discussion and Analysis.

(2)	All option awards were granted with an exercise price equal to the closing price on the NYSE on the date of grant.

(3)	Reflects the aggregate grant date fair value of stock and option awards. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date. Option awards are valued using the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed in Note I to our consolidated financial statements filed with our Annual Report on Form 10-K for fiscal 2017.

(4)	Reflects award opportunities under the fiscal 2017 MIP. Actual amounts earned under the fiscal 2017 MIP awards are discussed in Compensation Discussion and Analysis and footnote 3 to the Summary Compensation Table.

(5)	Reflects award opportunities under the fiscal 2017-2019 LRPIP cycle discussed on p. 35 in the Compensation Discussion and Analysis.

(6)	Reflects performance-based deferred stock awards granted under SIP discussed on p. 31 in the Compensation Discussion and Analysis.

In fiscal 2017, we granted all equity incentives, including stock options and performance-based stock awards, under SIP. Our stock options have a maximum term of ten years from the grant date and generally vest in equal annual installments over three years and in the event of certain terminations of employment. In the event a named executive officer’s employment is terminated by reason of death, disability, or retirement at or after age 65 with five or more years of service, vested options generally remain exercisable for up to five years following termination, unless the option terminates on an earlier date pursuant to its terms. Following a retirement at or after age 65 with ten or more years of service, or a retirement at or after age 60 with twenty or more years of service, vested options generally remain exercisable for five years following termination and unvested options continue to vest for the three-year period following retirement on the same basis as if the named executive officer had not retired and generally remain exercisable for five years following retirement, unless the option terminates on an earlier date pursuant to its terms. In the event of any other termination, other than a termination for cause, vested options for our named executive officers generally remain exercisable for up to six months following termination (as specified under the terms of the option), unless the option terminates on an earlier date pursuant to its terms. All options, whether or not then vested, are forfeited on a termination for cause.

The performance-based stock awards have both service-based and performance-based vesting conditions. For performance-based stock awards granted to our named executive officers in fiscal 2017, the service-based conditions are satisfied by continuous employment through one or more specified dates or in the event of certain terminations of employment (as described below) and the performance-based conditions are tied to the corporate performance target under our LRPIP, as described in the Compensation Discussion and Analysis, with full vesting subject to achievement of a payout of at least 67% of the target payout under the LRPIP. If the payout is less than 67% for the performance period, a prorated portion of the unvested award will be forfeited. If no payout is achieved for the performance period, the entire unvested award will be forfeited. When a participant’s performance-based stock award vests, the participant is entitled to any dividends (or dividend equivalents) for the restricted period.

Outstanding Equity Awards at Fiscal 2017 Year End

The following table provides information on outstanding option and stock awards held as of January 28, 2017 by our named executive officers:

Option Awards						Stock Awards
			Equity Incentive Plan Awards:					Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underling Unexercised Options Unexercisable (#)(1)	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
Ernie
Herrman	70,380	–	–	$ 26.555	9/07/21
	53,140	–	–	45.17	9/20/22
	46,552	–	–	56.72	9/19/23
	29,487	14,743	–	59.70	9/10/24
	12,134	24,266	–	72.54	9/17/25
	–	42,170	–	75.04	9/15/26
						200,186	$ 14,865,812	244,475	$ 18,154,714
Carol
Meyrowitz	108,320	–	–	26.555	9/07/21
	55,781	–	–	56.72	9/19/23
	35,334	17,666	–	59.70	9/10/24
	14,540	29,080	–	72.54	9/17/25
						140,371	10,423,950	63,598	4,722,787
Michael
MacMillan	8,404	–	–	56.72	9/19/23
	7,987	7,986	–	59.70	9/10/24
	6,574	13,146	–	72.54	9/17/25
	–	19,060	–	75.04	9/15/26
						40,000	2,970,400	80,000	5,940,800
Richard
Sherr	–	9,213	–	59.70	9/10/24
	7,584	15,166	–	72.54	9/17/25
	–	21,990	–	75.04	9/15/26
						40,000	2,970,400	80,000	5,940,800
Scott
Goldenberg	6,468	–	–	56.72	9/19/23
	7,987	7,986	–	59.70	9/10/24
	6,574	13,146	–	72.54	9/17/25
	–	19,060	–	75.04	9/15/26
						30,000	2,227,800	65,000	4,826,900

(1)	All option awards have a maximum term of ten years from the grant date and vest in equal annual installments over three years, beginning on the first anniversary of the grant date, and upon certain employment terminations. Option awards granted prior to September 2015 vest upon a change of control. Option awards granted in or after September 2015 will vest upon a change of control if the options are not continued or assumed in the transaction or in the event of a qualifying termination of employment following the change of control.

(2)	Market values reflect the closing price of our common stock on the NYSE on January 27, 2017 (the last business day of fiscal 2017), which was $74.26.

(3)	The stock awards have both service-based and performance-based vesting conditions, as further described in the following table and under Potential Payments upon Termination or Change of Control below. For performance-based stock awards granted since September 2015, performance conditions are deemed satisfied upon a change of control of TJX and the awards will vest upon the change of control if not continued or assumed in the transaction or in the event of a qualifying termination of employment following the change of control. Performance-based stock awards granted before September 2015 fully vest upon a change of control of TJX. The following table shows the performance vesting conditions and scheduled vesting dates for our named executive officers’ unvested performance-based stock awards as of January 28, 2017:

Name	Number of Unvested Shares/Units	Performance Conditions(a)	Vesting Date(b)
Ernie Herrman	130,000	Fiscal 2015-17 LRPIP	4/15/17
	130,000	Fiscal 2016-18 LRPIP	4/15/18
	114,475	Fiscal 2017-19 LRPIP	4/19(c)
	70,186	Fiscal 2017 MIP (Corporate)	Prorated annual vesting beginning 2/01/20(d)
Carol Meyrowitz	70,186	Fiscal 2017 MIP (Corporate)	4/03/17
	70,185	Fiscal 2017 MIP (Corporate)	2/03/18
	63,598	Fiscal 2017-19 LRPIP	4/19(c)
Michael MacMillan	40,000	Fiscal 2015-17 LRPIP	4/15/17
	40,000	Fiscal 2016-18 LRPIP	4/15/18
	40,000	Fiscal 2017-19 LRPIP	4/19(c)
Richard Sherr	35,000	Fiscal 2015-17 LRPIP	4/15/17
	5,000	Fiscal 2017 MIP (Corporate)	4/15/17
	40,000	Fiscal 2016-18 LRPIP	4/15/18
	40,000	Fiscal 2017-19 LRPIP	4/19(c)
Scott Goldenberg	30,000	Fiscal 2015-17 LRPIP	4/15/17
	30,000	Fiscal 2016-18 LRPIP	4/15/18
	35,000	Fiscal 2017-19 LRPIP	4/19(c)

(a)	Performance-based vesting conditions will be satisfied if performance under the applicable plan, as certified by the ECC, results in a payment of at least 67% of the target award payout for the performance period. If the payout is less than 67% for the performance period, a prorated portion of the unvested award will be forfeited. If no payout is achieved for the performance period, the entire unvested award will be forfeited.

(b)	Each LRPIP-based performance-based stock award shown above has service-based vesting conditions that will be satisfied by continued employment through the vesting date or, for fiscal 2017-2019 LRPIP-based stock awards, through the last day of the three-year performance period. Each of Ms. Meyrowitz’s MIP-based stock awards shown above has service-based vesting conditions that will be satisfied by continued employment through the end of the fiscal year that coincides with or immediately precedes the vesting date. Mr. Sherr’s MIP-based stock award has service-based vesting conditions that will be satisfied by continued employment through the vesting date. Performance-based stock awards may also accelerate or remain outstanding and eligible to vest in the event of a termination due to death or disability (or, for Mr. Herrman and Ms. Meyrowitz, involuntary termination) prior to the scheduled vesting date, as described further under Potential Payments upon Termination or Change of Control below. Fiscal 2017-2019 LRPIP-based stock awards will also remain outstanding and eligible to vest upon retirement at or after age 65 with ten or more years of service, or retirement at or after age 60 with twenty or more years of service, prior to the scheduled vesting date, as described further under Potential Payments upon Termination or Change of Control below.

(c)	Expected date of ECC certification of fiscal 2017-2019 LRPIP performance results, which is typically in March or April.

(d)	Mr. Herrman’s performance-based career shares, granted in fiscal 2016 in connection with his transition to Chief Executive Officer, are restricted stock units that are scheduled to vest in full at the end of fiscal 2026 with pro-rated annual vesting beginning at the end of fiscal 2020, subject to his continued employment with TJX.

Option Exercises and Stock Awards Vested During Fiscal 2017

The following table provides information relating to option exercises and performance-based stock award vesting for our named executive officers during fiscal 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Ernie Herrman	45,000	$ 2,349,808	130,000	$ 10,049,000
Carol Meyrowitz	191,609	9,276,614	250,000	19,440,000
Michael MacMillan	34,391	702,941	40,000	3,092,000
Richard Sherr	17,617	294,584	35,000	2,705,500
Scott Goldenberg	36,423	828,001	20,000	1,546,000

(1)	Represents the stock price on the NYSE at exercise minus the option exercise price multiplied by the number of shares acquired on exercise.

(2)	Represents the fair market value of the shares on the vesting date, calculated as the closing stock price on the NYSE on the vesting date (or the previous business day if vesting occurred on a weekend) multiplied by the number of shares vesting.

Pension Benefits

In the U.S., we have a tax-qualified defined benefit plan, or Retirement Plan, and a nonqualified Supplemental Executive Retirement Plan, or SERP. We do not have a policy of granting extra years of credited service for purposes of these plans. Our Retirement Plan was closed to new hires as of February 1, 2006, although participants employed prior to that date continue to accrue benefits. We have not offered primary SERP benefits to any new participants in many years and do not currently intend to do so in the future, although we continue to offer an alternative SERP benefit.

Under our Retirement Plan, participants accrue a benefit payable as an annuity at retirement. Once participation has commenced, after an initial one-year eligibility period, the amount accrued each year, expressed as a life annuity commencing at age 65, is 1% of eligible compensation (base salary and MIP awards) up to a periodically adjusted limit ($124,000 in calendar 2017 and $120,000 in calendar 2016) and 1.4% of eligible compensation in excess of that limit. For years of service in excess of 35, the accrual rate is 1% per year of eligible compensation. Compensation for any year in excess of another periodically adjusted limit, currently $270,000, is disregarded for these purposes. Eligible participants are also entitled to supplemental credits. Benefits under the Retirement Plan generally vest after five years of vesting service. A vested participant who retires or whose employment terminates prior to age 65 with at least ten years of vesting service may elect to receive a reduced annuity benefit commencing at age 55 or later. If the participant dies before commencing his or her benefit, a pre-retirement death benefit is payable to the participant’s surviving spouse.

Under our SERP, the primary benefit provides participants who retire at or after age 55 with at least ten years of service a benefit equal to the value of an annuity commencing at age 65 providing annual payments up to a maximum of 50% of the participant’s final average earnings, less other employer-provided retirement benefits and social security benefits. Ms. Meyrowitz is the only one of our named executive officers eligible for a SERP primary benefit and has accrued the full benefit except for any increases related to final average earnings. Under her employment agreement, Ms. Meyrowitz is entitled to specified interest rate averaging assumptions if more favorable than her primary benefit under existing SERP terms. In determining final average earnings, the primary SERP includes base salary and MIP, but not LRPIP, and uses the highest average of five years over the preceding ten years. The alternative SERP benefit provides participants whose Retirement Plan benefits are affected by Internal Revenue Code benefit limitations with the amount of the benefits lost by reason of those limitations. Participants who are eligible for the primary benefit are eligible to receive the alternative benefit in lieu of the primary benefit if it provides a greater benefit at the time of retirement or other termination of employment.

Benefits under SERP are payable following retirement or other termination of employment in installments or in certain other forms of actuarially equivalent value, including a lump sum. If the participant dies prior to retirement or other termination of employment, a pre-retirement death benefit is payable to the participant’s surviving spouse.

Pension Benefits for Fiscal 2017

The following table provides information on pension benefits for our named executive officers eligible for these benefits as of January 28, 2017. All of our named executive officers are fully vested in their Retirement Plan and SERP benefits.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments Made During Last Fiscal Year
Ernie Herrman	Retirement Plan	27	$ 581,918	—
	SERP (Alternative)	27	3,298,083	—
Carol Meyrowitz	Retirement Plan	30	868,257	—
	SERP (Primary)	20	32,237,913	—
Michael MacMillan	Retirement Plan	12	311,104	—
	SERP (Alternative)	12	1,659,372	—
Richard Sherr	Retirement Plan	24	664,710	—
	SERP (Alternative)	24	1,622,401	—
Scott Goldenberg	Retirement Plan	24	710,347	—
	SERP (Alternative)	24	1,138,594	—

(1)	Participants in our Retirement Plan and our alternative SERP benefit program began to accrue credited service upon participation in the plans, generally after one year of service with TJX. Service credited for purposes of our primary SERP benefit is based on years of service with TJX but with a maximum of 20 years of service.

(2)	Under SEC rules, for purposes of calculating the present value of the accumulated pension benefits in the Pension Benefits table we assumed that each named executive officer commences his or her benefit at age 65 (or current age, if older than 65) and we used the same assumptions used and described in Note J to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2017, including a post-retirement mortality assumption based on the sex distinct RP-2014 Tables projected generationally with Scale BB-2D from 2006. For our SERP, consistent with the assumptions used to determine the values in our Annual Report on Form 10-K for fiscal 2017, the present value of accumulated benefits assumes payment forms consistent with executive elections and has been converted to the applicable payment forms using an interest rate of 2.75% for the primary SERP benefit and 3.50% for the alternative SERP benefit. Actual amounts payable to our named executive officers under our Retirement Plan and SERP would be determined based on the governing terms (including actuarial assumptions and form and timing of benefit payments) specified in our plans and agreements, which are not the same as, and could produce benefit values higher than those produced by, the assumptions used for purposes of the values reported in the Pension Benefits table or Summary Compensation Table.

Nonqualified Deferred Compensation Plans

We have an Executive Savings Plan, or ESP, which is a nonqualified deferred compensation plan available to key employees and our directors. Under the ESP, our named executive officers and other eligible Associates can elect to defer up to 20% of base salary and up to 100% of any MIP and LRPIP awards and our directors can elect to defer annual retainers. Our named executive officers (other than Ms. Meyrowitz) were eligible during fiscal 2017 to receive matching credits on base salary deferrals of up to 10% of base salary, with an enhanced level of matching credits generally based on the executive’s job level, age and/or pension eligibility for a period of up to 15 years. For calendar 2016, the potential match for these executives was 100% (or, for Mr. Herrman, 150%) of their eligible deferrals, plus, if our MIP performance resulted in a payout between 90% and 125% (or higher) of the target corporate award opportunities for fiscal 2017, an additional match ranging from 50% to 150% (or, for Mr. Herrman, ranging from 50% to 200%) of their eligible deferrals. Our named executive officers (other than Ms. Meyrowitz) earned this additional performance-based match at 150% (or, for Mr. Herrman, 200%) based on fiscal 2017 corporate MIP results. Matching employer credits are 100% vested after five years of plan participation, at age 55, or upon a change of control or separation from service by reason of death or disability. Eligible participants are also entitled to supplemental employer credits. As of January 28, 2017, all named executive officers with ESP employer credits were fully vested. For fiscal 2017, under his employment agreement, Mr. Herrman was eligible for additional performance-based employer credits and received the full credit of $1  million based on fiscal 2017 corporate MIP results as discussed above in Compensation Discussion and Analysis. All amounts deferred or credited to a participant’s account under the ESP are notionally invested in mutual funds or other market investments selected by the participant. Although not required by the ESP, it has been our practice to purchase the investments notionally invested under the participants’ accounts to help meet our future obligations under the ESP.

Under the ESP, amounts deferred (and earnings on those amounts) are generally distributed following termination of employment unless the participant has elected an earlier distribution date, which may be no earlier than January 1st of the second year following the year of the deferral. Vested employer matching credits (and earnings on those amounts) are generally distributed at, or on a deferred basis following, a participant’s separation from service. Distributions are generally made in a lump sum payment, but a participant may elect to be paid in annual installments over a period of not more than ten years. Amounts vested under the ESP prior to January 1, 2005 (and earnings on those amounts) can be distributed at the participant’s request prior to termination of employment in a lump sum distribution of 85% of the vested account, with the remaining 15% forfeited.

In connection with his prior service with TJX Canada, Mr. MacMillan participated in the Canadian Executive Savings Plan, or CESP, a deferred compensation plan for eligible employees of TJX Canada. Under the CESP, participants can contribute a portion of their base earnings to a trust fund maintained in Canada and receive notional matching employer credits, including a performance-based match based on TJX Canada MIP results. CESP contributions are invested, and matching credits are notionally invested, in mutual funds or other market investments selected by the participant. Mr. MacMillan holds amounts previously deferred under the CESP but was not eligible to make new contributions or receive matching credits under the CESP during fiscal 2017. Mr. MacMillan again became eligible to participate in this plan after the end of fiscal 2017 in connection with his move to Canada. Mr. MacMillan has a current right to his participant contributions to the CESP (and earnings on those amounts) and a right to employer matching credits (and earnings on those amounts) upon termination of employment. Distributions of matching credits are generally made in a lump sum or up to ten annual installments.

Through December 31, 2007, we offered eligible key employees and directors the opportunity to participate in the General Deferred Compensation Plan, or GDCP, another U.S. nonqualified deferred compensation plan. Ms. Meyrowitz is a vested participant in this plan. Under the GDCP, participants could defer all or a portion of base salary and MIP and LRPIP awards or, in the case of directors, retainers and meeting fees, which deferrals are credited with notional interest at an annually adjusted rate based on an average yield of Treasury securities during the prior year. For calendar 2016, this rate was 2.10%. No further deferrals were permitted beginning with fiscal 2009 compensation, but previously deferred amounts continue to be credited with notional interest amounts.

Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) that had not been distributed prior to January 1, 2009 are distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts) are distributed in a lump sum during employment or following termination of service as elected by the participant, or, for participants whose employment terminates at or after age 55, in a lump sum or in installments upon or following termination as elected by the participant (with all payments completed by the tenth anniversary of termination of service). Upon a change of control, each participant receives the entire amount credited to his deferred account in a lump sum payment.

Nonqualified Deferred Compensation for Fiscal 2017

The following table provides information on fiscal 2017 nonqualified deferred compensation plans for our named executive officers:

Name and Plan Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Ernie Herrman
ESP	$ 152,500	$ 1,524,472	$ 212,380	—	$ 5,298,826
Carol Meyrowitz
GDCP	—	—	13,127	—	645,259
ESP	200,000	—	349,889	—	3,482,162
Michael MacMillan
ESP	105,231	262,357	564,862	—	3,262,049
CESP(5)	—	—	57,019	—	348,342
Richard Sherr
ESP	140,873	229,299	415,680	—	3,848,098
Scott Goldenberg
ESP	81,346	202,284	530,599	—	2,761,546

(1)	Reflects notional credits to participant accounts. Amounts are also included as Salary or Non-Equity Incentive Plan Compensation, as applicable, in the Summary Compensation Table.

(2)	Reflects notional credits to participant accounts. Amounts include the performance-based credits earned under the ESP for fiscal 2017 but not credited until after the close of fiscal 2017. The amounts in this column are also included in All Other Compensation column in the Summary Compensation Table.

(3)	Reflects notional market-based earnings on deferrals and other amounts credited to the account of plan participants under the ESP, notional interest under the GDCP as described above, and earnings under the CESP as described above. It has been our practice to purchase the specified notional investments under the ESP to help meet our future obligations under the ESP.

(4)	The aggregate balance includes deferrals of income for prior fiscal years. Amounts deferred by individuals who were named executive officers for the fiscal year of the deferral were included in the compensation reported for those individuals in the compensation tables in prior proxy statements. The aggregate balance also includes earnings on amounts deferred and performance-based credits earned under the ESP for fiscal 2017 but not credited until after the close of fiscal 2017.

(5)	CESP amounts for Mr. MacMillan are converted from Canadian dollars at the average annual exchange rate of $0.7597 per Canadian dollar.

Potential Payments upon Termination or Change of Control

We believe that providing severance and change of control benefits helps us attract and retain high quality executives and protect our other business interests, as discussed further in the Compensation Discussion and Analysis.

Potential Payments under our Employment Agreements. Each of our named executive officers in fiscal 2017 was party to an employment agreement providing for payments in connection with the specified termination or change of control events generally described below.

●

Termination Other than for Cause or Constructive Termination: If we terminate a named executive officer’s employment other than for cause or the executive terminates employment in connection with a forced relocation of more than 40 miles (referred to as a constructive termination), the executive would be entitled to 24 months of continued base salary and any automobile allowance; cash payments in an amount sufficient after taxes to cover the cost of any COBRA continuation of health benefits during the salary continuation period; cash incentive awards under MIP and LRPIP for each uncompleted year or award cycle, to the extent applicable performance goals are met and adjusted to reflect the executive’s period of service during the year or cycle; and equity awards in accordance with their terms. In addition, both Mr. Herrman and Ms. Meyrowitz are entitled to acceleration of stock options and to continued vesting of LRPIP-based stock awards to the extent applicable LRPIP goals are met and adjusted, if applicable, to reflect the executive’s period of service during the performance period (including, for Ms. Meyrowitz, service credit for the year in which termination occurs); salary continuation for Ms. Meyrowitz will continue to be based on her fiscal 2016 salary rate regardless of when termination occurs; and a constructive termination for Ms. Meyrowitz would also include a voluntary termination in connection with an involuntary removal or failure to be nominated or reelected to the Board or as Chairman of the Board.

●	Death or Disability: Upon a termination of employment by reason of death or disability, each named executive officer (or his or her legal representative) would be entitled to the same benefits as are described above, except that salary continuation would be subject to adjustment for any long-term disability benefits, the MIP award would be paid at target without proration, any stock option acceleration would be determined under the terms of the applicable award, and Mr. Herrman would be eligible for the additional performance-based credit under the ESP for the year of termination if applicable performance goals are met.

●	Retirement or Voluntary Termination: Our named executive officers would not be entitled to these separation benefits upon a voluntary termination (other than a constructive termination), except that upon retirement or other voluntary termination (other than a constructive termination) Ms. Meyrowitz would be entitled to benefits under LRPIP and any LRPIP-based stock awards, in each case to the extent applicable LRPIP goals are met and adjusted, if applicable, to reflect the executive’s period of service during the performance period (including, in the case of LRPIP-based stock awards, service credit for the year in which termination occurs).

●	End of Contract Term: For each of our named executive officers a termination occurring on the last day of the agreement term would be treated as a termination other than for cause unless we make an offer of continued service in a comparable position.

●	Change of Control: Upon a change of control (with or without a termination of employment), each named executive officer would be entitled to receive a lump sum settlement at target of MIP and LRPIP awards for which the performance period or cycle had not ended, plus any benefits (including any acceleration of awards) under the SIP and our deferred compensation plans (as described further below). We would also be obligated to pay legal fees and expenses the named executive officer reasonably incurs in seeking enforcement of contractual rights following a change of control.

The events that constitute a change of control under the agreements in effect during fiscal 2017 generally consist of the following, subject to the qualifications set forth in those agreements: a change of control required to be reported under the Exchange Act; the acquisition of 20% or more of our common stock followed by a change in a majority of our Board of Directors; a proxy solicitation or solicitations followed by a change in a majority of our Board of Directors; and the execution of certain agreements of acquisition, merger or consolidation followed by consummation of the transactions contemplated by such agreement.

●	Change of Control Followed by Qualifying Termination: Upon a qualifying termination of employment following a change of control, each named executive officer would be entitled to receive alternative severance benefits instead of the separation-related benefits described above. The alternative severance benefits consist of a lump sum severance payment equal to two times the sum of the executive’s annual base salary, any annual automobile allowance and target MIP award amount; two years of continued participation in health and life insurance programs, except to the extent of replacement coverage; and any benefits (including any acceleration of awards) under the SIP and our deferred compensation plans (as described further below). For this purpose, base salary and the target MIP amount would be determined by reference to the higher of the executive’s base salary immediately prior to termination or the change of control (except that base salary for Ms. Meyrowitz would continue to be based on her fiscal 2016 salary rate), and base salary would be adjusted for any long-term disability benefits. Ms. Meyrowitz would also be entitled to a lump sum payment of her vested SERP benefit determined, if more favorable to her, under actuarial assumptions specified in her agreement representing early commencement of her unreduced benefit.

A qualifying termination for these purposes includes a termination by us other than for cause, by the executive for good reason (as defined in the agreements), or a termination by reason of death or disability, in each case within 24 months following a change of control without regard to the scheduled term of the agreement. A qualifying termination does not include a voluntary termination without good reason.

In addition to the amounts described above, the executives would remain entitled to vested and accrued, but unpaid, compensation and benefits (including earned but unpaid amounts under MIP and LRPIP) and to any SIP or deferred compensation benefit (as described below). Mr. MacMillan would be eligible for any remaining expatriate benefits associated with his prior international assignments following a termination of employment. In connection with his move to Canada and his new agreement that became effective after the end of fiscal 2017, Mr. MacMillan would be eligible to receive certain cash benefits (otherwise denominated in U.S. dollars) in Canadian dollars and for any continued coverage under the company’s executive life insurance program. Our named executive officers would not be entitled to any tax gross-up payment for any “golden parachute” excise tax on change of control benefits, but payments and benefits to each executive would be reduced if and to the extent such a reduction would have put the executive in a better after-tax position.

Potential Acceleration or Continued Vesting of Unvested Equity Awards. Under the terms of awards granted under the SIP, upon a termination due to death or disability each of our named executive officers would be entitled to partial acceleration of stock options granted more than three months prior to the date of termination; Mr. Herrman would be entitled to acceleration of his fiscal 2017-2019 LRPIP-based stock award and continued vesting of his other LRPIP-based stock awards to the extent applicable performance goals are met; Ms. Meyrowitz would be entitled to acceleration of her LRPIP-based stock award and her MIP-based stock awards; and each of our named executive officers, other than Mr. Herrman and Ms. Meyrowitz, would be entitled to continued vesting of stock awards to the extent applicable performance goals are met. In the event of a termination without cause or a constructive termination, Mr. Herrman and Ms. Meyrowitz would be entitled to full acceleration of unvested stock options; Mr. Herrman would be entitled to continued vesting of LRPIP-based stock awards, to the extent applicable performance goals are met; and Ms. Meyrowitz would be entitled to continued vesting of her LRPIP-based stock award and her MIP-based stock awards, to the extent applicable performance goals are met. Following a termination of employment at the end of fiscal 2017, each of the executives would have been able to exercise vested options in accordance with applicable post-termination exercise periods and Ms. Meyrowitz, Mr. Goldenberg and Mr. MacMillan, upon retirement at the end of fiscal 2017, would have been eligible for continued vesting of outstanding options and fiscal 2017-2019 LRPIP-based stock awards, in each case in accordance with the terms described above under the Grants of Plan-Based Awards table. In each of these circumstances, the potential acceleration or continued vesting of unvested LRPIP-based stock awards held by our named executive officers would be subject to proration, if applicable, based on the rules described in footnote 3 to the table below.

As described in the Compensation Discussion and Analysis, new equity awards granted in September 2015 or later do not include automatic accelerated vesting upon a change of control of TJX. Instead, performance conditions for performance-based stock awards will be deemed satisfied upon the change of control, and stock options and performance-based stock awards will vest in full upon the change of control if not continued or assumed in the transaction or, if continued or assumed, in the event of a qualifying termination of employment following the change of control. A qualifying termination for these purposes includes an involuntary termination without cause or a termination for good reason within 24 months following the change of control. Equity awards granted before September 2015 vest in full upon a change of control of TJX.

Except as described above in connection with a change of control of TJX, Mr. Herrman’s performance-based career shares award is not eligible for acceleration or continued vesting in connection with any termination of employment.

Potential Acceleration of Unvested Deferred Compensation. As noted above under Nonqualified Deferred Compensation Plans, any unvested employer credit accounts under the ESP also vest in full upon a change of control or termination of employment due to death or disability, and any accounts under GDCP will be paid upon a change of control.

Related Provisions. Each named executive officer agreed to non-solicitation and non-competition provisions that operate during the term of employment and for 24 months thereafter, and to confidentiality provisions during and after employment. Benefits under the employment agreements and SERP, as well as benefits attributable to the enhanced employer credits at or above the Senior Executive Vice President level under the ESP (including Mr. Herrman’s additional performance-based credits), are also conditioned on compliance with restrictive covenants. Upon a change of control, our named executive officers would no longer be subject to any covenant not to compete following a termination of employment. In accordance with TJX policy regarding expatriate and tax equalization benefits, TJX has the discretion to require repayment by Mr. MacMillan of all or a portion of his assignment-related benefits if his employment is terminated for cause, or if he fails to comply with restrictive covenants.

The agreements and plans include terms designed to comply with the deferred compensation provisions of Section 409A of the Internal Revenue Code (Section 409A), including provisions that would delay certain termination-related benefits for six months beyond termination of employment and alternative payment provisions that could apply in connection with a change of control not described in Section 409A.

The following table sets forth aggregate estimated payment obligations to each of our named executive officers, assuming that the triggering events had occurred on January 28, 2017, all pursuant to the terms of TJX’s plans and each executive’s employment agreement as in effect on such date:

Triggering Event and Payments(1)
	Ernie Herrman	Carol Meyrowitz	Michael MacMillan	Richard Sherr	Scott Goldenberg
Death/Disability
Severance	$3,050,000	$3,150,000	$2,120,000	$1,864,000	$1,650,000
MIP/LRPIP(2)	3,529,169	2,883,335	1,278,770	1,006,678	947,404
Acceleration of Option Awards(3)	90,087	107,947	48,794	56,295	48,794
Acceleration or Continued Vesting of Stock Awards(3)	19,395,068	8,463,017	6,087,200	6,083,700	4,690,467
Health, Life, and/or Automobile Benefits	144,935	120,527	120,527	144,935	120,527

Total(4)	26,209,259	14,724,826	9,655,291	9,155,608	7,457,192

Retirement or Voluntary Termination
LRPIP(2)	—	1,383,333	—	—	—
Continued Vesting of Option Awards(3)	—	307,235	138,887	—	138,887
Continued Vesting of Stock Awards(3)	—	3,181,596	1,000,533	—	875,467

Total	—	4,872,164	1,139,420	—	1,014,354

Termination without Cause/Constructive Termination
Severance	3,050,000	3,150,000	2,120,000	1,864,000	1,650,000
MIP/LRPIP(2)	1,241,667	1,383,333	700,000	500,000	500,000
Acceleration of Option Awards(3)	256,396	307,235	—	—	—
Continued Vesting of Stock Awards(3)	19,395,068	8,463,017	—	—	—
Health, Life and/or Automobile Benefits	144,935	120,527	120,527	144,935	120,527

Total	24,088,066	13,424,112	2,940,527	2,508,935	2,270,527

Change of Control
Settlement of MIP/LRPIP	2,625,000	2,575,000	1,400,000	1,000,000	1,000,000
Acceleration of Option Awards(3)	214,658	257,217	116,276	134,141	116,276
Acceleration of Stock Awards(3)	19,819,800	—	6,098,400	6,094,900	4,573,800

Total	22,659,458	2,832,217	7,614,676	7,229,041	5,690,076

Change of Control followed by Qualifying Termination
Change of Control Benefits (see above)	22,659,458	2,832,217	7,614,676	7,229,041	5,690,076
Acceleration of Option Awards(3)	41,738	50,018	22,611	26,086	22,611
Acceleration of Stock Awards(3)	13,871,701	10,053,815	3,001,600	3,001,600	2,626,400
Severance	7,625,000	6,150,000	3,286,000	2,889,200	2,557,500
Deferred Compensation Enhancement(5)	—	6,888,100	—	—	—
Health, Life, and/or Automobile Benefits	142,327	125,701	125,701	142,327	125,701
Reduction to Maximize After-Tax Benefit(6)	—	—	—	—	(936,839)

Total(4)	44,340,224	26,099,851	14,050,588	13,288,254	10,085,449

(1)	We used the following assumptions to calculate the payments set forth in the table:

●	We assumed in each case that the termination was not for cause; the executive does not violate his or her non-competition, non-solicitation, confidentiality or other obligations to us following termination; the executive receives COBRA continuation of health coverage for up to 18 months but does not receive health or life insurance coverage from another employer within the relevant periods; and the executive does not incur legal fees requiring reimbursement from us. We also assumed that any change of control would have qualified as a “change in control event” under Section 409A.

●	For health care benefits, we estimated an amount sufficient after taxes to cover the cost of continuation of health coverage based on the COBRA rates in effect as of January 28, 2017 and assumed, in the case of a qualifying termination following a change of control, that employee contributions for health coverage will continue at rates in effect as of January 28, 2017.

●	In the case of payments following termination by reason of disability, the amounts shown assume salary continuation and/or long-term disability payments, coordinated to avoid duplication.

●

We valued performance-based stock awards and stock options using $74.26, the closing price of our common stock on the NYSE on January 27, 2017, the last business day of the fiscal year. For equity awards that would have accelerated upon or continued vesting following the triggering event, we included the full value of all performance-based stock awards ($74.26 per share), plus the value of any accumulated dividends as of January 28, 2017 that would be payable upon the vesting of such awards, and the spread value ($74.26 per share minus the option exercise price) for all in-the-money stock options. See the Outstanding Equity Awards table on p. 42 for more information about these equity awards. Actual amounts that will be earned with respect to these equity awards may be different from the values included in the table.

●	In addition to the SERP enhancement described in footnote 5 of this table, our named executive officers were eligible for benefits described above under Pension Benefits and Nonqualified Deferred Compensation Plans.

We did not include any amounts in respect of accrued but unpaid base salary or benefits; any amounts in respect of bonuses under MIP and LRPIP for performance periods ending on January 28, 2017 that were earned but remained unpaid as of that date; any amounts in respect of stock options that were not in-the-money or outstanding equity awards that were earned based on service and performance as of January 28, 2017 or that would not have accelerated upon or continued vesting following the triggering event; or, for Mr. MacMillan, any amounts under our global mobility program.

(2)	The amount, for each executive, includes a prorated award for each LRPIP cycle ending after January 28, 2017, based on the portion of the cycle completed as of January 28, 2017 and assuming target performance, plus, in the event of termination due to death or disability, the fiscal 2017 MIP award at target without proration. Proration for purposes of the LRPIP amount would have been determined based on the number of completed months in the cycle or, in the event of Ms. Meyrowitz’s retirement or voluntary termination, the number of completed years in the cycle.

(3)	The value of continued vesting of stock awards included in this table assumes that applicable performance conditions are satisfied. In the event of termination due to death or disability, retirement, or termination without cause or constructive termination, the potential acceleration or continued vesting of LRPIP-based stock awards held by our named executive officers would be subject to proration, if applicable, based on full fiscal years completed during the performance period, except that Ms. Meyrowitz’s LRPIP-based stock award would be prorated one-third if the triggering event occurs before the end of the first fiscal year of the performance period or two-thirds if the triggering event occurs before the end of the second fiscal year of the performance period. Equity awards granted before September 2015 vest in full upon a change of control of TJX and are included under “Change of Control” in this table. Equity awards granted in September 2015 or later are double-trigger awards which do not include automatic accelerated vesting upon a change of control of TJX. Double-trigger awards would vest in full upon a change of control of TJX if not continued or assumed in the transaction or, if continued or assumed, in the event of a qualifying termination of employment following the change of control. For purposes of this table, double-trigger awards are included in “Change of Control followed by Qualifying Termination” in this table.

(4)	In the event of death on January 28, 2017, the beneficiaries of our named executive officers would also have been entitled to the following amounts under our management- and executive-level life insurance programs: $1,075,000 for Mr. MacMillan and $975,000 for each other named executive officer. Company-paid amounts for these programs are included and described above in the Summary Compensation Table under All Other Compensation for fiscal 2017.

(5)	For Ms. Meyrowitz, the amount represents the estimated value of any enhancement under our SERP in the case of a qualifying termination following a change of control. The enhancement value represents the difference between (a) the estimated amount payable to Ms. Meyrowitz under SERP using the post-change of control actuarial assumptions specified in her employment agreement representing early commencement of her unreduced benefit and (b) the estimated amounts payable to Ms. Meyrowitz under SERP using the pre-change of control actuarial assumptions specified in the plan and her employment agreement (which as of January 28, 2017 would have produced higher lump sum benefit values than those shown in the Pension Benefits table above by $4,268,346).

(6)	In the case of a change of control (both with and without a termination of employment) occurring on January 28, 2017, we estimated the mandatory reductions to benefits that would apply in order to maximize the executive’s benefit after change-of-control excise and other taxes. For purposes of this determination, we assumed that all equity awards would have been cashed out at closing in the amounts described above in footnote 3 of this table; that only a portion of the value of stock options, performance-based stock awards with performance periods ending on January 28, 2017, accumulated cash dividends with respect to such stock awards, and certain other payments, would have been treated as contingent upon a change of control; and that none of the payments would be exempt under a special rule for reasonable compensation or treated as contingent upon a change of control under a special presumption applicable to agreements entered into or amendments made during fiscal 2017. Applying these assumptions, we determined that the only case in which a mandatory reduction to benefits would have been required would have been a reduction to Mr. Goldenberg’s benefits in the case of a change of control with a qualifying termination occurring on January 28, 2017.

DIRECTOR COMPENSATION

For fiscal 2017, our non-employee directors were entitled to the following payments:

●	Annual retainer of $80,000 for each non-employee director

●	Additional annual retainer of $28,000 for the Audit Committee Chairman

●	Additional annual retainer of $15,000 for each Audit Committee member (other than the Chairman)

●	Additional annual retainer of $26,000 for the Chairman of the subcommittee of the Audit Committee

●	Additional annual retainer of $23,000 for the Executive Compensation Committee Chairman

●	Additional annual retainer of $10,000 for each Executive Compensation Committee member (other than the Chairman)

●	Additional annual retainer of $18,000 for the Corporate Governance Committee Chairman

●	Additional annual retainer of $8,000 for each Corporate Governance Committee member (other than the Chairman)

●	Additional annual retainer of $18,000 for the Finance Committee Chairman

●	Additional annual retainer of $8,000 for each Finance Committee member (other than the Chairman)

●	Additional annual retainer of $70,000 for the Lead Director

●	Two annual deferred stock awards for each non-employee director, each representing shares of our common stock valued at $80,000

Employee directors do not receive separate compensation for their service as directors. Members of the Executive Committee do not receive committee-specific compensation. Directors are reimbursed for customary expenses for attending Board and committee meetings. The deferred stock awards (including deferred dividend awards) are granted under the SIP. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests based on a director’s continued service until the annual meeting next following the grant of the award (subject to possible earlier vesting in the event of a change of control if not continued or assumed in the transaction or if a qualifying termination of service as a director occurs following the change of control and prior to the scheduled vesting date), and is payable with accumulated dividends in stock upon vesting or, if an irrevocable advance election is made, at the same time as the first award. In the event that a non-employee director separates from service as a director prior to vesting in the second award, that award is forfeited.

Our non-employee directors are eligible to defer their retainers under the ESP (described above in Nonqualified Deferred Compensation Plans) but are not eligible for matching credits. Amounts deferred by directors under the ESP are notionally invested in mutual funds or other market investments. Participating non-employee directors may select a distribution date earlier than retirement from the Board, but no earlier than January 1st of the second year following the year of the deferral. During fiscal 2017, Mr. Bennett and Ms. Nemerov deferred amounts under the ESP. Prior to January 1, 2008, our non-employee directors were eligible to defer their retainers and fees in our GDCP (described above in Nonqualified Deferred Compensation Plans), under which amounts deferred earn interest at a periodically adjusted market-based rate. Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) will be distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts) are scheduled to be paid upon or after leaving the Board. Mr. Bennett and Ms. Shire currently participate in the GDCP. We do not provide retirement, health or life insurance benefits to our non-employee directors.

The following table provides information concerning compensation for our non-employee directors for fiscal 2017. Information about Ms. Meyrowitz’s and Mr. Herrman’s compensation for fiscal 2017 is provided with that of the other named executive officers in the Compensation Discussion and Analysis and in the accompanying tables above.

Directors Compensation for Fiscal 2017

Name	Fees Earned or Paid In Cash	Stock Awards(1)(2)	Total

Zein Abdalla	$ 96,000	$ 166,445	$ 262,445
José B. Alvarez	105,000	194,319	299,319
Alan M. Bennett	111,000	195,443	306,443
David T. Ching	129,000	183,163	312,163
Michael F. Hines	116,000	197,434	313,434
Amy B. Lane	113,000	191,611	304,611
Jackwyn L. Nemerov	14,835	82,774	97,609
John F. O’Brien	150,000	207,559	357,559
Willow B. Shire	108,000	210,120	318,120
William H. Swanson(3)	32,000	2,377	34,377

(1)	Reflects the grant date fair value of annual deferred share awards totaling $160,000 (or, for Ms. Nemerov, prorated deferred share awards granted at her election to the Board of Directors in November 2016) and annual credits of additional deferred shares in the amount of dividends accrued on deferred shares.

(2)	The following table shows the number of shares subject to outstanding stock awards for our non-employee directors as of January 28, 2017:

Name	Outstanding Stock Awards*

Zein Abdalla	8,267
José B. Alvarez	39,952
Alan M. Bennett	42,388
David T. Ching	27,270
Michael F. Hines	44,651
Amy B. Lane	36,874
Jackwyn L. Nemerov	1,052
John F. O’Brien	55,001
Willow B. Shire	57,912
William H. Swanson	—

* Includes 1,050 deferred shares for each current non-employee director unvested as of the end of fiscal 2017, other than Ms. Nemerov, who had 526 unvested deferred shares. These shares are scheduled to vest on the day before the 2017 Annual Meeting.

(3)	Mr. Swanson served on the Board until June 2016.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS AS

TJX’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending February 3, 2018, subject to ratification by our shareholders. PwC has been retained as TJX’s independent registered public accounting firm since 1962. We are asking shareholders to ratify PwC’s appointment. A representative of PwC is expected to attend the Annual Meeting and will have the opportunity to make a statement if they wish to do so. The representative will also be available to answer questions from the shareholders. The members of the Audit Committee and Board believe that the continued retention of PwC to serve as the company’s independent external auditor is in the best interests of the company and its shareholders.

Your Board of Directors unanimously recommends that you vote FOR Proposal 2.

PROPOSAL 3

REAPPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS

UNDER THE STOCK INCENTIVE PLAN

We are seeking shareholder reapproval of the material terms of the performance goals under our Stock Incentive Plan, or the SIP, as they apply to our executive officers, solely for the purposes of Section 162(m) of the Internal Revenue Code, as described below. This proposal does not seek shareholder approval of any increase to the number of shares available under the SIP or of any amendments or other changes to the SIP.

Section 162(m) generally provides that compensation provided by a publicly-held corporation to any of its CEO and three most highly-paid named executive officers (other than its CEO or CFO) is not deductible by the corporation for U.S. federal income tax purposes for any taxable year to the extent it exceeds $1 million. This limitation does not apply to compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Section 162(m), including the requirement that the material terms of the related performance goals be disclosed to and approved by shareholders not less frequently than every five years. Under Section 162(m), the material terms include the class of eligible employees, a description of the business criteria on which the performance goals may be based, and the maximum amount that can be paid to any participant for a specified period. For the SIP, these terms are described below under “Eligibility,” “Individual award limits” and “Business criteria on which performance goals may be based,” respectively. Although shareholder approval is one of the requirements for exemption under Section 162(m), even with shareholder approval there can be no guarantee that compensation will be treated as exempt performance-based compensation under Section 162(m).

Our shareholders last approved the material terms of SIP performance goals at our Annual Meeting in 2013. Those terms will continue to apply to outstanding SIP awards. We now seek reapproval of the material terms of SIP performance goals to enable us to continue to provide, if desired, exempt performance-based compensation under the SIP to our executive officers. As discussed above in Compensation Discussion and Analysis—Tax and Accounting Considerations, even if shareholders approve these performance goals the ECC will continue to have authority to provide compensation that is not intended to be exempt from the deduction limitations of Section 162(m).

If shareholders do not approve this proposal, we may continue to make stock and stock-based awards under the SIP, but our ability to make tax-deductible awards to our executive officers will be limited.

Summary of SIP

The following summary of the material features of the SIP is qualified in its entirety by reference to the SIP, which is included as Appendix B to this proxy statement.

Overview: The SIP is administered by the ECC (or its authorized delegates) and awards under the SIP consist of various stock and stock-based awards, including stock options, and may provide for dividend equivalents. Historically, stock options, performance-based stock awards and director deferred stock awards have been granted under the SIP. The maximum number of shares of TJX common stock authorized for issuance under the SIP is 89,224,956 shares (determined as of February 2, 2013, inclusive of then-outstanding awards and subject to the share-counting rules specified in the SIP). For purposes of this share limit, each share subject to a stock option or stock appreciation right (SAR) is counted as one share and each share subject to other awards is counted as 1.13 shares. An aggregate limit of 2.5 million shares applies to awards, other than stock options and SARs, granted on or after February 2, 2013 with a scheduled vesting date less than three years from the date of grant. This limit does not apply to awards scheduled to vest no more rapidly than in one-third installments over three years, performance awards with a performance period of at least one year, or awards granted in connection with a participant’s commencement of employment. This limit also does not apply to the annual deferred stock awards granted to non-employee directors, which are subject to separate limits described below. On April 10, 2017, the closing price of TJX common stock as reported on the New York Stock Exchange was $76.02 per share. Stock options under SIP are generally intended to be exempt from the Section 162(m) deduction limitation. Other SIP awards may be, but are not required to be, granted with terms intended to qualify for exemption.

Eligibility:  SIP awards may be granted to executive officers and to other key employees of TJX and its subsidiaries selected from time to time by the ECC or its authorized delegates, and to non-employee directors of TJX. Currently, approximately 5,400 executive officers and other key employees and 9 non-employee directors participate in SIP.

Individual award limits:  The maximum number of shares subject to each of stock options, SARs or performance awards granted under SIP to any participant in any three-year period may not exceed 16 million shares for each such category of award (including earnings or notional earnings on awards to the extent consistent with Section 162(m)).

Director awards:  The SIP provides for annual deferred stock awards to non-employee directors having an aggregate individual grant date value of $250,000, or such lesser amount as the Board of Directors determines ($160,000 in fiscal 2017).

Terms and conditions of awards:  The ECC determines the terms and conditions applicable to each SIP award, subject to specified default provisions if the ECC does not specify an alternative.

Transferability:  Generally, no awards or rights under the SIP may be transferred (other than at death) except as specifically permitted by the SIP or as may be otherwise determined by the ECC. In addition, SIP awards are subject to any applicable prohibitions under TJX’s policy regarding pledging, hedging, or derivative transactions, including the use of awards as collateral for a loan or in a margin account.

Business criteria on which performance goals may be based:  For each SIP award (other than a stock option or an SAR) that is intended to qualify as exempt performance-based compensation under Section 162(m), the performance goals set by the ECC will be one or more objectively determinable measures of performance relating to any one or any combination of the following business criteria (measured on an absolute basis or relative to one or more comparators, including one or more companies or indices, and determined on a consolidated, divisional, line of business, project, geographical or area of executive’s responsibilities basis, or any combination thereof):

●	Sales, revenues or comparable store sales;
●	Assets, inventory levels, inventory turns, working capital, cash flow or expenses;
●	Earnings, profit, income, losses or margins, before or after deduction for all or any portion of interest, taxes, depreciation, amortization, rent, or such other items as the ECC may determine in a manner consistent with Section 162(m), whether or not on a continuing operations and aggregate or per share basis, basic or diluted, before or after dividends;
●	Return on investment, capital, equity, assets, sales or revenues, or economic value added models or equivalent metrics;

●	Market share, store openings or closings, customer service or satisfaction levels, or employee recruiting, retention or diversity;
●	Stock price, dividends, or total shareholder return, or credit ratings; or
●	Strategic plan implementations.

The ECC may provide for automatic adjustments to the business criteria described above (in measures of achievement, amounts payable, or other award terms) to reflect objectively determinable events (for example, acquisitions, divestitures, extraordinary items, other unusual or non-recurring items and/or changes in accounting principles) that may affect the business criteria, any such adjustment to be established and administered in a manner consistent with the requirements for exempt performance-based compensation under Section 162(m).

Adjustments; corporate transactions:  The ECC is required to make appropriate adjustments to outstanding SIP awards in the event of a stock split, stock dividend or similar event, an extraordinary dividend or distribution or a restructuring transaction, including to the number and kind of securities available or subject to awards and the individual limits. The SIP provides that, in the event of a change of control of TJX, outstanding SIP awards would accelerate automatically unless otherwise expressly provided at the time of grant. SIP awards granted in September 2015 or later do not include automatic accelerated vesting upon a change of control of TJX. Instead, under the terms of SIP awards granted in September 2015 or later, the performance conditions for performance-based stock awards would be deemed satisfied upon the change of control, and stock options and performance-based stock awards would accelerate automatically upon the change of control if not continued or assumed in the transaction or, if continued or assumed, in the event of a qualifying termination of employment following the change of control. In the event of a merger, consolidation, liquidation or reorganization of TJX other than a change of control, subject to the change of control provisions described above, the ECC may substitute or adjust the number of shares reserved for issuance under the SIP, the number and purchase price of shares subject to SIP awards, or accelerate, amend or terminate SIP awards upon such terms and conditions as it may provide.

Amendment and termination:  The Board of Directors or the ECC may at any time amend or discontinue the SIP, subject to participant consent or shareholder approval in certain circumstances.

U.S. Federal Income Tax Consequences of Certain Awards

The following is a summary of some of the general federal income tax consequences associated with the issuance and receipt of certain awards under the SIP under current federal tax laws. The summary does not address tax rates or non-U.S., state or local tax consequences, nor does it address employment-tax or other federal tax consequences except as noted.

Stock Options.  Historically, all stock options granted under the SIP have been “nonstatutory stock options” or NSOs. In general, the recipient of an NSO has no taxable income at the time of grant but realizes income in connection with the exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to TJX. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which TJX is not entitled to a deduction.

SARs.  The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR has ordinary income equal to the amount of any cash and the fair market value of any stock received and a corresponding deduction will generally be available to TJX.

Deferred Stock Awards/Restricted Stock Units.  The grant of a deferred stock or restricted stock unit award does not itself result in taxable income. When the participant acquires the underlying shares of stock, unless the shares are restricted, he or she will have ordinary income equal to the value of the shares at that time and a corresponding deduction will generally be available to TJX. If the shares delivered are subject to a substantial risk of forfeiture, the participant will instead be subject at that time to the rules described below for restricted stock.

Restricted Stock.  A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at the time over the purchase price, if any, and a corresponding deduction is available to TJX. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock at the time it is acquired rather than later, when the substantial risk of forfeiture lapses. An 83(b) election must be made not later than thirty (30) days after the transfer of the shares to the participant and must satisfy certain other requirements. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to TJX. Fair market value for this purpose is determined without regard to the forfeiture restrictions. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

Section 162(m).  Stock options and SARs under the SIP are generally intended to be eligible for exemption from the deduction limits of Section  162(m) and SIP performance awards may be designed to qualify for exemption. However, as discussed above in Compensation Discussion and Analysis—Tax and Accounting Considerations, the ECC will continue to have authority to provide compensation that is not intended to be exempt from the deduction limitations of Section 162(m).

Section 409A.  Section 409A of the Code (Section 409A) imposes an additional 20% income tax, plus, in some cases, interest, on nonqualified deferred compensation that does not comply with the deferral, payment-timing and other formal and operational requirements specified in Section 409A and related regulations and that is not exempt from those requirements. Stock options and SARs granted under the SIP are intended to be exempt from Section 409A and the ECC may prescribe terms for other awards that are consistent with the requirements of, or an exemption from, Section 409A.

Certain Change of Control Payments.  Under the Code, the vesting or accelerated exercisability of options and the vesting and payments of other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change of control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of SIP awards, may be subject to an additional 20% federal tax and may be non-deductible to TJX.

New Plan Benefits

As SIP awards will be granted at the discretion of the ECC, the type, number, recipients and other terms of such awards cannot be determined at this time. For a description of certain outstanding SIP awards for our named executive officers, see the Compensation Discussion and Analysis and accompanying compensation tables above.

Your Board of Directors unanimously recommends that you vote FOR Proposal 3 to reapprove the material terms of the performance goals under our Stock Incentive Plan.

PROPOSAL 4

REAPPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS

UNDER THE CASH INCENTIVE PLANS

We are seeking shareholder reapproval of the material terms of the performance goals under our cash incentive plans, MIP and LRPIP, as they apply to our executive officers, solely for purposes of Section 162(m) of the Internal Revenue Code, as described below. This proposal does not seek shareholder approval of any amendments or other changes to MIP or LRPIP.

Section 162(m) generally provides that compensation provided by a publicly-held corporation to any of its CEO and three most highly-paid named executive officers (other than its CEO or CFO) is not deductible by the corporation for U.S. federal income tax purposes for any taxable year to the extent it exceeds $1 million. This limitation does not apply to compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Section 162(m), including the requirement that the material terms of the related performance goals be disclosed to and approved by shareholders not less frequently than every five years. Under Section 162(m), the material terms include the class of eligible employees, a description of the business criteria on which the performance goals may be based and the maximum amount that can be paid to any participant for a specified period. For each of MIP and LRPIP, these terms are described below under “Eligibility,” “Individual award limits” and “Business criteria on which performance goals may be based,” respectively. Although shareholder approval is one of the requirements for exemption under Section 162(m), even with shareholder approval there can be no guarantee that compensation will be treated as exempt performance-based compensation under Section 162(m).

Our shareholders last approved the material terms of MIP and LRPIP performance goals at our Annual Meeting in 2012. Those terms will continue to apply to outstanding awards under these plans. We now seek reapproval of the material terms of MIP and LRPIP performance goals to enable us to continue to provide, if desired, exempt performance-based compensation under MIP and LRPIP to our executive officers. As discussed above in Compensation Discussion and Analysis—Tax and Accounting Considerations, even if shareholders approve these performance goals the ECC will continue to have authority to provide compensation that is not intended to be exempt from the deduction limitations of Section 162(m).

If shareholders do not approve this proposal, we may continue to make cash-based awards under MIP and LRPIP, but our ability to make tax-deductible awards to our executive officers will be limited.

Summary of MIP and LRPIP

The following summary of the material features of MIP and LRPIP is qualified in its entirety by reference to the provisions of The TJX Companies, Inc. Management Incentive Plan and The TJX Companies, Inc. Long Range Performance Incentive Plan, which are included as Appendix C to this proxy statement.

Overview:  MIP and LRPIP are administered by the ECC. Awards under these plans consist of cash bonuses based on company performance determined over a specified performance period, typically one year for MIP and three years for LRPIP as described in Compensation Discussion and Analysis above. In order for awards to qualify as exempt performance-based compensation under Section 162(m), the ECC must establish the applicable performance goals, payment levels and other conditions consistent with the requirements for exemption under Section 162(m), and, after completion of the applicable performance period, the ECC must determine the extent to which such performance goals have been satisfied and take such steps as it deems necessary to satisfy the certification requirements under Section 162(m) prior to payment.

Eligibility:  Awards under MIP and LRPIP may be granted to executive officers and to other key employees of TJX and its subsidiaries selected from time to time by the ECC or its authorized delegates. Currently, approximately 5,400 executive officers and other key employees participate in MIP and LRPIP.

Individual award limits:  The maximum amount payable to any MIP participant for any fiscal year, and the maximum amount payable to any LRPIP participant for one or more performance cycles beginning in any single fiscal year, is $5 million, increased by 5% per year starting with our fiscal year ending February 1, 2014 (which limit is $6,318,408 for the fiscal year ending February 3, 2018 (fiscal 2018) under MIP and $6,318,408 for cycles beginning in fiscal 2018 under LRPIP).

Terms and conditions of awards:  The ECC (or its authorized delegates) determines the terms and conditions applicable to each award granted under MIP and LRPIP, subject to specified default provisions if the ECC does not specify an alternative.

Transferability:  Generally, no awards or rights under MIP or LRPIP may be transferred (other than at death) except as required by law.

Business criteria on which performance goals may be based:  For each award granted under MIP and LRPIP that is intended to qualify as exempt performance-based compensation under Section 162(m), the performance goals set by the ECC will be one or more objectively determinable measures of performance relating to any one or any combination of the following business criteria (measured on an absolute basis or relative to one or more comparators, including one or more companies or indices, and determined on a consolidated, divisional, line of business, project, geographical or area of executive’s responsibilities basis, or any combination thereof):

●	Sales, revenues or comparable store sales;
●	Assets, inventory levels, inventory turns, working capital, cash flow or expenses;
●	Earnings, profit, income, losses or margins, before or after deduction for all or any portion of interest, taxes, depreciation, amortization, rent, or such other items as the ECC may determine in a manner consistent with Section 162(m), whether or not on a continuing operations and aggregate or per share basis, basic or diluted, before or after dividends;
●	Return on investment, capital, equity, assets, sales or revenues, or economic value added models or equivalent metrics;
●	Market share, store openings or closings, customer service or satisfaction levels, or employee recruiting, retention or diversity;
●	Stock price, dividends, or total shareholder return, or credit ratings; or
●	Strategic plan implementations.

The ECC may provide for automatic adjustments to the business criteria described above (in measures of achievement, amounts payable, or other award terms) to reflect objectively determinable events (for example, acquisitions, divestitures, extraordinary items, other unusual or non-recurring items and/or changes in accounting principles) that may affect the business criteria, any such adjustment to be established and administered in a manner consistent with the requirements for exempt performance-based compensation under Section 162(m).

Corporate Transactions:  In the event of a merger, consolidation, stock or asset sale or similar transaction affecting TJX, the ECC is required to determine the effects the transaction may have on outstanding awards, subject to the terms of any applicable plans or agreements and consistent with 162(m) requirements for awards intended to qualify for exemption under Section 162(m).

Amendment and termination:  The Board of Directors or the ECC may at any time amend or terminate either of MIP or LRPIP.

New Plan Benefits

As awards under MIP and LRPIP are granted at the discretion of the ECC, the type, number, recipients, and other terms of such awards cannot be determined at this time. For a description of certain outstanding MIP and LRPIP awards for our named executive officers, see Compensation Discussion and Analysis and accompanying compensation tables above.

Your Board of Directors unanimously recommends that you vote FOR Proposal 4 to reapprove the material terms of the performance goals under our cash incentive plans.

PROPOSAL 5

ADVISORY APPROVAL OF TJX’S EXECUTIVE COMPENSATION

(THE SAY-ON-PAY VOTE)

The Compensation Discussion and Analysis, compensation tables and narrative discussion beginning on p. 21 of this proxy statement describe our executive compensation program and the compensation of our named executive officers for fiscal 2017, including an overview of our program design and details of the various elements of the program. It also provides details of our fiscal 2017 performance to provide context for the compensation.

The Board of Directors, as required pursuant to Section 14A of the Exchange Act, is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

RESOLVED, that the shareholders of The TJX Companies, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

As described in more detail in the Compensation Discussion and Analysis, we believe a key component of our continued success is developing and retaining talent that can execute the fundamentals of our off-price business model throughout our complex global operations and drive our long-term strategy. To support this strategy, our overall compensation philosophy is to establish a balanced program to attract and retain top talent; motivate executives to achieve our business objectives; reward performance; emphasize variable, performance-based compensation; support succession planning and effective leadership transitions; and maintain pay practices that align the interests of our Associates and shareholders.

The Board is asking shareholders to support this proposal. We believe TJX’s performance demonstrates the effectiveness of our compensation program. We received strong support from shareholders in the past several years for our executive compensation practices and believe our program continues to be effective. We continue to focus on pay for performance in our compensation program, as described in the Compensation Discussion and Analysis, which we encourage you to review. Although the vote we are asking you to cast is non-binding, the ECC and the Board value the views of our shareholders. As with past years, the Board and ECC will consider the outcome of this vote when determining future compensation arrangements for our named executive officers.

Your Board of Directors unanimously recommends that you vote FOR Proposal 5 to approve, on an advisory basis, executive compensation.

PROPOSAL 6

ADVISORY APPROVAL OF THE FREQUENCY OF

TJX’S SAY-ON-PAY VOTES

In Proposal 5, we are asking shareholders to cast an advisory vote on TJX’s executive compensation program. That advisory vote is referred to as a “say-on-pay” vote. In this Proposal 6, we are asking shareholders to cast an advisory vote on how frequently we should have say-on-pay votes in the future.

Shareholders may vote whether to hold say-on-pay votes every one, two or three years; shareholders also have the option to abstain from voting on this matter. The interval selected by the highest number of votes cast will be the recommendation of the shareholders.

The Board believes at this time that say-on-pay votes should be held annually. We have put forward an advisory say-on-pay vote annually since 2011. Although this advisory vote on frequency is non-binding, the Board values shareholder views as to what is an appropriate frequency for advisory votes on executive compensation and welcomes the shareholders’ recommendation on this question.

Your Board of Directors unanimously recommends that you vote for the ONE-YEAR option in Proposal 6 as the frequency of TJX’s say-on-pay votes.

PROPOSAL 7

SHAREHOLDER PROPOSAL FOR INCLUSION OF DIVERSITY

AS A CEO PERFORMANCE MEASURE

We received the following proposal from NorthStar Asset Management, Inc. Funded Pension Plan, P.O. Box 301840, Boston, Massachusetts 02130, a beneficial owner of 566 shares of our common stock.

In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting. As explained below, our Board unanimously recommends that you vote AGAINST the shareholder proposal.

Shareholder Proposal

Executive Compensation & Diversity in Senior Level Management

Whereas: In an increasingly complex global marketplace, the ability to draw on a wide range of viewpoints, backgrounds, skills, and experience is critical to a company’s success;

McKinsey & Company research shows that gender diverse companies are 15% more likely to outperform while ethnically diverse companies were 35% more likely to outperform non-diverse firms;

McKinsey also showed that women are less likely to receive the first critical promotion to manager – so far fewer end up on the path to leadership – and they are less likely to be hired into more senior positions. In 2015, 90% of new CEOs were promoted or hired from CEO-pipeline roles, and 100% of them were men;

In December 2016, a group of 27 major companies joined the newly-launched Paradigm for Parity coalition, an organization committed to achieving gender parity across all levels of corporate leadership. Corporations that have joined are committed to having 50% women in top management roles by 2030;

Shareholders believe that it is crucial for the Company’s senior management to reflect the diversity of its employees and customers. According to Forbes, TJX’s customer profile is a 25 to 44 year old female customer with middle to upper-middle income, while labor force statistics indicate that 49.8% of retail employees are female and 33.1% are minorities;

Unfortunately in the past 5 years, TJX’s senior management team has remained 0% minority and at most 16% female. Of the six executive officers listed on TJX’s website, the one female (former CEO Carol Meyrowitz) left her full-time position with the company in 2016, leaving the executive offices filled entirely with white men. Given the primarily female customer base, this shift in the executive team is particularly alarming;

An article published on the Harvard Law School Forum on Corporate Governance and Financial Regulation indicated that management-level diversity “signals that women’s and minorities’ perspectives are important to the organization, and that the organization is committed to inclusion not only in principle but also in practice. Further, corporations with a commitment to diversity have access to a wider pool of talent and a broader mix of leadership skills than corporations that lack such a commitment”;

Shareholders are concerned that TJX’s dearth of senior management diversity may be adversely affecting shareholder value and believe that adding diversity in senior level management as a clear metric in our CEO’s compensation package creates an incentive to strive for excellence in this area just as our financial metrics incent performance.

Resolved: Shareholders request that the Board’s Compensation Committee, when setting CEO compensation, include metrics regarding diversity among senior executives as one of the performance measures for the CEO under the Company’s annual and/or long-term incentive plans. For the purposes of this proposal, “diversity” is defined as gender, racial, and ethnic diversity.

Statement of the Board of Directors in Opposition to Proposal 7

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.

The Board of Directors opposes this proposal because it believes our independent Board committee, the Executive Compensation Committee, or ECC, is in the best position to evaluate changes to our executive compensation practices.

At TJX, we are committed to our culture, which is honest, integrity-driven and focused on Associate development. We work to cultivate an inclusive environment, and we value the benefits of leveraging differences. We publish an annual corporate responsibility report, which speaks, among other things, to our approach regarding diversity and inclusion, and which is available on our website, www.tjx.com, in the Responsibility section.

We believe that diversity throughout our organization, including within our executive team and our Board of Directors, is an important component of our success. Our company was led by Ms. Meyrowitz as Chief Executive Officer from January 2007 until January 2016, and she continues to be an active and integral member of our six person executive team in her current role as Executive Chairman. Our company has been recognized for our efforts to promote diversity and inclusion, as we discuss in our corporate responsibility report, including by the Human Rights Campaign, the Black EOE Journal, Hispanic Network Magazine and Professional Woman’s Magazine, and we have broad non-discrimination policies.

We believe that it is most appropriate for the ECC to continue to determine the CEO’s performance measures that are part of our compensation program. Each year, the ECC carefully considers the design and overall level and mix of compensation for our CEO, including the performance metrics and other details of our incentive compensation programs. The ECC considers various quantitative and qualitative factors in establishing performance goals under our incentive plans, as further described in the Compensation Discussion and Analysis included in this proxy statement. We continue to believe the ECC, which is advised by an independent compensation consultant, is in the best position to weigh these factors and evaluate changes to our compensation program that will best promote our objectives and align the interests of our Associates and shareholders. We believe that the decisions the ECC has made in recent years, including those more fully described in the Compensation Discussion and Analysis included in this proxy statement, have promoted the best interests of our shareholders through an incentive compensation program that, by using a profit-based metric as the key performance indicator, is objective, transparent and aligned with our core business goals and an overall compensation program that emphasizes pay for performance. For several years, our shareholders have expressed strong support for our executive compensation practices in the annual say-on-pay vote, and we believe our program continues to be effective.

Your Board of Directors unanimously recommends a vote AGAINST Proposal 7.

PROPOSAL 8

SHAREHOLDER PROPOSAL FOR A REVIEW AND SUMMARY REPORT ON

EXECUTIVE COMPENSATION POLICIES

We received the following proposal from the Priests of the Sacred Heart, U.S. Province, 7373 S. Highway 100, P.O. Box 289, Hales Corners, Wisconsin 53130, a beneficial owner of 5,575 shares of our common stock, and from Zevin Asset Management, LLC, 11 Beacon Street, Suite 1125, Boston, Massachusetts 02108, on behalf of Carol A. Reisen, a beneficial owner of 1,690 shares of our common stock.

In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting. As explained below, our Board unanimously recommends that you vote AGAINST the shareholder proposal.

Shareholder Proposal

TOP EXECUTIVES’ PAY

WHEREAS: Recent events have increased concerns about the extraordinarily high levels of executive compensation at many U.S. corporations. Concerns about the structure of executive compensation packages have also intensified, with some suggesting compensation systems incentivize excessive risk-taking.

In a Forbes article on Wall Street pay, the director of the Program on Corporate Governance at Harvard Law School noted that “compensation policies will prove to be quite costly—excessively costly—to shareholders.” Another study by Glass Lewis & Co. declared that compensation packages for the most highly paid U.S. executives “have been so over-the top that they have skewed the standards for what’s reasonable.” That study also found CEO pay may be high even when performance is mediocre or dismal.

A September 2015 Harvard Business Review piece noted that a recent global study found that CEO-to-worker pay ratio in most countries is “at least 50 to one,” but “in the United States it’s 354 to one.”

MSCI’s 2016 ESG Trends To Watch noted a shift in investor focus from sector- and country- level impacts of income inequality to links between intra-company pay structures and economic growth. They cite OECD’s estimates that growing inequality has cumulatively shaved seven percentage points from growth of GDP in the U.S. between 1990 and 2010. Contrary to popular belief that higher wages will hurt the bottom line, MSCI found that companies with low pay gaps had higher operating profit margins than companies with high gaps in pay between their CEOs and average workers.

Some companies have begun disclosing CEO-to-worker pay ratios in anticipation of the Pay Ratio Disclosure Rule approved by the Securities and Exchange Commission in August 2015. Beginning in 2018, that rule will require issuers to report the ratio between median employee compensation and the CEO’s total compensation.

RESOLVED: Shareholders request the Board’s Compensation Committee initiate a review of our company’s executive compensation policies and make available, upon request, a summary report of that review by October 1, 2017 (omitting confidential information and processed at a reasonable cost). We request that the report include: 1) A comparison of the total compensation package of senior executives and our employees’ median wage (including benefits) in the United States in July 2007, July 2012 and July, 2017; 2) an analysis of changes in the relative size of the gap and an analysis and rationale justifying this trend; 3) an evaluation of whether our senior executive compensation packages (including, but not limited to, options, benefits, perks, loans and retirement agreements) should be modified to be kept within boundaries, such as that articulated in the previously proposed Excessive Pay Shareholder Approval Act; and 4) an explanation of whether sizable layoffs or the level of pay of our lowest paid workers should result in an adjustment of senior executive pay to more reasonable and justifiable levels and how the Company will monitor this comparison annually in the future.

Statement of the Board of Directors in Opposition to Proposal 8

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.

The Board of Directors opposes this proposal because it believes the requested review and report would not provide useful additional information to shareholders and would require an unnecessary expenditure of corporate resources that is not in the best interests of our shareholders.

We believe this proxy statement provides more meaningful information for shareholders about the compensation paid to our executives than the analysis and report requested by this proposal. The proxy statement includes a detailed discussion of our compensation objectives and methods, including the process by which compensation decisions are made in the context of our business, which is large, operationally complex and global, with stores in nine countries across three continents and a worldwide buying team sourcing from a universe of over 18,000 vendors.

The ECC, which has responsibility for overseeing our executive compensation program and for approving the compensation of our executive officers, has used the same principles of compensation design for many years: establish a program of competitive total compensation, heavily weighted toward objective, performance-based incentives that focus on team-based execution and reward achievement of our core business goals. The detailed annual disclosures in our proxy statement allow shareholders to assess the reasonableness of TJX’s executive compensation.

Moreover, we have provided our shareholders the right to approve, on an advisory basis, the compensation paid to our named executive officers at each annual meeting of shareholders. This say-on-pay vote provides our shareholders with the opportunity to provide feedback on our executive compensation practices as disclosed every year. For several years, our shareholders have expressed strong support for our executive compensation practices in our say-on-pay vote, and we believe our program continues to be effective. As in prior years, the ECC will take into account the outcome of this year’s say-on-pay vote, among other factors, when considering executive compensation arrangements in the future.

More broadly, we remain focused on attracting and retaining the best talent at all levels and in all functions. We work hard to create an environment of teaching and mentoring and to provide opportunities for growth. We are proud that approximately 35% of our global managerial team, which we define as Assistant Store Manager and above, has been at the company for more than ten years. During fiscal 2016 and fiscal 2017, we implemented our previously announced wage initiative that benefits current and future U.S. store Associates. This wage initiative remains an important piece of our strategy to continue attracting and retaining the best talent to deliver a great shopping experience for our customers, remain competitive on wages in our U.S. markets and remain focused on our mission of delivering great value to our customers through the combination of brand, fashion, price and quality. We want our customers to love shopping our stores, and we know our in-store experience is driven by our store Associates.

We believe that the compensation information disclosed in the annual proxy statement and the annual say-on-pay vote on our executive compensation practices provide both the information necessary for shareholders to assess whether our executive compensation practices are appropriate and an appropriate means for shareholders to express approval or disapproval of those practices. As a result, we believe the additional review and report requested by the proposal is unnecessary and an inefficient use of our resources.

Your Board of Directors unanimously recommends a vote AGAINST Proposal 8.

PROPOSAL 9

SHAREHOLDER PROPOSAL FOR A REPORT ON

COMPENSATION DISPARITIES BASED ON RACE, GENDER, OR ETHNICITY

We received the following proposal from Zevin Asset Management, LLC, 11 Beacon Street, Suite 1125, Boston, Massachusetts 02108, on behalf of David Fenton, a beneficial owner of 1,660 shares of our common stock.

In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting. As explained below, our Board unanimously recommends that you vote AGAINST the shareholder proposal.

Shareholder Proposal

Report on Compensation Disparities Based on Race, Gender, or Ethnicity

Whereas: The median income for women working full time in the U.S. is reported to be 79 percent of that of their male counterparts. According to the Economic Policy Institute, average hourly wages for black men are 78 percent of those of similarly situated white men. Wages for black women are 66 percent of those of comparable white men and 88 percent of those received by white women.

Women hold just over one half of retail industry positions, but women are underrepresented in higher paying retail management positions and overrepresented in low paying front line jobs. According to Demos, “retail employers pay Black and Latino full-time retail salespersons just 75 percent of the wages of their white peers.”

These stubborn pay gaps have attracted attention from national media and policy makers.

Regulatory risk exists as the Paycheck Fairness Act, pending in Congress, aims to improve company-level transparency and strengthen penalties for equal pay violations. California and Massachusetts have passed some of the strongest equal pay legislation to date.

Federal contractors are now required to report pay data by gender, race, and ethnicity, and the Equal Employment Opportunity Commission (EEOC) has proposed rules requiring wage gap reporting.

In 2014, Gap Inc. released data showing wage parity between male and female workers. Adobe, Amazon, Apple, eBay, Expedia, Intel, and Microsoft have committed to report on gender pay gaps. Intel and Microsoft published pay gap data covering gender and race/ethnicity.

According to McKinsey, companies in the top quartiles for gender and racial/ethnic diversity were more likely to have financial returns above the industry median. In a Catalyst study, racial diversity and gender diversity were positively associated with more customers, increased sales revenue, and greater relative profits.

TJX reports that people of color account for 55 percent of the Company’s U.S. workforce but only 32 percent of its managers. TJX has taken steps to promote diversity; however, there is no reporting on gender, race, or ethnic pay gaps.

Investors seek clarity on how TJX manages risks and opportunities related to pay equity.

Resolved: Shareholders request that TJX prepare a report (at a reasonable cost, in a reasonable timeframe, and omitting proprietary and confidential information) on the Company’s policies and goals to identify and reduce inequities in compensation due to gender, race, or ethnicity within its workforce. Gender-, race-, or ethnicity- based inequities are defined as the difference, expressed as a percentage, between the earnings of each demographic group.

Supporting Statement: A report adequate for investors to assess strategy and performance would include: (1) an aggregated, anonymized chart of EEO-1 data identifying employees according to gender and race in the major

EEOC-defined job categories, listed numbers or percentages in each category; (2) the percentage pay gap between groups (using a similar chart or square matrix); (3) discussion of policies addressing any gaps and quantitative reduction targets; and (4) the methodology used to identify pay inequities, omitting proprietary information.

Statement of the Board of Directors in Opposition to Proposal 9

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.

The Board of Directors opposes this proposal because we have a compensation structure intended to pay our Associates competitively and fairly based on their skills, qualifications, and abilities, and because this proposal would not enhance our existing commitment to fostering a diverse and inclusive culture.

We have broad non-discrimination policies, and we strive for diversity at all levels of our organization, including management, and continue to work on initiatives that further embed inclusion as one of our core values, as it impacts not only our ability to recruit and retain our Associates, but also is a key element of our team-based culture. As a large, complex and global business, we believe it is important to our success in the long-term that our workforce be inclusive and reflect the diversity of our customers.

In 2016, we were proud to report in our annual corporate responsibility report that, in the United States, approximately 55% of our total workforce and approximately 32% of our managerial team, which we define as Assistant Store Manager and above, are people of color, and that globally, women comprise approximately 66% of our managerial team. We were also listed as a Top Diversity Employer by Black EOE Journal, Hispanic Network Magazine and Professional Woman’s Magazine in 2014 and 2015 for our work in incorporating diversity into our business practices. As discussed in further detail in our annual corporate responsibility report, which is available on our website, www.tjx.com, in the Responsibility Section, we provide and promote inclusion-related learning and training initiatives on diversity; sponsor several Associate Resource Groups organized for networking and career development, including Women Adding Value Everyday (WAVE) and The Multicultural Coalition; and partner with organizations, including the National Council of La Raza and the National Urban League, to supplement our internal training and recruitment initiatives, among other efforts.

We believe it is imperative that we focus on attracting and retaining the best talent at all levels and in all functions, and we strive to provide compensation that is both competitive in the market and equitable across our diverse workforce. Part of our overall compensation philosophy is to create a balanced program to attract and retain top talent, motivate Associates to achieve our business objectives, reward short- and long-term performance and maintain pay practices that help align the interests of our Associates and shareholders. We set objective pay targets by position and conduct general periodic compensation reviews to ensure that our compensation structure is working as intended. Furthermore, our incentive plans emphasize objective, performance-based pay and team-based execution of our business goals across the company.

We remain committed to our ongoing efforts to promote diversity and maintain fair pay practices. This proposal calls for the creation of a report that would be costly and time-consuming, and given our approach to our compensation program, which has been designed to pay our Associates competitively and fairly, and our multipronged diversity efforts, we believe the requested report would neither offer shareholders meaningful additional information nor further our diversity and pay equity goals.

Your Board of Directors unanimously recommends a vote AGAINST Proposal 9.

PROPOSAL 10

SHAREHOLDER PROPOSAL FOR A REPORT ON

NET-ZERO GREENHOUSE GAS EMISSIONS

We received the following proposal from Jantz Management LLC, P.O. Box 301090, Boston, Massachusetts 02130, on behalf of Christine Jantz, a beneficial owner of at least $2,000 of our common stock.

In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting. As explained below, our Board unanimously recommends that you vote AGAINST the shareholder proposal.

Shareholder Proposal

Net-Zero Greenhouse Gas Emissions

Whereas:

It is widely reported that greenhouse gases (GHGs) from human activities are the most significant driver of observed climate change since the mid-20th century;

In 2015, 196 parties at the U.N. Climate Change Conference agreed to limit climate change to an average global warming of 2 degrees Celsius above pre-industrial temperatures, with a goal of limiting it to 1.5 degrees Celsius. Alarmingly, recent data suggest that “if current emissions trends continue (RCP8.5) we could cross the 1.5°C threshold in 10 to 15 years, somewhere between the years 2025-2030.” Experts have concluded that the temperature increase goals mean that to fend off catastrophic climate change the entire world will need to achieve net zero GHG emissions;

Shareholders laud TJX Companies for committing “to reduc[ing] our global GHG emissions per dollar of revenue by 30% by 2020, against a 2010 baseline.” However, these goals do not include a plan to reach net zero GHG emissions status;

We believe that achieving the goal of Net-Zero Greenhouse Gas Emissions is important for companies generally, and TJX specifically, to achieve sustainable long-term shareholder value.

Resolved: The shareholders request the Board of Directors of TJX, Inc. (the “Company”) to prepare a report to shareholders by December 31, 2017 that evaluates the potential for the Company to achieve by a fixed date “net-zero” emissions of greenhouse gases from parts of the business owned and operated by the Company. The report should be done at reasonable expense and may exclude confidential information.

Supporting Statement: While the scope of coverage would be in the management’s discretion, the proponent suggests that the relevant operations could include executive and administrative offices, data centers, product development offices, fulfillment centers and customer service offices, as well as transportation of goods and employees. “Net-zero greenhouse gas emissions status” can be defined as reduction of GHG emissions attributed to company operations to a target annual level, and offsetting the remaining GHG emissions by negative emissions strategies that result in a documented reduction equal to or greater than the company’s remaining GHG emissions during the same year. “Negative emissions solutions” are rigorously measured and tracked activities to displace polluting forms of energy production. Examples include tree-planting and technological solutions that draw carbon from the air. Such negative emissions solutions can be developed by a company or purchased as offsets. We recommend that the report consider the potential fixed dates of 2030, 2040 or 2050 for achieving net zero GHG.

ATTENTION FUND FIDUCIARIES: Mutual funds and institutions hold about 91% of TJX common stock. Leading investors include, among others, Vanguard, FMR, Bank of New York Mellon, State Street, BlackRock, JP Morgan Chase, and Primecap. Your YES vote will promote TJX’s reputation and sales, and encourage TJX to establish a long-term sustainable business model.

Statement of the Board of Directors in Opposition to Proposal 10

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.

The Board of Directors opposes this proposal because it believes that the requested report is not necessary or in the best interests of our shareholders, as TJX has already established a greenhouse gas reduction target and is continuing to focus its global environmental sustainability program on meaningful initiatives that help reduce the company’s environmental impacts. Some of the key initiatives that demonstrate the company’s ongoing commitment to environmental sustainability include:

●	Global greenhouse gas emissions reduction target: In 2014, we established TJX’s second greenhouse gas reduction target, which is to reduce the company’s global greenhouse gas emissions per dollar of revenue by 30% by 2020, against a 2010 baseline. As reported in the company’s 2016 annual corporate responsibility report, which is available on our website, www.tjx.com, in the Responsibility section, TJX is on track with that goal.

●	Energy efficiency measures: We have implemented a number of initiatives designed to increase energy efficiency and to reduce energy consumption, including: retrofitting lighting, implementing and monitoring energy management / building automation systems, conducting preventative maintenance on HVAC systems, and providing our stores with energy awareness training materials. In 2015, our energy efficiency initiatives allowed us to reduce our greenhouse gas emissions footprint by more than 10,700 metric tons of CO2e.

●	Supporting renewable energy: In some regions in the United States, we have entered into agreements with renewable energy providers. Our Connecticut distribution center, as well as select stores in New Jersey and California, have solar panels on their roofs, and we are working to ensure that the roofs of newly constructed distribution centers are designed to accommodate solar panels. In Canada in 2015, we purchased Green-e certified renewable energy credits equal to 100% of our electricity usage of our Canadian home office building as part of our LEED certification application. In Europe, our processing centers in Germany and Poland incorporate solar and geothermal technologies.

●	External reporting: We have participated annually in the CDP Climate Change Information Request for the past six consecutive years using the standardized CDP questionnaire, and in 2016, we received an “A-” score from the CDP in recognition of our performance and disclosure of climate-related risks and opportunities.

●	Third-party certifications and recognitions: We were re-accredited with the Carbon Trust Standard certification in 2015 for our efforts throughout our European operations. In 2016, we were listed once again on the FTSE4Good Index for the 16th consecutive year.

We understand that our growth may result in increases in our environmental footprint, including our absolute greenhouse gas emissions, which is why we are focused on pursuing meaningful initiatives that help reduce our environmental impacts and actively demonstrate our ongoing commitment to environmental sustainability, while simultaneously supporting our mission to deliver value. Accordingly, we do not believe that the report requested by the proposal is necessary, nor do we believe that it would further our goals of pursuing initiatives that are smart for our business and good for the environment.

Your Board of Directors unanimously recommends a vote AGAINST Proposal 10.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of January 28, 2017 with respect to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)

Equity compensation plans approved by security holders*	28,416,594	$ 48.69	31,496,537
Equity compensation plans not approved by security holders	—	—	—

Total	28,416,594	48.69	31,496,537

* We use one equity compensation plan, the Stock Incentive Plan (or SIP), which was most recently approved by shareholders in 2013. Securities reported in column (a) include outstanding options and restricted stock unit awards as well as outstanding deferred stock awards where the underlying shares have not been issued. The weighted-average exercise price in column (b) takes into account option awards but not the 1,063,793 shares subject to other awards.

For additional information concerning our equity compensation plan see Note I to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2017.

VOTING REQUIREMENTS AND PRACTICES

Election of directors: A nominee receiving a majority of the votes properly cast at the meeting for the nominee’s election (meaning he or she receives more votes cast “for” than cast “against”) will be elected director. As described above in Majority Voting in the Board Service at TJX section, we require any incumbent director standing for election to provide an irrevocable contingent resignation to be considered by the Board if the director receives a greater number of votes “against” his or her election than votes “for” such election. You may vote “for” or “against” each of the nominees for director in Proposal 1 or “abstain” from voting for one or more nominees for director.

Other proposals: All other proposals require the approval of a majority of the votes properly cast at the meeting (meaning the proposal is approved if there are more votes properly cast “for” than cast “against”). You may vote “for” or “against” one or more of the other proposals, other than Proposal 6, advisory approval of the frequency of our say-on-pay votes, where you can vote for the vote to be held every one year, every two years or every three years. You may also abstain from voting on any of the proposals.

Quorum:  A majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

Voting your shares: Shareholders of record at the close of business on April 10, 2017 are entitled to vote at the meeting. Each of the 644,552,972 shares of common stock outstanding on the record date is entitled to one vote. There are multiple ways to vote your shares.

●	If you are a shareholder of record, meaning you hold shares on the books of the company, you may vote by signing and returning the enclosed proxy card by mail or by using the procedures and instructions described on the proxy card to vote over the Internet or by telephone using the toll-free telephone number provided. You may also vote in person at the meeting.

●	If you are a “street name” holder (sometimes referred to as a “beneficial” holder), meaning you own through a third party such as a bank, broker, or nominee, please refer to the voting instruction card or other enclosures provided by that third party with this proxy statement to see how and when to provide voting directions for your shares. (Internet or telephone voting may be permitted.)

●	If you hold shares in the TJX stock fund available through one of our retirement plans, the TJX General Savings/Profit Sharing Plan, our U.S. 401(k) plan, or the TJX General Savings/Profit Sharing Plan (P.R.), our Puerto Rico savings plan (collectively, “plan shares”), you may vote your plan shares by mail, over the Internet or by telephone by following the directions provided with this proxy statement. In order to allow sufficient time for the plan shares to be voted by the plan trustee in accordance with your directions, your voting directions for your plan shares must be received no later than 11:59 p.m., Eastern Daylight Time, on Thursday, June 1, 2017. If you do not timely submit voting directions, your plan shares will not be voted.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions.

If you are a record holder and vote your proxy for the 2017 annual meeting by mail, telephone or Internet, but do not indicate specific choices for some or all proposals as part of that process, your shares will be voted as follows:

●	for the election of the director nominees (Proposal 1),

●	for the ratification of the appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2018 (Proposal 2),

●	for the reapproval of material terms of performance goals under the stock and cash incentive plans (Proposal 3 and Proposal 4),

●	for the advisory approval of TJX’s executive compensation (the say-on-pay vote) (Proposal 5),

●	every one year on the frequency of TJX’s say-on-pay votes (Proposal 6), and

●	against each of the shareholder proposals (Proposal 7 through Proposal 10).

The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees.

However, note that brokers (and nominees) are not permitted to vote your shares on any matter other than the ratification of the appointment of the independent registered public accounting firm (Proposal 2) without instruction from you. If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee on how to vote your shares with respect to the election of the director nominees (Proposal 1), any of Proposal 3 through 10, or if you abstain from voting on any matter, your shares will not be counted as having been voted on that matter. Your shares will therefore have no effect on the outcome of the vote, but will be counted as in attendance at the meeting for purposes of a quorum.

Changing or revoking your proxy: If you are a shareholder of record, you may change or revoke your proxy at any time before it is voted at the Annual Meeting by voting later by Internet or telephone, returning a later-dated proxy card by mail, or delivering a written revocation to the Secretary of TJX at our corporate offices at:

Corporate Secretary

c/o Legal Department

The TJX Companies, Inc.

770 Cochituate Road,

Framingham, Massachusetts 01701.

If you are a street name holder, you should refer to the voting instruction card or contact your broker, bank or other holder of record for instructions on how to change or revoke your vote.

If you hold plan shares, please refer to the provided voting instruction card or contact the plan trustee for directions on how to change or revoke your vote. Please note that any new instructions on how to vote your shares must be received no later than 11:59 p.m. Eastern Daylight Time, on Thursday, June 1, 2017.

BRINGING PROPOSALS AND DIRECTOR NOMINATIONS

A shareholder who intends to present a proposal at the 2018 Annual Meeting of Shareholders and who wishes the proposal to be included in our proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to us so that we receive it no later than December 28, 2017.

A shareholder who intends to present a proposal at the 2018 Annual Meeting of Shareholders but does not wish the proposal to be included in our proxy materials for that meeting must provide written notice of the proposal to us no earlier than February 6, 2018 and no later than March 8, 2018. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws, which are available on our website, www.tjx.com, describe the requirements for submitting proposals at the Annual Meeting.

A shareholder who wishes to nominate a director at the 2018 Annual Meeting must notify us in writing no earlier than February 6, 2018 and no later than March 8, 2018. The notice must be given in the manner and must include the information and representations required by our by-laws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. We have retained Morrow Sodali LLC to assist in soliciting proxies by mail, telephone and personal interview for a fee of $11,500, plus expenses. Our officers and other Associates may also assist in soliciting proxies in those manners.

APPENDIX A

NOTES AND RECONCILIATIONS

Definitions

We define comparable (same) store sales to be sales of those stores that have been in operation for all or a portion of two consecutive fiscal years, or in other words, stores that are starting their third fiscal year of operation. The sales of our e-commerce businesses, meaning Sierra Trading Post (including stores), tjmaxx.com and tkmaxx.com, are not included in same store sales. We determine which stores are included in the same store sales calculation at the beginning of a fiscal year and the classification remains constant throughout that year, unless a store is closed. We calculate same store sales results by comparing the current and prior year weekly periods that are most closely aligned. Relocated stores and stores that have increased in size are generally classified in the same way as the original store, and we believe that the impact of these stores on the consolidated same store percentage is immaterial. Same store sales of our foreign segments are calculated by translating the current year’s same store sales of our foreign segments at the same exchange rates used in the prior year. This removes the effect of changes in currency exchange rates, which we believe is a more accurate measure of segment operating performance.

We define customer traffic to be the number of transactions in stores included in the same store sales calculation.

We define total segment profit to be the sum of the segment profit or loss of our reporting segments and segment profit/loss to be pre-tax income or loss before general corporate expense, loss on early extinguishment of debt, the pension settlement charge and interest expense, net.

The way we define these financial measures may not be comparable to similarly titled measures used by other entities.

Notes on charts

In the Annual Sales Growth chart on p. 21, peer group averages are based on sales growth for the comparable period to TJX’s fiscal year end, using the last four quarters reported if the peer company’s fiscal calendar is not comparable (Bed Bath and Beyond, Nike and Starbucks). Excludes Yum and Staples from the fiscal 2017 peer group average because they experienced a corporate event that made year-over-year growth not comparable. TJX’s fiscal 2013 revenue is reported on a 53-weeks basis. Adjusted growth on a 52-week basis was 9.8% for fiscal 2013 and 7.6% for fiscal 2014, with an estimated positive impact of 1.74% and negative impact of 1.68% from the 53rd week, respectively.

In the Annual Store Growth chart on p. 21, peer group averages are based on the number of stores for the comparable period to TJX’s fiscal year end, using the latest quarter reported if the fiscal calendar is not comparable to TJX’s (Bed Bath and Beyond and Starbucks). Amazon, eBay, Kimberly Clark and Yum Brands were excluded from the fiscal 2017 peer group average as they do not have significant store operations. Staples was excluded because it experienced a corporate event that made year-over-year growth not comparable and Nike and Best Buy were excluded because comparable recent store numbers were not available. TJX’s fiscal 2016 store growth includes 35 Trade Secret stores; excluding those stores, fiscal 2016 annual store growth was 5.4%.

For the EPS and Adjusted EPS chart on p. 22, see below for reconciliations of TJX adjusted EPS to GAAP EPS.

In the CEO Pay for Performance Chart on p. 22, total compensation for each fiscal year consists of the following elements: base salary, annual cash incentives (MIP), and long term incentives, consisting of equity (performance-based stock awards granted during the fiscal year for Mr. Herrman or allocated to the year of the related service and performance for Ms. Meyrowitz; stock options granted during the fiscal year and valued at grant date; and cash (LRPIP with performance periods ending in that fiscal year). Compensation information reflected in this chart differs from, and is not a substitute for, the information presented in the Summary Compensation Table on p. 38 of this proxy statement.

Reconciliations

Earnings Per Share

Adjusted earnings per share (EPS) of TJX excludes from diluted EPS from continuing operations computed in accordance with U.S. generally accepted accounting principles (GAAP) the following positive and negative effects of items that affect comparability between periods. Several of the peer group members also report adjusted EPS, which were used in calculating the five-year adjusted EPS growth rate for our fiscal 2017 peer group. Peers might not calculate adjusted EPS in the same way we do. Adjusted EPS for our peers includes GAAP EPS for years in which no adjusted EPS was reported.

For TJX EPS:

Fiscal 2012 adjusted EPS of $1.99 excludes the negative impact of $0.06 per share from the A.J. Wright consolidation from GAAP EPS of $1.93.

Fiscal 2013 adjusted EPS of $2.47 excludes an estimated $0.08 per share benefit from the 53rd week from GAAP EPS of $2.55.

Fiscal 2014 adjusted EPS of $2.83 excludes an $0.11 per share tax benefit from GAAP EPS of $2.94.

Fiscal 2015 adjusted EPS of $3.16 excludes the impact of a second quarter debt extinguishment charge of $0.01 per share on GAAP EPS of $3.15.

Fiscal 2017 adjusted EPS of $3.53 excludes the negative impact of $0.07 from a third quarter debt extinguishment charge and a pension settlement charge from GAAP EPS of $3.46.

A-1

APPENDIX B

THE TJX COMPANIES, INC.

STOCK INCENTIVE PLAN

(2013 Restatement)

First Amendment

Second Amendment

B

THE TJX COMPANIES, INC.

STOCK INCENTIVE PLAN

(2013 Restatement)

THE TJX COMPANIES, INC.

STOCK INCENTIVE PLAN

(2013 Restatement)

SECTION 1. NAME; EFFECTIVE DATE; GENERAL PURPOSE

The name of the plan is The TJX Companies, Inc. Stock Incentive Plan (the “Plan”). The Plan is an amendment and restatement of The TJX Companies, Inc. Stock Incentive Plan. Except as otherwise expressly provided herein, the provisions of the Plan as herein amended and restated shall apply to all Awards outstanding as of, or granted after, February 2, 2013 (referred to herein as the “Effective Date”). All Awards outstanding as of the Effective Date, including Awards granted on the Effective Date, are referred to herein as “Outstanding Awards”; and all Awards granted after the Effective Date are referred to herein as “New Awards.”

The purpose of the Plan is to secure for The TJX Companies, Inc. (the “Company”) and its stockholders the benefit of the incentives inherent in stock ownership and the receipt of incentive awards by selected key employees and directors of the Company and its Subsidiaries who contribute to and will be responsible for its continued long term growth. The Plan is intended to motivate such individuals to enhance the long-term value of the Company by providing an opportunity for capital appreciation and to recognize services that contribute materially to the success of the Company. Capitalized terms used in the Plan shall have the meaning set forth in Section 14.

SECTION 2. PLAN ADMINISTRATION

(a) The Plan shall be administered by the Executive Compensation Committee of the Board or such other committee of the Board as the Board may from time to time determine (the “Committee”). The Committee shall consist of not fewer than two Independent Directors, and if at any time the body that would otherwise constitute the Committee shall include any member who is not an Independent Director, a subcommittee of such body consisting solely of two or more Independent Directors shall constitute the Committee. If at any time no Committee (or subcommittee of Independent Directors described in the preceding sentence) shall be in office, the functions of the Committee shall be exercised by the independent Directors.

(b) The Committee shall have the power and authority to do any or all of the following in its sole discretion: grant Awards consistent with the terms of the Plan, including the power and authority to select from among those eligible the persons to whom Awards may from time to time be granted; determine the time or times of grant of any Awards; to determine the number of shares to be covered by any Award; determine the terms and conditions of any Award; adopt such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; interpret the terms and provisions of the Plan and any Award; prescribe such forms and agreements as it deems advisable in connection with any Award; make all determinations it deems advisable for the administration of the Plan; decide all disputes arising in connection with the Plan; and otherwise supervise the administration of the Plan.

(c) The Committee may delegate its power and authority under the Plan to such officers or other employees of the Company or a Subsidiary, or other persons, as it determines; provided, that only the Committee shall have the power and authority to take such actions under the Plan as are required by applicable law or stock exchange requirements to be taken by Independent Directors. To the extent consistent with the foregoing, the Committee may, as part of any such delegation, provide that all or part of any such delegated powers and authorities may be further delegated to any officer, employee or person to whom the Committee could have made the delegation in the first instance. For purposes of the Plan, other than in this Section 2(c), and as used in any Award, the term “Committee” shall be deemed to include any such delegate (or subdelegate) acting within the scope of any such delegation (or subdelegation), to the extent of such delegation.

(d) All decisions and interpretations of the Committee shall be binding on all persons, including the Company, its Subsidiaries and Participants.

SECTION 3. SHARES ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION.

(a)	Shares Issuable.

(i)	The number of shares of Stock (“Share Limit”) available to be issued under the Plan, determined as of the Effective Date, is 89,224,956 (including, for the avoidance of doubt, shares that as of the Effective Date were subject to Outstanding Awards); provided, that of this number, 26,000,000 shall be part of the Share Limit only upon approval by the stockholders of the Company. For purposes of the Share Limit, (A) each share subject to a Stock Option or SAR shall count as one (1) share and each share subject to any other Award shall count as one and thirteen one-hundredths (1.13) shares; (B) shares issued under the Plan shall include only the number of shares actually issued under an Award and shall not include shares subject to an Award to the extent the Award is forfeited, expires, or is satisfied without the issuance of Stock; provided, however, that unissued shares resulting from the net settlement in Stock of a Stock Option or SAR, and shares retained by or delivered to the Company to satisfy any purchase or exercise price or the payment of withholding taxes in connection with a Stock Option or SAR, shall be treated as issued; and further provided, for the avoidance of doubt, that the purchase of shares by the Company on the open market with the proceeds of the exercise of a Stock Option will not increase the Share Limit; and (C) to the extent an Outstanding Award other than a Stock Option or SAR is forfeited, the Share Limit shall be appropriately increased consistent with clause (A) above.

(ii)	The following limits also apply to Awards, subject in each case to the Share Limit: (A) the maximum number of shares of Stock that in the aggregate are available to be issued pursuant to the exercise of ISOs shall not exceed the Share Limit; (B) the number of shares of Stock subject to each of Stock Options, SARs and Performance Awards awarded to any Participant during any consecutive three-year period shall be limited to 16,000,000 shares each; (C) the maximum number of shares subject to New Awards that are Full Value Awards with a vesting schedule of less than three years from the date of grant and not described in any of clauses (i) through (iv) of the second paragraph of Section 7(c) shall not exceed 2,500,000.

(iii)	Shares issued under the Plan may be authorized but unissued shares or shares reacquired by the Company.

(iv)	The Company shall appropriately reserve shares in connection with the grant of Awards to reflect the limitations set forth above.

The per-individual limits described above shall be construed to include earnings or notional earnings on Awards to the extent consistent with Section 162(m) of the Code.

(b) Stock Dividends, Mergers, etc. In the event of a stock dividend, stock split, reverse stock split or similar change in capitalization, or extraordinary dividend or distribution or restructuring transaction affecting the Stock, the Committee shall make appropriate adjustments in the number and kind of shares of stock or securities on which Awards may thereafter be granted, including the limits described in Section 3(a) and Section 7(c), and shall make such adjustments in the number and kind of shares remaining subject to outstanding Awards, and the option or purchase price in respect of such shares as it may deem appropriate with a view toward preserving the value of outstanding awards. In the event of any merger, consolidation, dissolution or liquidation of the Company, the Committee in its sole discretion may, as to any outstanding Awards, make such substitution or adjustment in the aggregate number of shares reserved for issuance under the Plan and in the number and purchase price (if any) of shares subject to such Awards as it may determine, or accelerate, amend or terminate such Awards upon such terms and conditions as it shall provide (which, in the case of the termination of the vested portion of any Award, shall require payment or other consideration which the Committee deems equitable in the circumstances), subject, however, to the provisions of Section 12.

(c) Substitute Awards. The Company may grant Awards under the Plan in conversion, replacement or adjustment of outstanding options or other equity-based compensation awards held by employees of another corporation or other entity who become employees or Eligible Directors of the Company or a Subsidiary as described in the first sentence of Section 4 as the result of a merger or consolidation of the employing corporation or other entity (or an affiliate of such corporation or entity) with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of stock of the employing corporation or an affiliate. The Committee may direct that the converted, replacement or adjusted awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances to reflect the transaction. The shares that may be delivered under such substitute Awards shall be in addition to the limitations on the number of shares available for issuance under Awards and other limits described in Section 3(a).

SECTION 4. ELIGIBILITY.

Participants in the Plan will be (i) such full or part time officers and other key employees of the Company and its Subsidiaries who are selected from time to time by the Committee in its sole discretion, and (ii) Eligible Directors. Persons who are not employees of the Company or a subsidiary (within the meaning of Section 424 of the Code) shall not be eligible to receive grants of ISOs.

SECTION 5. DURATION OF AWARDS; TERM OF P LAN.

(a) Duration of Awards. Subject to Sections 13(a) and 13(e) below, no Stock Option or SAR may remain exercisable beyond 10 years from the grant date, and no other Award shall have a vesting or restriction period that extends beyond 10 years from the grant date, except that deferrals elected by Participants of the receipt of Stock or other benefits under the Plan may extend beyond such date.

(b) Latest Grant Date. No Award shall be granted after June 11, 2023 and no more than 26,000,000 ISOs shall be granted after June 2, 2019, but outstanding Awards and ISOs, respectively, may extend beyond such dates.

SECTION 6. STOCK OPTIONS; SARs.

Any Stock Option or SAR granted under the Plan shall be in such form as the Committee may from time to time approve. Stock Options granted under the Plan may be either ISOs or NSOs. Any Stock Option that is not expressly designated as an ISO at time of grant shall be deemed to have been expressly designated at time of grant as an NSO. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to ISOs shall be interpreted, amended or altered.

Stock Options granted under the Plan shall be subject to the provisions of Sections 6(a) through Section 6(f) below. SARs shall be subject to the provisions of Section 6(g) below; and Stock Options and SARs shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

(a) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be not less than 100% of Fair Market Value on the date of grant.

(b) Exercisability. Stock Options shall be exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option. Unless the Committee expressly provides otherwise, the following rules will apply to any portion of a Stock Option that is outstanding immediately prior to the termination of employment of the person to whom the Stock Option was granted (the “Outstanding Stock Option”):

(i)	Termination by Reason of Death or Disability: Partial Acceleration of Exercisability. If the employment of such person terminates by reason of death or Disability, the Outstanding Stock Option shall be exercisable as to the number of shares for which it could have been exercised immediately prior to such termination or, if greater, (A) the total number of shares subject to the Stock Option multiplied by a fraction, the numerator of which shall be the number of days between the grant of the Stock Option and such termination and the denominator of which shall be the number of days between the grant of the Stock Option and the date upon which the Stock Option, by its terms, would have become fully exercisable, minus (B) the number of shares, if any, previously purchased under the Stock Option; provided, however, that no shares may be purchased under the Outstanding Stock Option in the event that such termination occurs within three months after the grant of the Stock Option.

(ii)	Termination by Reason of Death: Extension of Exercise Period. If the employment of such person terminates by reason of death, the Outstanding Stock Option may thereafter be exercised, to the extent exercisable immediately prior to death (determined after taking into account any applicable acceleration), for a period of five years (or such other period as may be specified under the terms of the Stock Option) from the date of death or until the expiration of the stated term of the option, if earlier.

(iii)	Termination by Reason of Disability: Extension of Exercise Period. If the employment of such person terminates by reason of Disability, the Outstanding Stock Option may thereafter be exercised, to the extent it was exercisable immediately prior to such termination (determined after taking into account any applicable acceleration), for a period of five years (or such other period as may be specified under the terms of the Stock Option) from the date of such termination of employment or until the expiration of the stated term of the option, if earlier. The death during the final year of such exercise period of the person to whom such Stock Option was granted shall, to the extent the Stock Option remains outstanding, extend such period for one year following death or until the expiration of the stated term of the option, if earlier.

(iv)	Termination by Reason of Normal Retirement: Extension of Exercise Period. If the employment of such person terminates by reason of Normal Retirement, the Outstanding Stock Option may thereafter be exercised, to the extent that it was exercisable immediately prior to such termination, for a period of five years (or such other period as may be specified under the terms of the Stock Option) from the date of such termination or until the expiration of the stated term of the option, if earlier. The death during the final year of such exercise period of the person to whom such Stock Option was granted shall, to the extent the Stock Option remains outstanding, extend such period for one year following death, subject to termination on the expiration of the stated term of the option, if earlier.

(v)	Termination by Reason of Special Service Retirement: Continued Vesting and Extension of Exercise Period. If the employment of such person terminates by reason of a Special Service Retirement, the Outstanding Stock Option may thereafter be exercised, to the extent exercisable from time to time as hereinafter determined, for a period of five years (or such other period as may be specified under the terms of the Stock Option) from the date of such termination or until the expiration of the stated term of the option, if earlier. The death during the final year of such exercise period of the person to whom such Stock Option was granted shall, to the extent the Stock Option remains outstanding, extend such period for one year following death or until the expiration of the stated term of the option, if earlier. To the extent the Outstanding Stock Option is not yet fully exercisable at the date of the Special Service Retirement of the person to whom the Stock Option was granted, it shall continue to become exercisable over the period of three years following the Special Service Retirement date (subject to the stated term of the option, or on such accelerated or other basis as the Committee shall at any time determine), on the same basis as if such person had not retired.

(vi)	Other Termination. If the employment of such person terminates for any reason other than death, Disability, Normal Retirement, Special Service Retirement or for Cause, the Outstanding Stock Option may thereafter be exercised, to the extent it was exercisable on the date of termination of employment, for a period of three months (or such other period as may be specified under the terms of the Stock Option) from the date of termination of employment or until the expiration of the stated term of the option, if earlier. Notwithstanding any other provision of this Section 6(b)(i) through (v), if the employment of such person terminates or is terminated for Cause, all outstanding Stock Options previously granted to such person (whether or not exercisable) shall immediately terminate.

Unless the Committee expressly provides otherwise, each Stock Option shall terminate and cease to be outstanding as follows: (A) in the event of any termination of employment other than a Special Service Retirement, any portion of the Outstanding Stock Option that is not exercisable immediately prior to such termination of employment (determined after taking into account any applicable acceleration) shall terminate and cease to be outstanding upon such termination; (B) in the case of a Special Service Retirement, any portion of the Outstanding Stock Option that has not become exercisable by the last day of the applicable post-retirement vesting period under clause (v) above shall terminate and cease to be outstanding at the end of such period; and (C) to the extent not earlier exercised, forfeited or terminated, and after giving effect to any settlement pursuant to Section 6(f), any outstanding portion of the Stock Option (whether or not exercisable) shall terminate and cease to be outstanding upon expiration of any applicable post-termination of employment exercise period or upon the expiration of the stated term of the option, if earlier.

Stock Options that are exercisable may be exercised by the person to whom the Stock Option was granted or, in the event of his or her death, by his or her legal representative or legatee, and (if applicable) may be settled in accordance with Section 6(f).

(c) Method of Exercise. The person holding a Stock Option may exercise the Stock Option in whole or in part by means of such exercise procedures as the Committee may from time to time establish, each of which shall require, as the Committee determines, delivery to the Committee of the full purchase price plus (as provided in Section 13(d)) any taxes required to be withheld in connection with the exercise, or delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay such purchase price and taxes, for the portion of Stock Option so exercised. If so permitted by the Committee in its discretion and subject to such limitations and restrictions as the Committee may impose, payment in full or in part of the exercise price or payment of withholding taxes (as provided in Section 13(d)) may also be made in the form of shares of Stock not then subject to restrictions under any Company plan. The person holding a Stock Option shall have the rights of a shareholder (including, but not limited to, rights to receive dividends) only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(d) Non-transferability of Options. No ISO (and, except as determined by the Committee, no NSO) shall be transferable by the person to whom such Stock Option was granted otherwise than by will or by the laws of descent and distribution, and all ISOs (and, except as determined by the Committee, all NSOs) shall be exercisable during the lifetime of the person to whom such Stock Options were granted only by such person. Transfers, if any, permitted by the Committee in the case of NSOs shall be limited to gratuitous transfers (transfers not for value). Where an NSO is permitted by the Committee to be transferred, references in the Plan to the “person to whom the Stock Option was granted” and similar terms shall be construed, as the Committee in its discretion deems appropriate, to include any permitted transferee to whom the Stock Option is transferred.

(e) Form of Settlement. Subject to Section 13(a) and Section 13(e) below, shares of Stock issued upon exercise of a Stock Option shall be free of all restrictions under the Plan, except as provided in the following sentence. The Committee may provide at time of grant that the shares to be issued upon the exercise of a Stock Option shall be in the form of Restricted Stock, or may reserve the right to so provide after time of grant.

(f) Discretionary Payments; Automatic Settlement. The Committee may, in its discretion, upon the written request of the person exercising a Stock Option (which request shall not be binding on the Committee, except as hereinafter provided), cancel such Stock Option, whereupon the Company shall pay to the person exercising such Stock Option an amount equal to the excess, if any, of the Fair Market Value of the Stock to have been purchased pursuant to such exercise of such Stock Option (determined on the date the Stock Option is canceled) over the aggregate consideration to have been paid by such person upon such exercise. Such payment shall be by check, bank draft or in Stock (or in another form of payment acceptable both to the Committee and the person exercising the option) having a Fair Market Value (determined on the date the payment is to be made) equal to the amount of such payments or any combination thereof, as determined by the Committee. Except as otherwise provided by the Committee and subject to such limitations as the Committee may prescribe, if a Stock Option granted on or after January 31, 2009 remains unexercised on the date it would otherwise have expired and if on such date the Fair Market Value of the shares subject to the Stock Option exceeds the aggregate consideration that would have been required to have been paid to purchase such shares had the Stock Option been exercised, the person then holding the Stock Option shall be deemed to have requested, and the Committee shall be deemed to have approved, a cancellation of such Stock Option in accordance with the first sentence of this Section 6(f) and the amount payable pursuant to the first sentence of this Section 6(f) shall be paid in the form of shares of Stock in accordance with the first sentence of this Section 6(f). The Committee may provide that the automatic settlement provision set forth in the foregoing sentence applies to a Stock Option granted prior to January 31, 2009.

(g) SARs. An SAR is an award entitling the recipient to receive an amount in cash or shares of Stock (or in any other form of payment acceptable to the Committee) or a combination thereof having a value determined by reference to (and not to exceed) the excess of the Fair Market Value of a share of Stock on the date of exercise over the Fair Market Value of a share of Stock on the date of grant (or over the option exercise price, if the SAR was granted in tandem with a Stock Option). The Committee shall determine all terms of SARs granted under the Plan. SARs may be granted in tandem with, or independently of, any Stock Option granted under the Plan. Any SAR granted in tandem with ISOs shall comply with the ISO rules relating to tandem SARs. The Committee may at any time accelerate the exercisability of all or any portion of any SAR.

SECTION 7. OTHER STOCK-BASED AWARDS.

(a) Nature of Stock Awards. Awards under this Section 7 include Awards other than Stock Options or SARs that entitle the recipient to acquire for a purchase price (which may be zero) shares of Stock subject to restrictions under the Plan (including a right on the part of the Company during a specified period to repurchase such shares at their original purchase price, or to require forfeiture if the purchase price was zero, upon the Participant’s termination of employment) determined by the Committee (“Restricted Stock”); Awards that entitle the recipient, with or without payment, to the future delivery of shares of Stock, subject to such conditions and restrictions as may be determined by the Committee (“Stock Units”); and other Awards (excluding Stock Options or SARs) under which Stock may be acquired or which are otherwise based on the value of Stock.

(b) Rights as a Shareholder. A Participant shall have all the rights of a shareholder, including voting and dividend rights, (i) only as to shares of Stock received by the Participant under an Other Stock-based Award, and (ii) in any case, subject to such nontransferability restrictions, Company repurchase or forfeiture rights, and other conditions as are made applicable to the Award.

(c) Restrictions. The Committee may determine the conditions under which an Other Stock-based Award, or Stock acquired under an Other Stock-based Award, shall be forfeited, and may at any time accelerate, waive or, subject to Section 10, amend any or all of such limitations or conditions. Each Other Stock-based Award shall specify the terms on which such Award or the shares under such Award shall vest (become free of restrictions under the Plan), which may include, without limitation, terms that provide for vesting on a specified date or dates, vesting based on the satisfaction of specified performance conditions, and accelerated vesting in the event of termination of employment under specified circumstances. The Committee shall take such steps as it determines to be appropriate to reflect any restrictions applicable to an Other Stock-based Award or the shares thereunder and to facilitate the recovery by the Company of any such Award or shares that are forfeited.

Notwithstanding the foregoing but subject to Section 3(a)(ii)(C) and subject to the following provisions of this paragraph, no grants of Full Value Awards shall specify a vesting date that is less than three years from the date of grant other than (i) grants made in connection with a Participant’s commencement of employment with the Company or any Subsidiary; (ii) Performance Awards, the vesting of which is set by reference to a performance period of at least one year; (iii) Awards that specify full vesting in no less than three years and partial vesting at a rate no faster than one-third of the Award each year; and (iv) Awards to Eligible Directors under Section 7(e). Acceleration of vesting of a Full Value Award (whether pursuant to the original terms of an Award or otherwise) in the event of death, disability, retirement or a Change of Control shall not be taken into account in determining whether the Full Value Award complies with the foregoing vesting limitations.

Except as otherwise determined by the Committee, if the employment by the Company and its Subsidiaries of a person to whom an Other Stock-based Award has been granted terminates for any reason, (i) any shares of Restricted Stock that are not then vested (taking into account any accelerated vesting applicable to such shares under the terms of the Award or otherwise) shall be resold to the Company at their purchase price or forfeited to the Company if the purchase price was zero and (ii) any Other Stock-based Award that is not then vested (taking into account any accelerated vesting applicable to such Award under the terms of the Award or otherwise) shall immediately terminate. The Committee at any time may accelerate the vesting date or dates for an Other Stock-based Award or for Restricted Stock, if any, granted thereunder and may otherwise waive or, subject to Section 10, amend any conditions of the Award. Neither the Committee nor the Company shall be liable for any adverse tax or other consequences to a Participant from any such acceleration, waiver, or amendment.

(d) Dividends; Dividend Equivalents. Except as otherwise determined by the Committee, a Participant’s rights under an Other Stock-based Award to dividends (or dividend equivalent payments, in the case of an Other Stock-based Award, if any, other than Restricted Stock, that is subject to vesting conditions and as to which the Committee has made provision for such payments) shall be treated as unvested so long as such Award remains unvested (the “restricted period”), and any such dividends or dividend equivalent payments that would otherwise have been paid during the restricted period shall instead be accumulated and paid within thirty (30) days following the date on which such Award is determined by the Company to have vested.

(e) Annual Deferred Stock Awards, Additional Deferred Stock Awards and Dividend Awards for Eligible Directors.

(i)	Accounts. The Company shall establish and maintain an Account in the name of each Eligible Director to which the Annual Deferred Stock Awards, Additional Deferred Stock Awards and Dividend Awards shall be credited.

(ii)	Annual Awards. On the date of each Annual Meeting, each Eligible Director who is elected a Director at such Annual Meeting shall automatically and without further action by the Board or Committee be granted an Annual Deferred Stock Award as provided in subsection (iv) and an Additional Deferred Stock Award as provided in subsection (v). On each date other than the date of an Annual Meeting on which an Eligible Director is first elected a Director by the Board, the Eligible Director then so elected shall automatically and without further action by the Board or Committee be granted a prorated Annual Deferred Stock Award as provided in subsection (iv) and a prorated Additional Deferred Stock Award as provided in subsection (v). The grant of each Annual Deferred Stock Award and Additional Deferred Stock Award shall entitle each recipient, automatically and without further action by the Board or the Committee, to Dividend Awards as provided in subsection (vi).

(iii)	Nature of Awards. Each Annual Deferred Stock Award, Additional Deferred Stock Award and Dividend Award shall be an Other Stock-based Award subject to the terms of this Plan and shall constitute an unfunded and unsecured promise of the Company to deliver in the future to such Eligible Director, without payment, the number of shares of Stock in the amounts and at the times hereinafter provided. The shares of Stock notionally credited to the Accounts of Eligible Directors shall be notional shares only and shall not entitle the Eligible Director to any voting rights, dividend or distribution or other rights except as expressly set forth herein. Nothing herein shall obligate the Company to issue or set aside shares of Stock, in trust or otherwise, to meet its contractual obligations hereunder.

(iv)	Annual Deferred Stock Award. In respect of each Annual Deferred Stock Award granted on the date of an Annual Meeting, the Company shall credit to each Eligible Director’s Account, effective as of the date of such Annual Meeting, the number of notional shares of Stock, including any fractional share, equal to $125,000 or such lesser dollar amount as may be determined by the Board divided by the Fair Market Value of a share of Stock on the date of such Annual Meeting. In respect of each Annual Deferred Stock Award granted on a date other than the date of an Annual Meeting, the Company shall credit to the Account of the Eligible Director first elected on such date the number of notional shares of Stock, including any fractional share, equal to (i) $125,000 or such lesser dollar amount as may be determined by the Board divided by the Fair Market Value of a share of Stock on the date of such first election multiplied by (ii) the quotient (not greater than one) obtained by dividing (A) the number of days starting with the date of such first election and ending on the day first preceding the anticipated date of the next Annual Meeting, by (B) 365.

(v)	Additional Deferred Stock Award. In addition to the Annual Deferred Stock Award, the Company shall credit to the Account of each Eligible Director, effective as of the date that any Annual Deferred Stock Award is credited to such Account, an Additional Deferred Stock Award covering the same number of shares as are covered by such Annual Deferred Stock Award determined in the same manner prescribed in subsection (iv) above.

(vi)	Dividend Awards. The Company shall credit (each such credit, a “Dividend Award”) the Account of each Eligible Director on the date of each Annual Meeting and on the date on which an Eligible Director ceases to be a Director if not the date of an Annual Meeting with a number of notional shares of Stock, including any fractional share, equal to (i) plus (ii), divided by (iii), where:

(i)	is the product obtained by multiplying the number of shares then allocated to such Eligible Director’s Account (disregarding, for purposes of this clause (i), any shares credited to such Account since the date of the immediately preceding Annual Meeting) by the aggregate per-share amount of regular cash dividends for which the record date occurred since the date of the immediately preceding Annual Meeting;

(ii)	is the product obtained by multiplying the number of shares first credited to such Eligible Director’s Account since the date of the immediately preceding Annual Meeting but prior to the date of such Dividend Award by the aggregate per-share amount of regular cash dividends for which the record date occurred since the date that such shares were credited to such Account; and

(iii)	is the Fair Market Value of one share of Stock on the date of such Dividend Award.

(vii)	Vesting. Each Annual Deferred Stock Award, and any Dividend Awards in respect of Annual Deferred Stock Awards and/or Additional Deferred Stock Awards, shall vest immediately upon grant and be non-forfeitable. Each Additional Deferred Stock Award shall vest and become non-forfeitable on the date immediately preceding the date of the Annual Meeting next succeeding the date of grant of such Award, provided, that the recipient is still a Director on such date. In the event that an Eligible Director terminates his or her service as a Director for any reason prior to such vesting date, the Eligible Director shall forfeit any then unvested Additional Deferred Stock Award.

(viii)	Delivery. The Company shall deliver to an Eligible Director (or a former Eligible Director) the number of shares of Stock, rounded up to the next full share, represented by notional shares of Stock credited to the Account of such Eligible Director in respect of Annual Deferred Stock Awards (including any Dividend Awards made in respect of such Annual Deferred Stock Awards) at the earlier of the following: (x) immediately prior to a Change of Control or (y) within sixty (60) days following the Eligible Director’s death or earlier separation from service (as determined under the regulations under Section 409A of the Code). With respect to any Additional Deferred Stock Award, absent an election to defer delivery of the shares of Stock subject to such Award pursuant to subsection (ix) below, the Company shall deliver to an Eligible Director the number of shares of Stock, rounded up to the next full share, represented by notional shares of Stock credited to the Account of such Eligible Director in respect of such Additional Deferred Stock Award (including any Dividend Awards made in respect of such Additional Deferred Stock Award) at the earlier of the following: (x) immediately prior to a Change of Control or (y) within sixty (60) days following the date of vesting pursuant to subsection (vii) above. In the event of a termination by reason of death, such shares of Stock shall be delivered to such beneficiary or beneficiaries designated by the Eligible Director in writing in such form, and delivered prior to his or her death to such person at the Company, as specified by the Company or, in the absence of such a designation, to the legal representative of Eligible Director’s estate.

(ix)	Deferral of Delivery of Additional Deferred Stock Awards. By filing a written notice to the Company in such form, and delivered to such person at the Company, as specified by the Company, an Eligible Director may irrevocably elect to defer receipt of the delivery of shares of Stock representing all or a portion of the notional shares of Stock subject to any Additional Deferred Stock Award (including any Dividend Awards made in respect of such notional shares) until the earlier of the following: (x) immediately prior to a Change of Control or (y) as soon as practicable and in all events within sixty (60) days following the Eligible Director’s death or earlier separation from service (as determined under the regulations under Section 409A of the Code). Any election made pursuant to this subsection (ix) must be submitted with respect to any Additional Deferred Stock Award (A) in the case of the Additional Deferred Stock Award granted on the date an Eligible Director is first elected as a Director, no later than 30 days after the date of such Eligible Director’s election to the Board or (B) in the case of any other Additional Deferred Stock Award, no later than December 31 of the calendar year preceding the calendar year in which such Award is granted, or (C) at such other time as is necessary to satisfy the requirements of Section 409A of the Code, as determined by the Committee.

SECTION 8. PERFORMANCE AWARDS.

(a) Nature of Performance Awards. A Performance Award is an award entitling the recipient to acquire cash or shares of Stock, or a combination of cash and Stock, upon the attainment of specified performance goals. If the grant, vesting, or exercisability of a Stock Option, SAR, or Other Stock-Based Award is conditioned upon attainment of a specified performance goal or goals, it shall be treated as a Performance Award for purposes of this Section and shall be subject to the provisions of this Section in addition to the provisions of the Plan applicable to such form of Award.

(b) Qualifying and Nonqualifying Performance Awards. Performance Awards may include Awards intended to qualify for the performance-based compensation exception under Section 162(m)(4)(C) of the Code (“Qualifying Awards”) and Awards not intended so to qualify (“Nonqualifying Awards”).

(c) Terms of Performance Awards. The Committee in its sole discretion shall determine the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the Award. Performance Awards may be granted independently or in connection with the granting of other Awards. In the case of a Qualifying Award (other than a Stock Option or an SAR), the following special rules shall apply: (i) the Committee shall preestablish the performance goals and other material terms of the Award not later than the latest date permitted under Section 162(m) of the Code; (ii) the performance goal or goals fixed by the Committee in connection with the Award shall be based exclusively on one or more Approved Performance Criteria; (iii) no payment (including, for this purpose, vesting or exercisability where vesting or exercisability, rather than the grant of the Award, is linked to satisfaction of performance goals) shall be made unless the preestablished performance goals have been satisfied and the Committee has certified (pursuant to Section 162(m) of the Code) that they have been satisfied; (iv) no payment shall be made in lieu or in substitution for the Award if the preestablished performance goals are not satisfied (but this clause shall not limit the ability of the Committee or the Company to provide other remuneration to the affected Participant, whether or not under the Plan, so long as the payment of such remuneration would not cause the Award to fail to be treated as having been contingent on the preestablished performance goals) and (v) in all other respects the Award shall be construed and administered consistent with the intent that any compensation under the Award be treated as performance-based compensation under Section 162(m)(4)(C) of the Code.

(d) Rights as a Shareholder. A Participant shall have all the rights of a shareholder, including voting and dividend rights, (i) only as to shares of Stock received by the Participant under a Performance Award, and (ii) in any case, subject to such nontransferability restrictions, Company repurchase or forfeiture rights, and other conditions as are made applicable to the Award. Notwithstanding the foregoing and for the avoidance of doubt, in the case of any Performance Award that is also an Other Stock-based Award, the limitations of Section 7(d) (providing that rights to dividends and dividend equivalents shall remain unvested until the underlying Stock or rights to Stock are vested) shall apply to any right to dividends or dividend equivalent payments hereunder and, for the further avoidance of doubt, a Participant’s rights to dividends and dividend equivalents under a Qualifying Award shall be subject to the special rules of Section 8(c) above to the same extent as such Qualifying Award.

(e) Termination. Except as may otherwise be provided by the Committee (consistent with Section 162(m) of the Code, in the case of a Qualifying Award), a Participant’s rights in all Performance Awards shall automatically terminate upon the Participant’s termination of employment by the Company and its Subsidiaries for any reason (including death).

(f) Acceleration, Waiver, etc. The Committee may in its sole discretion (but subject to Section 162(m) of the Code, in the case of a Qualifying Award) accelerate, waive or, subject to Section 10, amend any or all of the goals, restrictions or conditions imposed under any Performance Award. Neither the Committee nor the Company shall be liable for any adverse tax or other consequences to a Participant from any such acceleration, waiver, or amendment.

SECTION 9. TERMINATION OF EMPLOYMENT; TRANSFER; LEAVE OF ABSENCE.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a)	a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another;

(b)	an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, but in each case only if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

For purposes of the Plan, the employees of a Subsidiary of the Company shall be deemed to have terminated their employment on the date on which such Subsidiary ceases to be a Subsidiary of the Company unless in connection with such event the employee continues to be employed by the Company or another Subsidiary. Subject to the foregoing, except as otherwise provided by the Committee, an individual’s employment with the Company and its Subsidiaries shall be considered to have terminated on the last day of his or her actual employment, whether such day is determined by agreement between the Company or a Subsidiary and the individual or unilaterally, and whether such termination is with or without notice, and no period of advance notice, if any, that is or ought to have been given under applicable law in respect of such termination of employment shall be taken into account in determining the individual’s entitlements, if any, under the Plan or any Award.

Notwithstanding the foregoing, in the case of any Award that is subject to the requirements of Section 409A of the Code, “termination of employment” shall mean a separation from service (as determined under the regulations under Section 409A of the Code).

For the avoidance of doubt, nothing in this Section 9 shall be construed as limiting the Committee’s authority to specify Award terms that provide for forfeiture or other consequences in connection with an event other than termination of employment.

SECTION 10. AMENDMENTS AND TERMINATION.

The Board or the Committee may at any time amend or discontinue the Plan and the Committee may at any time amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially adversely affect rights under any outstanding Award without the holder’s consent. However, no such amendment shall be effective unless approved by stockholders if it would (i) reduce the exercise price of any option previously granted hereunder or otherwise constitute a repricing requiring stockholder approval under applicable New York Stock Exchange rules or the rules of any successor exchange, or (ii) provide for a Participant to receive any payment or other consideration upon the termination or cancellation of any Stock Option or SAR pursuant to the provisions of this Section 10 if the exercise price of such Stock Option or SAR is equal to or greater than the Fair Market Value of a share of Stock on the date of such termination or cancellation, or (iii) otherwise require stockholder consent under applicable law (including the Code), regulation, guidance or any listing standard for any stock exchange on which the Company’s Stock is traded, as determined by the Committee.

Notwithstanding any provision of this Plan, the Board or the Committee may at any time adopt such modifications, procedures, subplans and forms of Award as it determines to be necessary or desirable to comply with the laws or regulatory requirements of foreign countries or to facilitate Plan administration with respect to Participants performing services in such countries, consistent with the objectives of the Plan.

SECTION 11. STATUS OF PLAN.

With respect to the portion of any Award which has not been exercised and any payments in cash, stock or other consideration not received by a Participant, a Participant shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the provision of the foregoing sentence.

SECTION 12. CHANGE OF CONTROL PROVISIONS.

As used herein, a Change of Control and related definitions shall have the meanings set forth in Exhibit A to this Plan.

Upon the occurrence of a Change of Control:

(i)	Each Stock Option shall automatically become fully exercisable unless the Committee shall otherwise expressly provide at the time of grant.

(ii)	Restrictions and conditions on Other Stock-based Awards (including without limitation Restricted Stock) and Performance Awards shall automatically be deemed waived unless the Committee shall otherwise expressly provide at the time of grant.

The Committee may at any time prior to or after a Change of Control accelerate the exercisability of any Stock Options and may waive restrictions, limitations and conditions on Other Stock-based Awards (including without limitation Restricted Stock) and Performance Awards to the extent it shall in its sole discretion determine.

SECTION 13. GENERAL PROVISIONS.

(a) No Distribution; Compliance with Legal Requirements, etc. The Committee may require each person acquiring shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange requirements have been satisfied as determined by the Committee. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b) References to Employment. Wherever reference is made herein to “employee,” “employment” (or correlative terms), except in Section 4, the term shall include, if so determined by the Committee, both common law employees and others.

(c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. Neither the adoption of the Plan nor the grant of any Award hereunder shall (i) confer upon any employee any right to continued employment or service with the Company or a Subsidiary or to receive other Awards under the Plan, or (ii) interfere in any way with the right of the Company or a Subsidiary to terminate, or alter the terms of, the employment of any of its employees at any time.

(d) Tax Withholding, etc. Each Participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the Participant for U.S. Federal or other income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any national, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes, or other legally or contractually required withholdings, from any payment of any kind otherwise due to the Participant. The Company may withhold or otherwise administer the Plan to comply with tax obligations under any applicable foreign laws.

The Committee may provide, in respect of any transfer of Stock under an Award, that if and to the extent withholding of any national, state or local tax is required in respect of such transfer or vesting, the Participant may elect, at such time and in such manner as the Committee shall prescribe, to (i) surrender to the Company Stock not then subject to restrictions under any Company plan or (ii) have the Company hold back from the transfer or vesting Stock having a value calculated to satisfy such withholding obligation. In no event shall Stock be surrendered under clause (i) or held back by the Company under clause (ii) in excess of the minimum amount required to be withheld for national, state and local taxes.

Except as otherwise expressly provided by the Committee in any case, all Awards under the Plan that are not exempt from the requirements of Section 409A of the Code shall be construed to comply with the requirements of Section 409A of the Code and any discretionary authority of the Committee or the Company with respect to an Award that is intended to be exempt from or in compliance with the requirements of Section 409A of the Code shall be exercised in a manner that is consistent with such intent. Notwithstanding the foregoing, neither the Company nor any Subsidiary, nor any officer, director or employee of the Company or any Subsidiary, nor the Board or the Committee or any member of either, shall be liable to the Participant or any beneficiary of a Participant by reason of any additional tax (whether or not under Section 409A of the Code), including any interest or penalty, or any other adverse tax or other consequence (A) resulting from any exercise of discretion or other action or failure to act by any of the Company, any Subsidiary, any such officer, director or employee, or the Board or the Committee, including without limitation, any acceleration of vesting under Section 6(b), settlement of a Stock Option under Section 6(f) or acceleration, waiver or amendment of an Award under Section 7(c) or 8(f), or (B) by reason of the failure of an Award to qualify for an exemption from, or to comply with the requirements of, Section 409A of the Code, or for any cost or expense incurred in connection with any action by any taxing authority related to any of the foregoing.

(e) Deferral of Awards. Participants may elect to defer receipt of Awards or vesting of Awards in such cases and to such extent, if any, as the Committee may determine at or after the grant date.

(f) Transfer and Other Restrictions. In addition to the restrictions on transfer that apply to Stock Options under Section 6(d), no Award may be sold, assigned, transferred (except for transfers by will or by the laws of descent and distribution), pledged, or otherwise encumbered or disposed of except as specifically provided herein or as otherwise permitted by the Committee. In addition, all Awards shall be subject to applicable prohibitions under Company policy regarding the use of Awards for pledging (including, for the avoidance of doubt, as collateral for a loan or in a margin account) or in any hedging or derivative transactions.

(g) Acceptance of Terms and Conditions. The Committee may condition the grant, vesting, exercisability or other full enjoyment of any Award under the Plan on the Participant’s acceptance of all the terms and conditions thereto on the timeframe specified by, and in such form as is acceptable to, the Committee.

(h) Governing Law. Except as otherwise provided herein or by the express terms of an Award, the provisions of the Plan and of Awards and the rights and obligations of the Company, Subsidiaries and Participants hereunder and thereunder shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or any rule that would result in the application of the domestic substantive laws of any other jurisdiction. Any legal action related to the Plan or an Award shall be brought only in a federal or state court located in the Commonwealth of Massachusetts.

SECTION 14. DEFINITIONS.

The following terms shall be defined as set forth below:

(a) “Account” means a bookkeeping account established and maintained under Section 7(e) in the name of each Eligible Director to which Annual Deferred Stock Awards, Additional Deferred Stock Awards, and Dividend Awards are credited hereunder.

(b) “Act” means the Securities Exchange Act of 1934.

(c) “Additional Deferred Stock Award” means an Award granted to an Eligible Director pursuant to Section 7(e)(v).

(d) “Annual Deferred Stock Award” means an Award granted to an Eligible Director pursuant to Section 7(e)(iv).

(e) “Annual Meeting” shall mean the annual meeting of stockholders of the Company.

(f) “Approved Performance Criteria” means one or more objectively determinable measures of performance relating to any one or any combination of the following business criteria (measured on an absolute basis or relative to one or more comparators, including one or more companies or indices, and determined on a consolidated, divisional, line of business, project, geographical or area of executive’s responsibilities basis, or any combination thereof): (i) sales, revenues, or comparable store sales; (ii) assets, inventory levels, inventory turns, working capital, cash flow or expenses; (iii) earnings, profit, income, losses or margins, before or after deduction for all or any portion of interest, taxes, depreciation, amortization, rent, or such other items as the Committee may determine in a manner consistent with Section 162(m) of the Code, whether or not on a continuing operations and aggregate or per share basis, basic or diluted, before or after dividends; (iv) return on investment, capital, equity, assets, sales or revenues, or economic value added models or equivalent metrics; (v) market share, store openings or closings, customer service or satisfaction levels, or employee recruiting, retention or diversity; (vi) stock price, dividends, or total stockholder return, or credit ratings; or (vii) strategic plan implementations. The Committee may provide for automatic adjustments (in measures of achievement, amounts payable, or other award terms) to reflect objectively determinable events (for example, acquisitions, divestitures, extraordinary items, other unusual or non-recurring items and/or changes in accounting principles) that may affect the business criteria, any such adjustment to be established and administered in a manner consistent with the requirements for exempt performance-based compensation under Section 162(m) of the Code; provided, that nothing herein shall be construed as limiting the Committee’s authority to reduce or eliminate a Performance Award (including, without limitation, by restricting vesting under any such Award) that would otherwise be deemed to have been earned.

(g) “Award” or “Awards” except where referring to a particular category of grant under the Plan shall include Stock Options, SARs, Other Stock-based Awards and Performance Awards.

(h) “Board” means the Board of Directors of the Company.

(i) “Cause” means (i) as to any Participant who at the relevant time is party to an employment, severance, or similar agreement with the Company or a Subsidiary that contains a definition of “cause” (including any similar term used in connection with a for-cause involuntary termination), the definition set forth in such agreement, and (ii) in every other case, a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is directly harmful to the business or reputation of the Company or any Subsidiary. A termination for Cause shall also be deemed to have occurred in circumstances that in the sole determination of the Committee would have constituted grounds for the Participant’s employment to be terminated for Cause.

(j) “Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

(k) “Committee” means the Committee referred to in Section 2.

(l) “Company” means The TJX Companies, Inc.

(m) “Director” means a member of the Board.

(n) “Disability” means disability as determined in accordance with standards and procedures similar to those used under the Company’s long term disability program. The Committee shall have the authority to deem an inactive employee as having been terminated by reason of Disability.

(o) “Dividend Award” means an Award granted to an Eligible Director pursuant to Section 7(e)(vi).

(p) “Effective Date” is defined in Section 1.

(q) “Eligible Director” means a Director who is not employed (other than as a Director) by the Company or by any Subsidiary.

(r) “Fair Market Value” on any given date means the last sale price regular way at which Stock is traded on such date as reflected in the New York Stock Exchange Composite Index (or any successor index determined by the Committee) or, where applicable, the value of a share of Stock as determined by the Committee in accordance with the applicable provisions of the Code.

(s) “Full Value Award” means an Award other than a Stock Option or an SAR.

(t) “Independent Director” means a Director who is a Non-Employee Director, an Outside Director, and an “independent director” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual (or any successor rule) or under such other applicable standard as the New York Stock Exchange (or any successor exchange) may establish pursuant to its rule-making authority.

(u) “ISO” means a Stock Option intended to be and designated as an “incentive stock option” as defined in the Code.

(v) “Non-Employee Director” shall have the meaning set forth in Rule 16b-3(b)(3) promulgated under the Act, or any successor definition under the Act.

(w) “NSO” means any Stock Option that is not an ISO.

(x) “Normal Retirement” means retirement from active employment with the Company and its Subsidiaries at or after age 65 with at least five years of service for the Company and its Subsidiaries. For purposes of determining whether a retirement is a Normal Retirement, years of service shall be determined by the Committee; provided, that, except as otherwise provided by the Committee, periods of service for an entity prior to the date the entity becomes a Subsidiary will not be treated as service.

(y) “Other Stock-based Award” means an Award of one of the types described in Section 7.

(z) “Outside Director” means a member of the Board who is treated as an “outside director” for purposes of Section 162(m) of the Code.

(aa) “Participant” means a participant in the Plan.

(bb) “Performance Award” means an Award described in Section 8.

(cc) “Plan” is defined in Section 1.

(dd) “Restricted Stock” is defined in Section 7(a).

(ee) “SAR” means an Award described in Section 6(l).

(ff) “Stock Unit” is defined in Section 7(a).

(gg) “Share Limit” is defined in Section 3(a).

(hh) “Special Service Retirement” means retirement from active employment with the Company and its Subsidiaries (i) at or after age 60 with at least twenty years of service for the Company and its Subsidiaries, or (ii) at or after age 65 with at least ten years of service for the Company and its Subsidiaries. For purposes of determining whether a retirement is a Special Service Retirement, years of service shall be determined by the Committee; provided, that, except as otherwise provided by the Committee, periods of service for an entity prior to the date the entity becomes a Subsidiary will not be treated as service.

(ii) “Stock” means the Common Stock, $1.00 par value, of the Company, subject to adjustments pursuant to Section 3.

(jj) “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 6.

(kk) “Subsidiary” means any corporation or other entity (other than the Company) in an unbroken chain beginning with the Company if each of the entities (other than the last entity in the unbroken chain) owns stock or other interests possessing 50% or more of the total combined voting power of all classes of stock or other interest in one of the other corporations or other entities in the chain.

EXHIBIT A

DEFINITION OF “CHANGE OF CONTROL”

“Change of Control” shall mean the occurrence of any one of the following events:

(a) there occurs a change of control of the Company of a nature that would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K (as amended in 2004) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or in any other filing under the Exchange Act; provided, however, that if the Participant or a Participant Related Party is the Person or a member of a group constituting the Person acquiring control, a transaction shall not be deemed to be a Change of Control as to a Participant unless the Committee shall otherwise determine prior to such occurrence; or

(b) any Person other than the Company, any wholly-owned subsidiary of the Company, or any employee benefit plan of the Company or such a subsidiary becomes the owner of 20% or more of the Company’s Common Stock and thereafter individuals who were not directors of the Company prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute a majority of the Company’s Board of Directors; provided, however, that unless the Committee shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control as to a Participant if the Participant or a Participant Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or

(c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Company’s Board of Directors and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute a majority of the Company’s Board of Directors; or

(d) the Company executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in such agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of the Company when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that unless otherwise determined by the Committee, no transaction shall constitute a Change of Control as to a Participant if, immediately after such transaction, the Participant or any Participant Related Party shall own equity securities of any surviving corporation (“Surviving Entity”) having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of the Company owned by the Participant and any Participant Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of the Company immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as ownership of Common Stock); and provided, further, that, for purposes of this paragraph (d), if such agreement requires as a condition precedent approval by the Company’s shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until the acquisition, merger, or consolidation contemplated by such agreement is consummated (but immediately prior to the consummation of such acquisition, merger, or consolidation, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).

In addition, for purposes of this Exhibit A the following terms have the meanings set forth below:

“Common Stock” shall mean the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors of the Company shall expressly so determine in any future transaction or transactions.

A Person shall be deemed to be the “owner” of any Common Stock:

(i) of which such Person would be the “beneficial owner,” as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the “Commission”) under the Exchange Act, as in effect on March 1, 1989; or

(ii) of which such Person would be the “beneficial owner” for purposes of Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on March 1, 1989; or

(iii) which such Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on March 1, 1989) has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

“Person” shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on March 1, 1989.

A “Participant Related Party” shall mean, with respect to a Participant, any affiliate or associate of the Participant other than the Company or a Subsidiary of the Company. The terms “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term “registrant” in the definition of “associate” meaning, in this case, the Company).

Notwithstanding the foregoing, in any case where the occurrence of a Change of Control could affect the vesting of or payment under an Award subject to the requirements of Section 409A of the Code, the term “Change of Control” shall mean an occurrence that both (i) satisfies the requirements set forth above in this Exhibit A, and (ii) is a “change in control event” as that term is defined in the regulations under Section 409A of the Code.

THE TJX COMPANIES, INC.

STOCK INCENTIVE PLAN

(2013 Restatement)

First Amendment

Pursuant to Section 10 of The TJX Companies, Inc. Stock Incentive Plan (2013 Restatement) (the “Plan”), The TJX Companies, Inc. (the “Company”) by authorization of the Executive Compensation Committee of the Company’s Board of Directors hereby amends the Plan effective as of June 7, 2016 by replacing Section 7(e) of the Plan in its entirety with the following text:

“(e) Annual Deferred Stock Awards, Additional Deferred Stock Awards and Dividend Awards for Eligible Directors.

(i)	Accounts. The Company shall establish and maintain an Account in the name of each Eligible Director to which the Annual Deferred Stock Awards, Additional Deferred Stock Awards and Dividend Awards shall be credited.

(ii)	Annual Awards. On the date of each Annual Meeting, each Eligible Director who is elected a Director at such Annual Meeting shall automatically and without further action by the Board or Committee be granted an Annual Deferred Stock Award as provided in subsection (iv) and an Additional Deferred Stock Award as provided in subsection (v). On each date other than the date of an Annual Meeting on which an Eligible Director is first elected a Director by the Board, the Eligible Director then so elected shall automatically and without further action by the Board or Committee be granted a prorated Annual Deferred Stock Award as provided in subsection (iv) and a prorated Additional Deferred Stock Award as provided in subsection (v). The grant of each Annual Deferred Stock Award and Additional Deferred Stock Award shall entitle each recipient, automatically and without further action by the Board or the Committee, to Dividend Awards as provided in subsection (vi).

(iii)	Nature of Awards. Each Annual Deferred Stock Award, Additional Deferred Stock Award and Dividend Award shall be an Other Stock-based Award subject to the terms of this Plan and shall constitute an unfunded and unsecured promise of the Company to deliver in the future to such Eligible Director, without payment, the number of shares of Stock in the amounts and at the times hereinafter provided. The shares of Stock notionally credited to the Accounts of Eligible Directors shall be notional shares only and shall not entitle the Eligible Director to any voting rights, dividend or distribution or other rights except as expressly set forth herein. Nothing herein shall obligate the Company to issue or set aside shares of Stock, in trust or otherwise, to meet its contractual obligations hereunder.

(iv)	Annual Deferred Stock Award. In respect of each Annual Deferred Stock Award granted on the date of an Annual Meeting, the Company shall credit to each Eligible Director’s Account, effective as of the date of such Annual Meeting, the number of notional shares of Stock, including any fractional share, equal to $125,000 or such lesser dollar amount as may be determined by the Board divided by the Fair Market Value of a share of Stock on the date of such Annual Meeting. In respect of each Annual Deferred Stock Award granted on a date other than the date of an Annual Meeting, the Company shall credit to the Account of the Eligible Director first elected on such date the number of notional shares of Stock, including any fractional share, equal to (i) $125,000 or such lesser dollar amount as may be determined by the Board divided by the Fair Market Value of a share of Stock on the date of such first election multiplied by (ii) the quotient (not greater than one) obtained by dividing (A) the number of days starting with the date of such first election and ending on the day first preceding the anticipated date of the next Annual Meeting, by (B) 365.

(v)	Additional Deferred Stock Award. In addition to the Annual Deferred Stock Award, the Company shall credit to the Account of each Eligible Director, effective as of the date that any Annual Deferred Stock Award is credited to such Account, an Additional Deferred Stock Award covering the same number of shares as are covered by such Annual Deferred Stock Award determined in the same manner prescribed in subsection (iv) above.

(vi)	Dividend Awards. The Company shall credit (each such credit, a “Dividend Award”) the Account of each Eligible Director on the date of each Annual Meeting and on the date on which an Eligible

Director ceases to be a Director if not the date of an Annual Meeting with a number of notional shares of Stock, including any fractional share, equal to (i) plus (ii), divided by (iii), where:

(i)	is the product obtained by multiplying the number of shares then allocated to such Eligible Director’s Account (disregarding, for purposes of this clause (i), any shares credited to such Account since the date of the immediately preceding Annual Meeting) by the aggregate per-share amount of regular cash dividends for which the record date occurred since the date of the immediately preceding Annual Meeting;

(ii)	is the product obtained by multiplying the number of shares first credited to such Eligible Director’s Account since the date of the immediately preceding Annual Meeting but prior to the date of such Dividend Award by the aggregate per-share amount of regular cash dividends for which the record date occurred since the date that such shares were credited to such Account; and

(iii)	is the Fair Market Value of one share of Stock on the date of such Dividend Award.

(vii)	Vesting. Each Annual Deferred Stock Award, and any Dividend Awards in respect of Annual Deferred Stock Awards and/or vested Additional Deferred Stock Awards, shall vest immediately upon grant and be non-forfeitable. Unless earlier vested pursuant to Section 12, each Additional Deferred Stock Award shall vest and become non-forfeitable on the date immediately preceding the date of the Annual Meeting next succeeding the date of grant of such Award, provided, that the recipient is still a Director on such date. Upon termination of an Eligible Director’s service as a Director for any reason, the Eligible Director shall forfeit any then unvested Additional Deferred Stock Award (determined after taking into account any acceleration of vesting pursuant to Section 12).

(viii)	Delivery. The Company shall deliver to an Eligible Director (or a former Eligible Director) the number of shares of Stock, rounded up to the next full share, represented by notional shares of Stock credited to the Account of such Eligible Director in respect of Annual Deferred Stock Awards (including any Dividend Awards made in respect of such Annual Deferred Stock Awards) at the earlier of the following: (x) immediately prior to a Change of Control or (y) not later than sixty (60) days following the Eligible Director’s death or earlier separation from service (as determined under the regulations under Section 409A of the Code). With respect to any Additional Deferred Stock Award, absent an election to defer delivery of the shares of Stock subject to such Award pursuant to subsection (ix) below, the Company shall deliver to an Eligible Director the number of shares of Stock, rounded up to the next full share, represented by notional shares of Stock credited to the Account of such Eligible Director in respect of such Additional Deferred Stock Award (including any Dividend Awards made in respect of such Additional Deferred Stock Award) within sixty (60) days following the date of vesting pursuant to subsection (vii) above or, if earlier and if so provided in accordance with the terms of the applicable Award pursuant to Section 12, immediately prior to a Change of Control. In the event of a termination by reason of death, such shares of Stock shall be delivered to such beneficiary or beneficiaries designated by the Eligible Director in writing in such form, and delivered prior to his or her death to such person at the Company, as specified by the Company or, in the absence of such a designation, to the legal representative of Eligible Director’s estate.

(ix)	Deferral of Delivery of Additional Deferred Stock Awards. By filing a written notice to the Company in such form, and delivered to such person at the Company, as specified by the Company, an Eligible Director may irrevocably elect to defer receipt of the delivery of shares of Stock representing all or a portion of the notional shares of Stock subject to any Additional Deferred Stock Award (including any Dividend Awards made in respect of such notional shares) such that those shares are delivered as soon as practicable and in all events within sixty (60) days following the Eligible Director’s death or earlier separation from service (as determined under the regulations under Section 409A of the Code); except that if so provided in accordance with the terms of the applicable Award, such shares shall instead be delivered immediately prior to any earlier occurrence of a Change of Control . Any election made pursuant to this subsection (ix) must be submitted with respect to any Additional Deferred Stock Award (A) in the case of the Additional Deferred Stock Award granted on the date an Eligible Director is first elected as a Director, no later than 30 days after the date of such Eligible Director’s election to the Board or (B) in the case of any other Additional Deferred Stock Award, no later than December 31 of the calendar year preceding the calendar year in which such Award is granted, or (C) at such other time as is necessary to satisfy the requirements of Section 409A of the Code, as determined by the Committee.”

THE TJX COMPANIES, INC.

STOCK INCENTIVE PLAN

(2013 Restatement)

Second Amendment

Pursuant to Section 10 of The TJX Companies, Inc. Stock Incentive Plan (2013 Restatement) (the “Plan”), The TJX Companies, Inc. (the “Company”) by authorization of the Executive Compensation Committee of the Company’s Board of Directors hereby amends the Plan effective as of January 29, 2017 by replacing Section 13(d) of the Plan in its entirety with the following text:

“(d) Tax Withholding, etc. Each Participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the Participant for U.S. Federal or other income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any national, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes, or other legally or contractually required withholdings, from any payment of any kind otherwise due to the Participant. The Company may withhold or otherwise administer the Plan to comply with tax obligations under any applicable foreign laws.

The Committee may provide, in respect of any transfer of Stock under an Award, that if and to the extent withholding of any national, state or local tax is required in respect of such transfer or vesting, the Participant may elect, at such time and in such manner as the Committee shall prescribe, to (i) surrender to the Company Stock not then subject to restrictions under any Company plan or (ii) have the Company hold back from the transfer or vesting Stock having a value calculated to satisfy such withholding obligation. In no event shall Stock be surrendered under clause (i) or held back by the Company under clause (ii) in excess of the maximum withholding amount consistent with the Award’s being subject to equity accounting treatment under applicable accounting principles (including FASB ASC Topic 718 or any successor provision).

Except as otherwise expressly provided by the Committee in any case, all Awards under the Plan that are not exempt from the requirements of Section 409A of the Code shall be construed to comply with the requirements of Section 409A of the Code and any discretionary authority of the Committee or the Company with respect to an Award that is intended to be exempt from or in compliance with the requirements of Section 409A of the Code shall be exercised in a manner that is consistent with such intent. Notwithstanding the foregoing, neither the Company nor any Subsidiary, nor any officer, director or employee of the Company or any Subsidiary, nor the Board or the Committee or any member of either, shall be liable to the Participant or any beneficiary of a Participant by reason of any additional tax (whether or not under Section 409A of the Code), including any interest or penalty, or any other adverse tax or other consequence (A) resulting from any exercise of discretion or other action or failure to act by any of the Company, any Subsidiary, any such officer, director or employee, or the Board or the Committee, including without limitation, any acceleration of vesting under Section 6(b), settlement of a Stock Option under Section 6(f) or acceleration, waiver or amendment of an Award under Section 7(c) or 8(f), or (B) by reason of the failure of an Award to qualify for an exemption from, or to comply with the requirements of, Section 409A of the Code, or for any cost or expense incurred in connection with any action by any taxing authority related to any of the foregoing.”

APPENDIX C

THE TJX COMPANIES, INC.

MANAGEMENT INCENTIVE PLAN

AND

LONG RANGE PERFORMANCE INCENTIVE PLAN

(2013 Restatement)

C

The TJX Companies, Inc. Management Incentive Plan

and

The TJX Companies, Inc. Long Range Performance Incentive Plan

(2013 Restatement)

This document sets forth the governing terms of two incentive plans maintained by The TJX Companies, Inc. (“TJX”): The TJX Companies, Inc. Management Incentive Plan (“MIP”) and The TJX Companies, Inc. Long Range Performance Incentive Plan (“LRPIP”) (together, the “Plans”). The Plans have been established to advance the interests of TJX by providing for the grant of Awards to eligible employees of TJX and its subsidiaries (the “Employer”). The Plans are intended to permit Awards that qualify for exemption from the tax deductibility limits imposed by Section 162(m) of the Internal Revenue Code (including the regulations thereunder, “Section 162(m)”) (such exemption, the “Section 162(m) Exemption”), to the extent applicable. This document is an amendment and restatement of each of the Plans, and references to “Plan” or “Plans” herein shall be deemed to apply to each of MIP and LRPIP, to the extent applicable.

I. Administration. The Plans are administered by the Executive Compensation Committee of TJX’s Board of Directors (the “Committee”). The Committee has the authority, in its sole discretion, to administer all aspects of the Plans, to construe and interpret provisions of the Plans, to determine all questions arising in connection with the Plans, and to adopt such rules for Plan administration as it may deem necessary or desirable, and references herein to a determination or other action by the Committee are to be construed as a reference to the Committee’s discretionary discharge of such authority. Plan-related determinations by the Committee are conclusive and binding on all parties. Subject to the Section 162(m) Exemption requirements in the case of Section 162(m) Awards, the Committee may delegate to other persons such duties, powers and responsibilities as it deems appropriate, and references to “Committee” herein are to be construed to include any such person to the extent of such delegation.

II. Eligibility; Participants. Executive officers and other key employees of the Employer are eligible to be considered for participation in the Plans. The Committee will select, from among those eligible, the persons who will from time to time participate in each Plan (each, a “Participant”).

III. Awards. The term “Award” as used in the Plans means a MIP or LRPIP award opportunity granted to a Participant with respect to a specified performance period (each, a “Performance Period”). Except as otherwise determined by the Committee in the case of any Award, (i) the Performance Period for a MIP Award will consist of a single fiscal year of TJX (a “Fiscal Year”), and (ii) the Performance Period for an LRPIP Award will consist of a cycle of two or more consecutive Fiscal Years (a “Cycle”) (which Cycle, unless otherwise provided by the Committee, shall be three consecutive Fiscal Years).

IV. Grant of Awards. The Committee will establish the following with respect to each Award: (a) the applicable Performance Goal or Goals; (b) the amount or amounts that will be payable (subject to adjustment in accordance with Section V and VI) if the Performance Goal or Goals are achieved; and (c) such other terms and conditions as the Committee deems appropriate. For Section 162(m) Awards, the Committee will take these actions in a manner that is consistent with the “preestablishment” and other Section 162(m) Exemption requirements. A Participant who is granted an Award will be entitled to a payment, if any, under the Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award. A Participant who accepts (or, under such rules as the Committee may prescribe, is deemed to have accepted) an Award is deemed thereby to have agreed to the terms of the Award and the Plan.

V. Performance Goals. As used in the Plan, “Performance Goal” means a specified criterion, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting, payment or full enjoyment of an Award. A Performance Goal need not be based upon an increase or positive result. For Section 162(m) Awards, a Performance Goal will be one or more objectively determinable measures of performance relating to any one or any combination of the following business criteria (measured on an absolute basis or relative to one or more comparators, including one or more companies or indices, and determined on a consolidated, divisional, line of business, project, geographical or area of executive’s responsibilities basis, or any combination thereof): (i) sales, revenues, or comparable store sales; (ii) assets, inventory levels, inventory turns, working capital, cash flow or expenses; (iii) earnings, profit, income, losses or margins, before or after deduction for all or any portion of interest, taxes, depreciation, amortization, rent, or such other items as the Committee may determine at the time the Performance Goals are pre-established (within the meaning of Section 162(m)), whether or not on a continuing operations and aggregate or per share basis, basic or diluted, before or after dividends; (iv) return on investment, capital, equity, assets, sales or revenues, or economic value added models or equivalent metrics; (v) market share, store openings or closings, customer service or satisfaction levels, or employee recruiting, retention or diversity; (vi) stock price, dividends, or total shareholder return, or credit ratings; or (vii) strategic plan implementations. In connection with the establishment of Section 162(m) Award terms under Section IV, the Committee may provide for automatic adjustments (in measures of achievement, amounts payable, or other award terms) to reflect objectively determinable events (for example, acquisitions, divestitures, extraordinary items, other unusual or non-recurring items and/or changes in accounting principles) that may affect the business criteria, any such adjustment to be established and administered in a manner consistent with the Section 162(m) Exemption requirements.

VI. Certification of Performance Results; Determination of Amounts Payable.

(a) In General. As soon as practicable after the close of a Performance Period, the Committee will determine whether and to what extent, if at all, the Performance Goal or Goals applicable to each Award granted for the Performance Period have been satisfied and, in the case of Section 162(m) Awards, will take such steps as it deems necessary or appropriate to satisfy the certification requirement for Section 162(m) Exemption prior to any payment under the Award. The Committee may at any time (i) reduce (including to zero) the actual payment, if any, to be made under an Award, or (ii) in the case of an Award other than a Section 162(m) Award, increase the actual amount payable under the Award.

(b) Special Rules. Notwithstanding subsection (a), but subject to Section 162(m) Exemption requirements for Section 162(m) Awards, the Committee may take such actions with respect to some or all Awards as it determines to be necessary or advisable to establish the Employer’s obligation under such Awards prior to the end of a Fiscal Year for tax deductibility purposes.

(c) No Requirement of Similar Treatment. For the avoidance of doubt, the Committee need not treat similar Awards or similarly situated Participants the same for purposes of this Section VI.

VII. Payment under Awards. Unless deferred, where available, under an applicable deferred compensation plan or arrangement of the Employer, each Plan payment will be made in cash as soon as practicable after the close of the relevant Performance Period and not later than two and one-half (2 1⁄2) months after the later of the end of the calendar year or end of the Fiscal Year in which such Performance Period ends (or otherwise in accordance with such alternative payment schedule, in the event of death, disability or other special circumstances, as may be established by the Committee under the Plans consistent with the requirements of, or requirements for exemption from, Section 409A of the Internal Revenue Code (including the regulations thereunder, “Section 409A”)). For any amount deferred with respect to a Section 162(m) Award, no adjustment for interest or other earnings shall be made except as permitted under the Section 162(m) Exemption.

VIII. Payment Limits. The maximum amount payable to any Participant under MIP for any Fiscal Year, and the maximum amount payable to any Participant under LRPIP in the aggregate with respect to all Cycles commencing in a single Fiscal Year, is $5,000,000, increased by 5% per year starting with the Fiscal Year ending February 1, 2014. For the avoidance of doubt, the preceding sentence is to be applied without regard to any deferrals of Award payments or earnings thereon (determined, in the case of a Section 162(m) Award, in a manner consistent with the Section 162(m) Exemption).

IX. Withholding. All payments under the Plans are subject to reduction for applicable tax and other legally or contractually required withholdings.

X. Amendment and Termination. The Committee may amend the Plans or either of them at any time and from time to time and may terminate the Plans or either of them at any time.

Notwithstanding any provision of the Plans, the Committee may at any time adopt such modifications, procedures, subplans and Award terms as it determines to be necessary or desirable to comply with the laws or regulatory requirements of foreign countries or to facilitate Plan administration with respect to Participants performing services in such countries, consistent with the objectives of the applicable Plan or Plans.

XI. Miscellaneous.

(a) Section 162(m) Awards. For purposes of the Plans, “Section 162(m) Award” means an Award that as of the relevant time or times (as determined by the Committee) is treated by the Committee as an Award intended to qualify for the Section 162(m) Exemption. For the avoidance of doubt, the Committee may treat any Award as a Section 162(m) Award until such time, if any, as it determines otherwise (for example, but without limitation, in connection with a determination that the holder of the Award is not likely to be, as of the relevant time, a covered employee within the meaning of Section 162(m)). In the case of any Section 162(m) Award, the Plan and such Award will be construed and administered in a manner consistent with qualifying the Award for the Section 162(m) Exemption, notwithstanding anything to the contrary in the Plan. In the event the Committee reasonably anticipates that Section 162(m) limits on deductibility will apply to any Award, the Committee may delay payment with respect to the Award to the extent permitted by Section 409A.

(b) Section 409A of the Internal Revenue Code. Award payments are intended to qualify for exemption from the requirements of, or otherwise comply with, Section 409A, but the Employer will not be liable for any adverse tax or other consequences to a Participant in connection with any failure or alleged failure to comply with Section 409A or an exemption therefrom.

(c) No Guarantees; No Employment Rights; No Funding. No person will have any claim or right to be granted an Award, nor will the selection for participation in a Plan for any Performance Period be construed as giving a Participant the right to participate with respect to any other Award under either Plan or as affecting the rights and powers of the Employer to terminate, or alter the terms of, the Participant’s employment. The loss of an Award will not constitute an element of damages in any claim that may be brought against the Employer. Awards represent an unfunded and conditional obligation of the Employer, and nothing herein or under any Award is to be construed as requiring the Employer to establish a trust or otherwise to set aside assets to help it satisfy any such obligation. The Employer will not be liable for any adverse tax or other consequences to a Participant that may arise in connection with the grant, payment, forfeiture or recovery of an Award.

(d) Treatment of Award Upon Termination of Employment. Subject to such exceptions as the Committee may determine (any such exceptions to be consistent with Section 162(m) Exemption requirements in the case of
Section 162(m) Awards), and subject to the terms of any applicable employment or severance agreement or plan, a Participant will forfeit all rights under an Award (i) if he or she does not remain employed by the Employer through the end of the applicable Performance Period, or (ii) if he or she is terminated for cause (as determined by the Committee) at any time prior to payment. The Committee shall have the authority to treat any termination as a termination for cause if determines that such termination occurred in circumstances that would have constituted grounds for a termination for cause.

(e) Payments Upon Death; Other Transfers. Amounts payable under the Plans upon or following the death of a Participant, if any, will be paid to the Participant’s beneficiary or estate in accordance with such rules as may be established from time to time by the Committee. Except as provided in the preceding sentence or as required by law, no purported transfer or assignment of a Participant’s rights or interests under the Plans will be permitted or recognized.

(f) Change of Control. The Committee will determine the effects, if any, that a corporate merger, consolidation, sale of stock or assets or similar transaction affecting TJX may have on outstanding Awards, subject to the terms of any applicable employment or change of control agreement or plan and consistent with Section 162(m) Exemption requirements in the case of Section 162(m) Awards.

(g) Applicable Law. The Plans will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict-of-laws provisions.

(h) Effective Date. This 2013 Restatement of MIP and LRPIP is effective as of April 1, 2013 (“the Effective Date”), including for all outstanding Awards granted on or before the Effective Date. The material terms of performance goals (within the meaning of Section 162(m)) set forth in this 2013 Restatement were approved by TJX shareholders on June 13, 2012.

DIRECTIONS TO THE TJX ANNUAL MEETING

Courtyard Marriott

342 Speen Street

Natick, Massachusetts 01760

(508) 655-6100

From Exit 13 on the Massachusetts Turnpike

Bear left on the exit ramp across an overpass and onto Route 30 East / Cochituate Road toward Natick. At the first set of traffic lights, turn right onto Speen Street. The Courtyard Marriott is on the right.

From Logan International Airport (From the East)

Leaving the Airport, follow the signs for the Massachusetts Turnpike West (I-90W). Follow the Massachusetts Turnpike West for approximately 20 miles to exit 13 (Framingham/Natick). Follow the directions above for From Exit 13 on the Massachusetts Turnpike.

From the West

Take the Massachusetts Turnpike East (I-90E) to exit 13 (Framingham/Natick). Follow the directions above for From Exit 13 on the Massachusetts Turnpike.

From the North

Take I-95 South to exit 25 (Massachusetts Turnpike I-90). Take the Massachusetts Turnpike West (I-90W) for approximately 6.5 miles to exit 13 (Framingham/Natick). Follow the directions above for From Exit 13 on the Massachusetts Turnpike.

From the South

Take I-95 North to exit 25 (Massachusetts Turnpike). Take the Massachusetts Turnpike West (I-90W) for approximately 6.5 miles to exit 13 (Framingham/Natick). Follow the directions above for From Exit 13 on the Massachusetts Turnpike.

Parking

The Courtyard Marriott offers free on-site parking.

IMPORTANT ANNUAL MEETING INFORMATION

Mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies for record holders submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on June 6, 2017. See reverse for more information.

Vote by Internet
• Go to www.envisionreports.com/TJX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE OF THIS CARD, AND DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Management Proposals

The Board recommends a vote FOR each of the nominees:												+
1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Zein Abdalla	☐	☐	☐	02 - José B. Alvarez	☐	☐	☐	03 - Alan M. Bennett	☐	☐	☐
04 - David T. Ching	☐	☐	☐	05 - Ernie Herrman	☐	☐	☐	06 - Michael F. Hines	☐	☐	☐
07 - Amy B. Lane	☐	☐	☐	08 - Carol Meyrowitz	☐	☐	☐	09 - Jackwyn L. Nemerov	☐	☐	☐
10 - John F. O’Brien	☐	☐	☐	11 - Willow B. Shire	☐	☐	☐

The Board recommends a vote FOR Proposals 2, 3, 4, and 5 and for every ONE YEAR on Proposal 6:

		For	Against	Abstain		For	Against	Abstain
2. Ratification of appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2018		☐	☐	☐	3. Reapproval of material terms of performance goals under the stock incentive plan	☐	☐	☐
		For	Against	Abstain		For	Against	Abstain
4. Reapproval of material terms of performance goals under the cash incentive plans		☐	☐	☐	5. Advisory approval of TJX’s executive compensation (the say-on-pay vote)	☐	☐	☐

6. Advisory approval of the frequency of TJX’s say- on-pay votes	One Year	Two Years	Three Years	Abstain
	☐	☐	☐	☐

B	Shareholder Proposals

The Board recommends a vote AGAINST Proposals 7, 8, 9, and 10:

		For	Against	Abstain			For	Against	Abstain
7.	Shareholder proposal for inclusion of diversity as a CEO performance measure	☐	☐	☐	8.	Shareholder proposal for a review and summary report on executive compensation policies	☐	☐	☐

9.	Shareholder proposal for a report on compensation disparities based on race, gender, or ethnicity	☐	☐	☐	10.	Shareholder proposal for a report on net-zero greenhouse gas emissions	☐	☐	☐

1 P C F	Ê

02LDYC

The TJX Companies, Inc.

2017 Annual Meeting of Shareholders

Tuesday, June 6, 2017, 8:00 a.m. Eastern Daylight Time

Courtyard Marriott

342 Speen Street

Natick, Massachusetts 01760

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. You can view the Annual Report and Proxy Statement on the Internet at: www.envisionreports.com/TJX

Your vote is important. Please vote by Internet, by telephone, or by mail.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE VOTE, DATE AND SIGN BELOW, FOLD ALONG THE PERFORATION, AND DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — THE TJX COMPANIES, INC.	+

2017 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting - June 6, 2017

Ernie Herrman, Scott Goldenberg, and Mary B. Reynolds, or any of them, each with the full power of substitution, are hereby authorized as Proxies to represent and vote the shares of the undersigned with respect to all of the matters indicated on the reverse side of this card and any other matters which may properly come before the Annual Meeting, with all the powers which the undersigned would possess if personally present, at the 2017 Annual Meeting of Shareholders of The TJX Companies, Inc. to be held at the Courtyard Marriott, 342 Speen Street, Natick, Massachusetts 01760 on Tuesday, June 6, 2017 at 8:00 a.m. (Eastern Daylight Time), and at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the Proxies subject to the directions indicated by the shareholder on the reverse side of this card. If no directions are indicated, the Proxies will have authority to vote FOR each nominee; FOR Proposals 2, 3, 4, and 5; for every ONE YEAR on Proposal 6; and AGAINST Proposals 7, 8, 9, and 10. In their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any postponement or adjournment thereof.

However, if you are voting shares held in the TJX stock fund available through The TJX Companies, Inc. General Savings/Profit Sharing Plan, our U.S. 401(k) plan, or The TJX Companies, Inc. General Savings/Profit Sharing Plan (P.R.), our Puerto Rico savings plan (collectively, “plan shares”), your plan shares will be voted by the plan trustee in accordance with your instructions. Your voting instructions must be received by 11:59 p.m. Eastern Daylight Time, Thursday, June 1, 2017 to allow time for tabulation and voting. Please note that if your instructions are not received by this time, your plan shares will not be voted.

(Items to be voted appear on reverse side.)

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title to indicate the capacity in which you are signing.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

D	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

∎	IF VOTING BY MAIL, PLEASE COMPLETE BOTH SIDES OF THIS CARD.	+